                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-90359

PROSPECTUS

EXCHANGE OFFER FOR

$400,000,000

                                                                          [LOGO]

12% SENIOR SUBORDINATED NOTES DUE 2009 OF

SCG HOLDING CORPORATION AND
SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC
  GUARANTEED BY
SCG (MALAYSIA SMP) HOLDING CORPORATION,
SCG (CHINA) HOLDING CORPORATION,
SCG (CZECH) HOLDING CORPORATION,
SEMICONDUCTOR COMPONENTS INDUSTRIES PUERTO RICO, INC.
AND SCG INTERNATIONAL DEVELOPMENT, LLC

                          TERMS OF THE EXCHANGE OFFER

- We are offering to exchange the notes that we sold in private and offshore offerings for new registered exchange notes.

- The exchange offer expires at 5:00 p.m., New York City time on March 2, 2000 unless extended.

- Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

- All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

- We believe that the exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

- We will not receive any proceeds from the exchange offer.

- The terms of the notes to be issued are identical to the outstanding notes, except for the transfer restrictions and registration rights relating to the outstanding notes.

    INVESTING IN THE NOTES ISSUED IN THE EXCHANGE OFFER INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

    WE ARE NOT MAKING AN OFFER TO EXCHANGE NOTES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February 1, 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................       1

Risk Factors................................................       8

The Exchange Offer..........................................      22

Use of Proceeds.............................................      32

Selected Historical Financial Data..........................      33

Unaudited Pro Forma Financial Data..........................      35

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      41

Industry....................................................      54

Business....................................................      58

Management..................................................      76

Ownership of Capital Stock..................................      84

Relationships and Related Transactions......................      88

Description of Other Indebtedness...........................      89

Description of Exchange Notes...............................      91

Exchange Offer and Registration Rights Agreement............     138

Book-Entry, Delivery and Form...............................     141

U.S. Federal Income Tax Considerations......................     144

Plan of Distribution........................................     146

Legal Matters...............................................     146

Experts.....................................................     146

Glossary....................................................     147

Index to Financial Statements...............................     F-1

                               PROSPECTUS SUMMARY

    The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety.

                            SCG HOLDING CORPORATION

    SCG Holding Corporation, together with its subsidiaries, is one of the largest independent suppliers of semiconductor components in the world. Formerly known as the Semiconductor Components Group of the Semiconductor Products Sector of Motorola, Inc., we recently became an independent company as a result of our August 1999 recapitalization, which is described below.

    We have recently begun marketing our products under our new trade name, ON Semiconductor-TM-.

    The chart below illustrates the ownership and structure of our company and shows each of our wholly-owned direct and indirect subsidiaries, including foreign joint ventures in which we have a substantial interest.

                             [ORGANIZATIONAL CHART]

                              THE RECAPITALIZATION

    Immediately prior to its August 4, 1999 recapitalization, SCG Holding Corporation was a wholly-owned subsidiary of Motorola. SCG Holding held, and continues to hold, through direct and indirect subsidiaries, substantially all of the assets and operations of the Semiconductor Components Group of Motorola's Semiconductor Products Sector.

    The recapitalization comprised several transactions, the most significant of which were the following. An affiliate of Texas Pacific Group purchased common shares of SCG Holding Corporation from Motorola for $337.5 million. Semiconductor Components Industries, LLC, SCG Holding's primary domestic operating subsidiary, borrowed $740.5 million under senior secured bank facilities. SCG Holding and Semiconductor Components issued $400 million of the initial notes, which are the subject of the exchange offer described in this prospectus. Semiconductor Components issued a $91 million junior subordinated note to Motorola. SCG Holding issued mandatorily redeemable preferred stock with a total initial liquidation preference of $209 million to Motorola and Texas Pacific Group's affiliate. SCG Holding redeemed common stock held by Motorola for a total of approximately $952 million.

    As a result of this recapitalization, Texas Pacific Group's affiliate now owns approximately 91%, and Motorola owns approximately 9%, of the voting common stock of SCG Holding. Motorola agreed to provide transition and manufacturing services to SCG Holding in order to facilitate its transition into a stand-alone company independent of Motorola.

                               THE EXCHANGE OFFER

    On August 4, 1999, we issued $400,000,000 aggregate principal amount of 12% Senior Subordinated Notes due 2009 to Chase Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Brothers Inc. in private and offshore offerings. These initial purchasers sold the notes to institutional investors and non-U.S. persons in transactions exempt from the registration requirements of the Securities Act of 1933. The notes are guaranteed by all five of our domestic subsidiaries: SCG (Malaysia SMP) Holding Corporation, SCG (China) Holding Corporation, SCG (Czech) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc. and SCG International Development, LLC.

EXCHANGE OFFER AND REGISTRATION RIGHTS AGREEMENT

    When we issued the initial notes, we entered into an Exchange Offer and Registration Rights Agreement in which we agreed, among other things, to use our best efforts to complete the exchange offer for the initial notes on or prior to March 1, 2000.

THE EXCHANGE OFFER

    Under the terms of the exchange offer, you are entitled to exchange the initial notes for registered exchange notes with substantially identical terms. You should read the discussion under the heading "Description of Exchange Notes" for further information regarding the exchange notes. As of this date, there are $400,000,000 aggregate principal amount of the initial notes outstanding. The initial notes may be tendered only in integral multiples of $1,000.

RESALE OF EXCHANGE NOTES

    We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

    - you are acquiring the exchange notes in the ordinary course of your business,

    - you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes and

    - you are not an "affiliate" of ours.

    If any of the foregoing are not true and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

    If you are a broker-dealer and receive exchange notes for your own account in exchange for initial notes that you acquired as a result of market making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the exchange notes.

CONSEQUENCES OF FAILURE TO EXCHANGE INITIAL NOTES

    If you do not exchange your initial notes for exchange notes, you will no longer be able to force us to register the initial notes under the Securities Act. In addition, you will not be able to offer or sell the initial notes unless:

    - the offer or sale is registered under the Securities Act or

    - you offer or sell them under an exemption from the requirements of, or in a transaction not subject to, the Securities Act.

EXPIRATION DATE

    The exchange offer will expire at 5:00 p.m., New York City time, on March 2, 2000 unless we decide to extend the expiration date.

INTEREST ON THE EXCHANGE NOTES

    The exchange notes will accrue interest at 12% per year, beginning on the last date we paid interest on the initial notes you exchanged. We will pay interest on the exchange notes on February 1 and August 1 of each year through the maturity date of August 1, 2009.

PROCEDURES FOR TENDERING INITIAL NOTES

    If you wish to accept the exchange offer, you must:

    - complete, sign and date the letter of transmittal or a facsimile of it and

    - send the letter of transmittal accompanying this prospectus and all other documents required by it, including the initial notes to be exchanged, to State Street Bank and Trust Company, as exchange agent. Alternatively, you can tender your initial notes by following the procedures for book-entry transfer described in this prospectus.

WITHDRAWAL RIGHTS

    You may withdraw the tender of your initial notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent by 5:00 p.m., New York City time, on the expiration date.

ACCEPTANCE OF INITIAL NOTES AND DELIVERY OF EXCHANGE NOTES

    If all of the conditions to the exchange offer are satisfied or waived, we will accept any and all initial notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. We will deliver the exchange notes promptly after the expiration date.

TAX CONSIDERATIONS

    We believe that the exchange of initial notes for exchange notes will not be a taxable exchange for federal income tax purposes. You should consult your tax adviser about the tax consequences of this exchange as they apply to your individual circumstances.

EXCHANGE AGENT

    State Street Bank and Trust Company is serving as exchange agent for the exchange offer.

FEES AND EXPENSES

    We will bear all expenses related to consummating the exchange offer and complying with the Exchange Offer and Registration Rights Agreement.

                         DESCRIPTION OF EXCHANGE NOTES

ISSUERS

    SCG Holding Corporation and Semiconductor Components Industries, LLC.

NOTES OFFERED

    $400,000,000 aggregate principal amount of 12% Senior Subordinated Notes due 2009. The form and terms of the exchange notes are the same as the form and terms of the initial notes, except that the offering and distribution of the exchange notes have been registered under the Securities Act. Therefore, the exchange notes will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act. The exchange notes will evidence the same debt as the initial notes and both the initial notes and the exchange notes are governed by the same indenture.

MATURITY

    August 1, 2009.

INTEREST PAYMENT DATES

    February 1 and August 1 of each year.

SINKING FUND

    None.

OPTIONAL REDEMPTION

    At any time on or after August 1, 2004, we may redeem some or all of the exchange notes at the redemption prices listed under the heading "Description of Exchange Notes--Optional Redemption." In addition, at any time and from time to time prior to August 1, 2002, we may redeem up to $140,000,000 of the aggregate principal amount of the exchange notes with the proceeds of public offerings of equity in our company.

CHANGE OF CONTROL

    Upon a change of control, you will have the right to require us to repurchase all or a portion of your exchange notes at a price in cash equal to 101% of their original aggregate principal amount, together with accrued and unpaid interest and liquidated damages, if any, to the date of repurchase.

EXCHANGE NOTE GUARANTEES

    Some of our subsidiaries will guarantee the exchange notes. If we cannot make payments on the exchange notes when they are due, the guarantor subsidiaries are obligated to make them.

RANKING

    The exchange notes will be unsecured and subordinated in right of payment to all of our existing and future senior debt, including borrowings under our senior secured bank facilities. The exchange notes will rank equal in right of payment with all of our existing and future senior subordinated debt and senior in right of payment to all of our existing and future subordinated debt.

    The exchange note guarantees will be unsecured and subordinated in right of payment to all existing and future senior debt of the exchange note guarantors, including all guarantees of the exchange note guarantors under our senior bank facilities. The exchange note guarantees will rank equal in right of payment with all existing and future senior subordinated debt of the exchange note guarantors and senior in right of payment to all existing and future subordinated debt of the exchange note guarantors.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the issuance of the exchange notes.

                           FORWARD-LOOKING STATEMENTS

    Information contained in this prospectus, such as information with respect to our plans and strategy for our business and its financing, includes forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

                           PRINCIPAL EXECUTIVE OFFICE

    Our headquarters are located at 5005 E. McDowell Road, Phoenix, Arizona 85008 and our telephone number is (602) 244-6600.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act relating to the exchange offer. This prospectus does not contain all of the information included in the registration statement. We have filed agreements and other documents as exhibits to the registration statement. Statements regarding these agreements and other documents are qualified by reference to the actual documents.

    Following the exchange offer, we will be required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. In addition, the indenture governing the exchange notes requires us to deliver to you, or to State Street Bank and Trust Company for forwarding to you, copies of all reports that we file with the SEC. We will also furnish such other reports as we may determine or as the law requires.

    You may read and copy the registration statement, including the exhibits thereto, and any reports, statements or other information that we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings will also be available to the public on the SEC Internet site (http:// www.sec.gov).

    You should rely only on the information provided in this prospectus. No person has been authorized to provide you with different information. Neither Motorola nor any of its subsidiaries, nor Texas Pacific Group nor any of its affiliates is responsible for, or is making any representation to you concerning, our future performance or the accuracy or completeness of this prospectus.

    The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following table sets forth our summary historical and pro forma financial data for the periods indicated. We based this summary historical financial data on our audited historical combined financial statements for the fiscal years ended December 31, 1996, 1997 and 1998, our unaudited historical combined financial statements for the period January 1, 1999 through August 3, 1999 and our unaudited historical consolidated financial statements for the period from August 4, 1999 through October 2, 1999. See "Index to Financial Statements." The summary pro forma financial data are based on the Unaudited Pro Forma Financial Data for the fiscal year ended December 31, 1998 and the nine-month period ended October 2, 1999. We prepared the Unaudited Pro Forma Financial Data for the fiscal year ended December 31, 1998 and the nine-month period ended October 2, 1999 as if our recapitalization had taken place on the first day of the periods presented to show how our results of operations might have looked if we had been an independent company for the periods presented. Our fiscal year ends on December 31st of each year, and each of the first three fiscal quarters of each fiscal year ends on the Saturday closest to the calendar quarter-end. As a result, the nine-month period ended October 2, 1999 was longer than the nine-month period ended September 26, 1998. You should read this information in conjunction with the financial statements included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                HISTORICAL         HISTORICAL        PRO FORMA
                                     HISTORICAL               PRO FORMA       JANUARY 1, 1999    AUGUST 4, 1999     NINE MONTHS
                              YEARS ENDED DECEMBER 31,        YEAR ENDED          THROUGH            THROUGH           ENDED
                           ------------------------------    DECEMBER 31,        AUGUST 3,         OCTOBER 2,       OCTOBER 2,
                             1996       1997       1998          1998              1999               1999             1999
                           --------   --------   --------   --------------   -----------------   ---------------   -------------
                                                         (DOLLARS IN MILLIONS, EXCEPT FOR RATIOS)
STATEMENT OF INCOME
  INFORMATION:
REVENUES
  Net sales--trade
    (product revenues)...  $1,748.0   $1,815.3   $1,495.3      $1,472.6           $895.4             $301.0          $1,194.6
  Foundry sales(1).......        --         --         --         162.3               --               28.0             119.1
                           --------   --------   --------      --------           ------             ------          --------
  Total revenues.........   1,748.0    1,815.3    1,495.3       1,634.9            895.4              329.0           1,313.7
                           --------   --------   --------      --------           ------             ------          --------
DIRECT AND ALLOCATED
  COSTS AND EXPENSES:
  Cost of sales..........   1,128.8    1,112.3    1,060.0       1,201.9            620.3              241.6             951.5
  Research and
    development..........      71.7       65.7       67.5          38.4             34.3                6.9              27.7
  Selling and
    marketing............      94.4      110.7       92.4          92.4             39.0                8.8              47.8
  General and
    administrative.......     150.8      243.1      205.7         199.0             89.4               25.6             119.9
  Restructuring and other
    charges..............        --         --      189.8         189.8               --                6.4               6.4
                           --------   --------   --------      --------           ------             ------          --------
  Operating income
    (loss)...............     302.3      283.5     (120.1)        (86.6)           112.4               39.7             160.4
                           --------   --------   --------      --------           ------             ------          --------
OTHER INCOME (EXPENSES):
  Equity in earnings from
    joint ventures.......       2.4       (0.3)       5.7           5.7              2.4                0.7               3.1
  Interest expense(2)....     (15.0)     (11.7)     (19.8)       (132.5)            (9.1)             (22.6)            (99.9)
  Minority interest......        --       (1.5)      (2.1)         (2.1)            (0.9)              (0.4)             (1.3)
                           --------   --------   --------      --------           ------             ------          --------
  Other expenses, net....     (12.6)     (13.5)     (16.2)       (128.9)            (7.6)             (22.3)            (98.1)
                           --------   --------   --------      --------           ------             ------          --------
  Revenues less direct
    and allocated
    expenses before
    taxes................  $  289.7   $  270.0   $ (136.3)     $ (215.5)          $104.8               17.4          $   62.3
                           ========   ========   ========      ========           ======                             ========
Provision for income
  taxes..................                                                                             (14.9)
                                                                                                     ------
Net income...............                                                                            $  2.5
                                                                                                     ======
OTHER FINANCIAL
  INFORMATION:
  Depreciation and
    amortization.........  $  142.4   $  146.1   $  145.9      $  145.9           $ 81.5             $ 24.4          $  105.9
  Capital expenditures...     190.7      181.9      119.9         119.9             39.6               13.4              53.0

                                                                                HISTORICAL         HISTORICAL        PRO FORMA
                                     HISTORICAL               PRO FORMA       JANUARY 1, 1999    AUGUST 4, 1999     NINE MONTHS
                              YEARS ENDED DECEMBER 31,        YEAR ENDED          THROUGH            THROUGH           ENDED
                           ------------------------------    DECEMBER 31,        AUGUST 3,         OCTOBER 2,       OCTOBER 2,
                             1996       1997       1998          1998              1999               1999             1999
                           --------   --------   --------   --------------   -----------------   ---------------   -------------
                                                         (DOLLARS IN MILLIONS, EXCEPT FOR RATIOS)
SUPPLEMENTAL DATA:
  Adjusted EBITDA(3).....  $  447.1   $  429.3   $  221.3      $  254.8           $196.3             $ 71.2          $  275.8
  Pro forma cash interest
    expense..............                                         115.6                                                  87.9
  Cash flow from
    operating activities,
    excluding Motorola
    financing and
    taxes(4).............     424.0      331.6      169.0                          123.5                 --
  Cash flow used in
    investing
    activities(4)........    (190.7)    (181.9)    (119.9)                         (39.6)             (13.4)
  Net financing provided
    to Motorola(4).......     233.3      149.7       49.1                           83.9                 --
  Cash flow used in
    operating
    activities...........        --         --         --                             --               (3.3)
  Cash flow from
    financing
    activities...........        --         --         --                             --              119.6
  Ratio of pro forma
    Adjusted EBITDA to
    pro forma cash
    interest
    expense(5)...........                                           2.2x                                                 3.1x
  Ratio of pro forma
    earnings to pro forma
    fixed charges(6).....                                            --                                                  1.6x

------------------------------

(1) Foundry sales represent products manufactured for other divisions of Motorola's Semiconductor Products Sector. Historically, Motorola recorded these foundry sales as an offset to cost of sales at cost. We now record such sales in a manner consistent with other third-party sales. We and Motorola have agreed to continue providing manufacturing services to each other for limited periods of time following our recapitalization at fixed prices that are intended to approximate each party's cost of providing the services. Foundry sales increase both revenues and cost of sales in our unaudited pro forma combined financial statements.

(2) Historically, Motorola had net interest expense on a consolidated basis for all periods presented. Motorola allocated these amounts to its Semiconductor Products Sector and in turn its Semiconductor Products Sector allocated a portion of these amounts to us primarily on the basis of our net adjusted assets for the years ended December 31, 1996, 1997 and 1998.

(3) Adjusted EBITDA represents earnings before taxes on income, interest expense, depreciation and amortization, restructuring and other charges and minority interests. We are including Adjusted EBITDA data because we understand that some investors consider such information as an additional basis on which to evaluate our ability to pay interest, repay debt and make capital expenditures. Because all companies do not calculate Adjusted EBITDA identically, the presentation of Adjusted EBITDA herein is not necessarily comparable to similarly entitled measures of other companies. Adjusted EBITDA is not intended to represent, and should not be considered more meaningful than or an alternative to, measures of operating performance.

(4) Motorola's cash management system is not designed to track centralized cash and related financing transactions to the specific cash requirements of our business. In addition, Motorola's transaction systems are not designed to track receivables, liabilities, cash receipts and payments on a business-specific basis. Given these constraints, supplemental cash flow information is included in our audited historical combined financial statements and our unaudited historical combined financial statements to facilitate analysis of key components of cash flow activity. Net financing provided to Motorola does not necessarily represent our cash flows, or the timing of such flows, had we operated on a stand-alone basis.

(5) We have calculated our ratio of pro forma Adjusted EBITDA to pro forma cash interest expense using pro forma Adjusted EBITDA for the year ended December 31, 1998 and the nine-month period ended October 2, 1999, divided by the pro forma cash interest expense for each period, respectively.

(6) We have calculated our ratio of pro forma earnings to pro forma fixed charges as earnings, which are revenues less direct and allocated expenses before taxes and before adjustments for income or loss from equity investments and fixed charges, divided by fixed charges, which are expensed and capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense. The pro forma deficiency for 1998 of $206.4 million is primarily due to the charge recorded in June 1998 to cover one-time costs associated with a cost restructuring initiated in 1998.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE MAKING ANY DECISION TO INVEST IN THE NOTES.

RISKS ASSOCIATED WITH THE EXCHANGE OFFER AND THE NOTES

TRANSFER RESTRICTIONS--IF YOU DO NOT PARTICIPATE IN THE EXCHANGE OFFER, YOU WILL CONTINUE TO BE SUBJECT TO TRANSFER RESTRICTIONS.

    If you do not exchange your initial notes for exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your initial notes. We do not intend to register the initial notes under the Securities Act. To the extent initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes would be adversely affected. See "The Exchange Offer."

NO PRIOR MARKET--THERE IS NO PRIOR MARKET FOR THE EXCHANGE NOTES. IF ONE DEVELOPS, IT MAY NOT BE LIQUID.

    The exchange notes are new securities for which there currently is no market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through any automated quotation system. It is not certain that any market for the exchange notes will develop or that any such market would be liquid.

UNSECURED NOTES--BECAUSE THE NOTES ARE NOT SECURED, OUR ASSETS MAY BE INSUFFICIENT TO PAY AMOUNTS DUE ON YOUR NOTES.

    The exchange notes will be, and the initial notes are, unsecured senior subordinated obligations of our company, while indebtedness outstanding under our senior bank facilities is secured by substantially all of our assets and those of our subsidiary guarantors. In addition, we and some of our subsidiaries may incur other senior indebtedness, which may be substantial in amount, including secured indebtedness. See "--Additional Borrowing Capacity."

    Because the exchange notes will be, and the initial notes are, unsecured obligations, your right of repayment may be compromised in the following situations:

    - we or some of our subsidiaries enter into bankruptcy, liquidation, reorganization, or other winding-up;

    - there is a default in payment under our senior bank facilities or other secured indebtedness; or

    - there is an acceleration of any indebtedness under our senior bank facilities or other secured indebtedness.

If any of these events occurs, our assets and those of our subsidiary guarantors may not be sufficient to pay amounts due on any of the notes and the note guarantees.

FRAUDULENT CONVEYANCE--A COURT COULD VOID OR SUBORDINATE OUR OBLIGATIONS UNDER THE NOTES OR THE OBLIGATIONS OF A NOTE GUARANTOR IF IT FOUND THAT THOSE OBLIGATIONS WERE NOT PROPERLY INCURRED.

    Under federal or state fraudulent transfer laws, a court could take actions detrimental to you if it found that, at the time the initial notes or the guarantees of our subsidiaries were issued:

      - we or a note guarantor issued the initial notes or a note guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

      - we or a note guarantor received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the initial notes or the note guarantees and:

      - we or a note guarantor were insolvent or rendered insolvent by issuing the initial notes or the note guarantees; or

      - we or a note guarantor were engaged or about to engage in a business or transaction for which our assets were unreasonably small; or

      - we or a note guarantor intended to incur indebtedness beyond our ability to pay, or believed or should have believed that we would incur indebtedness beyond our ability to pay.

    If a court made this finding, it could:

    - void all or part of our obligations or a note guarantor's obligations to the holders of notes; or

    - subordinate our obligations or a note guarantor's obligations to the holders of notes to other indebtedness of ours or of the note guarantor.

    In that event, there would be no assurance that we could pay amounts due on the notes.

    Under fraudulent transfer statutes, it is not certain whether a court would determine that we or a note guarantor were insolvent on the date that the initial notes and note guarantees were issued. However, we or a note guarantor generally would be considered insolvent at the time we or the note guarantor incurred the debt constituting the initial notes or the note guarantees if:

    - the fair saleable value of the relevant assets was less than the amount required to pay our total existing debts and liabilities, including contingent liabilities, or those of a note guarantor, as they become absolute and mature; or

    - we or a note guarantor incurred debts beyond our or its ability to pay as such debts mature.

    To the extent a court voids a note guarantee of payment of the initial notes as a fraudulent conveyance or holds it unenforceable for any other reason, holders of exchange notes would cease to have any claim against the note guarantor. If a court allowed such a claim, the note guarantor's assets would be applied to the note guarantor's liabilities and preferred stock claims. We cannot assure you that a note guarantor's assets would be sufficient to satisfy the claims of the holders of exchange notes relating to any voided portions of any of the note guarantees.

LEGAL SUBORDINATION--IN THE EVENT OF A BANKRUPTCY, LIQUIDATION OR DISSOLUTION OF EITHER OF THE ISSUERS OR ANY NOTE GUARANTOR, THE ASSETS OF THE ISSUER OR GUARANTOR WILL NOT BE AVAILABLE TO PAY OBLIGATIONS TO YOU UNDER THE NOTES UNTIL THE ISSUER OR GUARANTOR HAS MADE ALL PAYMENTS ON ITS SENIOR INDEBTEDNESS.

    The exchange notes and the guarantees of the exchange notes will be, and the initial notes and the guarantees of the initial notes are, subordinated to the prior payment in full of all of our senior indebtedness and all of the senior indebtedness of the guarantors, respectively, including our senior bank facilities and any future senior indebtedness we or they incur. See "Description of Exchange Notes--Ranking."

    Because of the subordination provisions of the notes, in the event of the bankruptcy, liquidation or dissolution of either of the issuers or any note guarantor, the assets of the issuer or guarantor will not be available to pay obligations under the notes until the issuer or guarantor has made all payments on its senior indebtedness. We cannot assure you that sufficient assets will remain after all such payments have been made to make any payments on the notes, including payments of interest when due. The term "senior indebtedness" is defined in "Description of Exchange Notes--Ranking."

    As of October 2, 1999, the issuers had approximately $800.5 million of senior indebtedness (excluding unused commitments), all of which is secured. As of October 2, 1999, the note guarantors had no indebtedness other than intercompany indebtedness (excluding their note guarantees, guarantees under our senior bank facilities and trade payables and unused commitments).

STRUCTURAL SUBORDINATION--THE ASSETS AND EARNINGS OF OUR NON-GUARANTOR SUBSIDIARIES MIGHT NOT BE AVAILABLE TO SATISFY YOUR CLAIMS.

    SCG Holding Corporation conducts all, and Semiconductor Components Industries, LLC conducts a substantial portion, of their operations through their respective subsidiaries. Our foreign subsidiaries are not and are

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
unlikely to become guarantors of the notes. See "Description of Exchange Notes--Note Guarantees." Claims of creditors of these non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the issuers, including holders of the notes, even if the obligations of such subsidiaries do not constitute senior indebtedness.

    The ability of the issuers' and note guarantors' subsidiaries to pay dividends and make other payments to them may be restricted by, among other things, applicable corporate and other laws and regulations and agreements of the subsidiaries. Although the indenture relating to the notes limits the ability of subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, such limitations are subject to a number of significant qualifications and exceptions. See "Description of Exchange Notes--Indenture Covenants--Limitations on Restrictions on Distributions from Restricted Subsidiaries."

INABILITY TO REPURCHASE THE NOTES PRIOR TO MATURITY--BECAUSE OUR SENIOR BANK FACILITIES PROHIBIT US FROM REPURCHASING THE NOTES, A DEFAULT MAY BE TRIGGERED IF YOU EXERCISE YOUR RIGHT TO REQUIRE US TO REPURCHASE YOUR NOTES IN THE EVENT WE EXPERIENCE A CHANGE OF CONTROL OR MAKE ASSET SALES THAT DO NOT MEET SPECIFIED CONDITIONS.

    If we experience a change of control, you will have the right to require us to repurchase your notes at a purchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest. In addition, if we make asset sales that do not meet specified conditions, you will have the right to require us to repurchase some or all of your notes at a purchase price in cash equal to 100% of the principal amount of your notes plus accrued and unpaid interest. However, we are prohibited by our senior bank facilities from repurchasing any notes. Our senior bank facilities also provide that change of control events and asset sales that do not meet specified conditions constitute a default. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar restrictions or provisions.

    If we experience a change of control or make asset sales that do not meet specified conditions when we are prohibited from repurchasing notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance the borrowings that contain such a prohibition. In the event that we do not obtain such a consent and do not refinance such borrowings, we would remain prohibited from purchasing the notes. In such case, our failure to purchase tendered notes would constitute a default under the indenture relating to the notes, which, in turn, could result in amounts outstanding under our senior bank facilities and other senior indebtedness being declared due and payable. Any such declaration could have adverse consequences both to you and to us.

    In the event we experience a change of control or make asset sales that do not meet specified conditions, there can be no assurance that we would have sufficient assets to satisfy all of our obligations under our senior bank facilities and the notes. If a default occurs with respect to any senior indebtedness, the subordination provisions in the indenture would likely restrict payments to you. The provisions relating to a change of control included in the indenture may increase the difficulty of a potential acquiror obtaining control of us. See "Description of Other Indebtedness," "Description of Exchange Notes--Change of Control" and "Description of Exchange Notes--Indenture Covenants--Limitations on Sales of Assets and Subsidiary Stock."

RISKS ASSOCIATED WITH OUR BUSINESS

SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES AND OPERATE OUR BUSINESS.

    We are highly leveraged and have significant debt service obligations. As of October 2,

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
1999, we had total indebtedness of approximately $1,293.0 million (excluding unused commitments) and negative equity of approximately $284.9 million.

    Our substantial indebtedness could have important consequences to you, including the risks that:

    - we will be required to use a substantial portion of our cash flow from operations to pay principal and interest on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, product development efforts and strategic acquisitions;

    - our interest expense could increase if interest rates in general increase because a substantial portion of our debt will bear interest rates based on market rates;

    - our level of indebtedness will increase our vulnerability to general economic downturns and adverse industry conditions;

    - our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and the semiconductor components industry;

    - our indebtedness may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts and strategic acquisitions;

    - our level of indebtedness may prevent us from raising the funds necessary to repurchase all of the notes tendered to us upon the occurrence of a changes of control, which would constitute an event of default under the notes;

    - our substantial leverage could place us at a competitive disadvantage compared to our competitors that have less debt; and

    - our failure to comply with the financial and other restrictive covenants in our indebtedness, which, among other things, require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects.

    See "--Additional Borrowing Capacity," "--Restrictive Covenants in Our Debt Instruments," "Description of Other Indebtedness," "Description of Exchange Notes--Events of Default" and "Description of Exchange Notes--Indenture Covenants."

ABILITY TO SERVICE DEBT--WE MAY NOT BE ABLE TO SERVICE THE OBLIGATIONS UNDER THE NOTES IF WE CANNOT OBTAIN A SUFFICIENT AMOUNT OF CASH FROM OUR OPERATIONS AND OUR SUBSIDIARIES DUE TO FACTORS BEYOND OUR CONTROL.

    We obtain money to pay our expenses and to pay principal and interest on the notes, our senior bank facilities and other debt from our operations and the operations of our subsidiaries. Our ability to make payments on and to refinance our indebtedness, including the notes, our senior bank facilities and our junior subordinated note, and to fund working capital, capital expenditures, product development efforts and strategic acquisitions, therefore, depends on our ability to generate cash. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    On a pro forma basis after giving effect to our recapitalization, our interest expense for the year ended December 31, 1998 and the nine months ended October 2, 1999 would have been $132.5 million and $99.9 million, respectively. On a pro forma basis after giving effect to our recapitalization, our fixed charges for the year ended December 31, 1998 would have exceeded earnings, resulting in a deficiency of $219.1 million, and for the nine-month period ended October 2, 1999, our ratio of earnings to fixed charges would have been 1.6x. On a historical basis, for the year ended December 31, 1998, fixed charges exceeded earnings, resulting in a deficiency of $139.9 million. For the period from January 1, 1999 to August 3, 1999 and for the period from August 4, 1999 to October 2, 1999, our ratio of earnings to fixed charges was 11.0x and 1.7x, respectively. We need to improve our operating results from these pro forma and historical results in order to service all of our indebtedness and to fund other expenditures. Our historical financial results have been, and we anticipate our future financial results will be, subject to substantial fluctuations.

    We cannot assure you that our business will generate sufficient cash flow from operations, that we will realize currently anticipated cost savings, revenue growth and operating improvements on schedule or at all or that future borrowings will be available to us under our senior bank facilities, in each case, in amounts sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. If we cannot service our indebtedness we will have to take actions such as reducing or delaying capital expenditures, product development efforts, acquisitions, investments and/or strategic alliances, selling assets, restructuring or refinancing our indebtedness (which could include the notes), or seeking additional equity capital or bankruptcy protection. We cannot assure you that any of these remedies can be effected on commercially reasonable terms, if at all. In addition, the terms of existing or future debt agreements, including the credit agreement relating to our senior bank facilities and the indenture relating to the notes, may restrict us from adopting any of these alternatives.

    See "--Substantial Leverage," "--Additional Borrowing Capacity," "--Cyclical Industry" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ADDITIONAL BORROWING CAPACITY--DESPITE OUR SUBSTANTIAL LEVERAGE WE ARE ABLE TO INCUR MORE DEBT, WHICH COULD INCREASE THE EXISTING RISKS RELATED TO OUR CURRENT LEVELS OF DEBT.

    We anticipate drawing down most or all of the $74.5 million of additional indebtedness available under our delayed draw term facility before the end of February 2000. We are also able to incur additional indebtedness in the future, including $135.3 million of additional debt that remains available under our $150 million revolving facility. See "Description of Other Indebtedness." In addition, the credit agreement relating to our senior bank facilities, the indenture relating to the notes and the terms of our junior subordinated note will allow us to incur further additional indebtedness. See "Description of Other Indebtedness" and "Description of Exchange Notes--Indenture Covenants--Limitation on Indebtedness." If we incur additional debt above our current levels, the risks associated with such levels of debt could intensify. See "--Substantial Leverage" and "--Ability to Service Debt."

CYCLICAL INDUSTRY--IF OUR INDUSTRY WERE TO EXPERIENCE A DOWNTURN IN THE BUSINESS CYCLE, OUR ABILITY TO REPAY THE NOTES COULD BE ADVERSELY AFFECTED.

    The semiconductor industry is highly cyclical and is generally characterized by average selling price fluctuations. Since the fourth quarter of 1997, we have experienced significant declines in the pricing of our products as customers reduced demand and manufacturers reduced prices to avoid a significant decline in capacity utilization. We believe these pricing declines were due primarily to the Asian economic crisis and excess semiconductor manufacturing capacity. Although the semiconductor market has recently improved, we cannot assure you that these improvements are sustainable or will continue or that the semiconductor market will not experience subsequent, and possibly more severe and/or prolonged, downturns in the future. We cannot assure you that any future downturn in the semiconductor market will not have a material adverse effect on our revenues.

NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE--OUR INABILITY TO INTRODUCE NEW PRODUCTS COULD ADVERSELY AFFECT US, AND NEW TECHNOLOGIES COULD REDUCE THE DEMAND FOR OUR PRODUCTS.

    Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the industries that are currently the primary end-users of semiconductors. As these industries evolve and introduce new products, our success will depend on our ability to adapt to such changes in a timely and cost-effective manner by designing, developing, manufacturing, marketing and providing customer support for our own new products and technologies.

    We cannot assure you that we will be able to identify changes in the product markets of our customers and end-users and adapt to such changes in a timely and cost-effective manner. Nor can we assure you that products or technologies that may be developed in the future by our competitors and others will not render our products or technologies obsolete or noncompetitive.

    In addition, because our components are often "building block" semiconductors that in some cases can be integrated into more complex integrated circuits, we face competition from manufacturers of standard semiconductors, application-specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products. A fundamental shift in technologies in our product markets or the product markets of our customers or end-users could have a material adverse effect on our business or prospects.

COMPETITION--COMPETITION IN OUR INDUSTRY COULD PREVENT US FROM MAINTAINING OUR LEVEL OF REVENUES AND FROM RAISING PRICES TO REFLECT INCREASES IN COSTS.

    The semiconductor industry, particularly the market for general purpose semiconductor products like ours, is highly competitive. Although only a few companies compete with us in all of our product lines, we face significant competition within each of our product lines from major international semiconductor companies as well as smaller companies focused on specific market niches. Many of these competitors have substantially greater financial and other resources than we have with which to pursue development, engineering, manufacturing, marketing and distribution of their products and are better able than we are to withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future. Significant competitors in the discrete market include International Rectifier, Philips, Rohm, Siliconix, ST Microelectronics and Toshiba. Significant competitors in the standard analog markets include Analog Devices, Fairchild, Linear Technology, Maxim Integrated Products, National Semiconductor, ST Microelectronics and Texas Instruments. Significant competitors in the standard logic product market include Fairchild, Hitachi, Philips, Texas Instruments, and Toshiba. The semiconductor components industry has also been undergoing significant restructuring and consolidations that could adversely affect our competitiveness.

    Because our components are often "building block" semiconductors that in some cases can be integrated into more complex integrated circuits, we also face competition from manufacturers of integrated circuits, application-specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products.

    We compete in different product lines to various degrees on the basis of price, quality, technical performance, product features, product system compatibility, customized design, availability, delivery timing and reliability and sales and technical support. Gross margins in the industry vary by geographic region depending on local demand for the products in which semiconductors are used, such as personal computers, industrial and telecommunications equipment, consumer electronics and automotive goods. In regions where there is a strong demand for such products, price pressures may also emerge as competitors attempt to gain a greater market share by lowering prices. Our ability to compete successfully depends on elements both within and outside of our control, including industry general economic trends.

MANUFACTURING RISKS--IF WE FAIL TO MAINTAIN MANUFACTURING EFFICIENCY AND AVOID MANUFACTURING DIFFICULTIES, OUR ABILITY TO REPAY THE NOTES COULD BE ADVERSELY AFFECTED.

    Manufacturing semiconductor components involves highly complex processes that require advanced and costly equipment. We and our competitors continuously modify these processes in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields. Our manufacturing efficiency will be an important factor in our future profitability, and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors.

    From time to time we have experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes that have caused us to suffer delays in product deliveries or reduced yields. We cannot assure you that we will not experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our results of operations could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

RESTRICTIVE COVENANTS IN OUR DEBT INSTRUMENTS--RESTRICTIONS IMPOSED BY OUR SENIOR BANK FACILITIES AND THE INDENTURE RELATING TO THE NOTES MAY LIMIT OUR ABILITY TO FINANCE FUTURE OPERATIONS OR CAPITAL NEEDS OR ENGAGE IN OTHER BUSINESS ACTIVITIES THAT MAY BE IN OUR INTEREST.

    The credit agreement relating to our senior bank facilities and the indenture relating to the notes contain various provisions that limit our management's discretion in the operation of our business by restricting our ability to:

    - incur additional indebtedness;

    - pay dividends and make other distributions;

    - prepay subordinated debt;

    - make restricted payments;

    - enter into sale and leaseback transactions;

    - create liens;

    - sell and otherwise dispose of assets; and

    - enter into transactions with affiliates.

    We cannot assure you that these restrictions will not adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. In addition, our senior bank facilities require us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

    A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under our senior bank facilities. In the event of any such default, the lenders under our senior bank facilities may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, to require us to apply all of our available cash to repay such borrowings or to prevent us from making debt service payments on the notes and on our junior subordinated note, any of which would result in an event of default under the notes and our junior subordinated note. The lenders will also have the right in such circumstances to terminate any commitments they have to provide further financing, including under our revolving facility.

    If we are unable to repay any such borrowings when due, the lenders under our senior bank facilities will also have the right to proceed against their collateral, which consists of substantially all of the assets of SCG Holding Corporation and each of its direct and indirect wholly-owned domestic subsidiaries, including Semiconductor Components Industries, LLC, and up to 65% of the capital stock of each direct and indirect wholly-owned foreign subsidiary of SCG Holding Corporation. If the indebtedness under our senior bank facilities and the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay such indebtedness in full.

    See "Description of Exchange Notes--Indenture Covenants" and "Description of Other Indebtedness."

LACK OF INDEPENDENT IDENTITY--WE ARE IN THE PROCESS OF ESTABLISHING A TRADE NAME IDENTITY INDEPENDENT OF MOTOROLA. OUR FAILURE TO ESTABLISH THE SAME LEVEL OF GOODWILL AS MOTOROLA COULD HARM OUR LONG TERM BUSINESS PROSPECTS.

    Our future success and competitive position depend, in part, on our ability to establish goodwill in our products and services and to associate that goodwill with our trade name, ON Semiconductor-TM-. In order for us to establish goodwill, customers must acknowledge the quality of our products and services and associate our trade name with that quality and those products and services. Prior to our recapitalization, all of the products and services we offered were sold, distributed and advertised under the Motorola trade name. Consequently, the goodwill of the Motorola trade name may have been associated, in part, with success of those products and services.

    We have begun marketing our products under the ON Semiconductor-TM- name. However, for two years after our recapitalization, an agreement we have with Motorola gives us the limited ability to use the Motorola trade name in connection with the sale, distribution and advertisement of some products we offer. We are presently using our best efforts to cease using licensed Motorola trademarks as soon as commercially reasonable. If the removal of the Motorola trade name from any of these products would require the product to be requalified by any of our customers, we may continue to use the Motorola trade name for up to two years after our recapitalization, to allow us to continue selling the product pending its requalification. In addition, for two years after our recapitalization, we also have the ability to utilize the transition statement, "formerly a division of Motorola," in connection with the sale, distribution and advertisement of some products we offer. The impact of our no longer using the Motorola trade name cannot be fully predicted and it could have a material adverse effect on our business or our prospects. Although we intend to establish our trade name and brands independent of Motorola, we cannot assure you that, prior to the expiration of these transitional arrangements, we will have established the same level of goodwill in our trade name as Motorola has established in its trade name.

    See "Business--Patents, Trademarks, Copyrights and Other Intellectual Property Rights."

LACK OF INDEPENDENT OPERATING HISTORY--IF THE ASSUMPTIONS WE HAVE USED TO ESTIMATE FUTURE OPERATING RESULTS ARE INCORRECT OR IF WE ENCOUNTER UNEXPECTED COSTS OR OTHER PROBLEMS, OUR PROFITABILITY COULD BE ADVERSELY AFFECTED.

    Prior to our recapitalization, Motorola allocated to us, as one of several divisions within its Semiconductor Products Sector, a percentage of the expenses related to services Motorola provided to us and other divisions of its Semiconductor Products Sector. During 1998, we incurred approximately
$298 million in costs for general, administrative, selling and marketing expenses, of which Motorola allocated to us approximately $119 million for services shared with other divisions of its Semiconductor Products Sector. As part of our recapitalization, we identified the specific services that we believed were necessary to our business and that we would not be able initially to provide ourselves.

    As part of our recapitalization, Motorola agreed to provide or arrange for the provision of these services, including information technology, human resources, supply management and finance services, for a limited period of time to facilitate our transition to a stand-alone company. We estimate that we will incur not more than $75 million under these arrangements for general, administrative, selling and marketing related expenses during the first year after our recapitalization and that our aggregate general, administrative, selling and marketing expenses will be less than those directly charged and allocated in 1998. In addition, Motorola agreed to continue to provide worldwide shipping and freight services to us for a period of up to three years after our recapitalization using the cost allocation method Motorola previously used with us. Under this arrangement, we anticipate paying Motorola approximately
$30 million in the first year following our recapitalization.

    We believe that the scope of the agreements we entered into with Motorola as part of our recapitalization and the time frames, pricing and other terms should provide us sufficient time to effect our transition to a stand-alone company with minimal disruption to our business, and that we will ultimately be able to provide these services ourselves or identify third-party suppliers to provide such services on terms not materially less favorable to us than the terms of our arrangements with Motorola. We cannot, however, assure you that we have correctly anticipated the required levels of services to be provided by Motorola or that we will be able to obtain similar services on comparable terms upon termination of our agreements with Motorola. Any material adverse change in Motorola's ability to supply these services could have a material adverse effect on our business or prospects.

    As part of Motorola, we had a number of formal and informal arrangements with other divisions of Motorola's Semiconductor Products Sector that provided us with equipment, finished products and other goods and services. Except as provided for in the agreements between Motorola and us, which are described under "Business--Sales, Marketing and Distribution" and "Business--Manufacturing," future business dealings between Motorola and us will be on an arm's length basis. There can be no assurance that the arm's length nature of any future business relationship with Motorola will be as beneficial for us as our past relationship to Motorola.

    See "--Dependence on Motorola and Other Key Customers for Our Products and Services," "--Dependence on Motorola and Other Contractors for Manufacturing Services," "--Dependence on Supply of Raw Materials."

DEPENDENCE ON MOTOROLA AND OTHER KEY CUSTOMERS FOR OUR PRODUCTS AND SERVICES-- IF WE WERE TO LOSE OUR LARGE CUSTOMERS OUR ABILITY TO REPAY THE NOTES COULD BE ADVERSELY AFFECTED.

    Motorola has historically constituted our largest customer, accounting for approximately 7% of our pro forma product revenues in 1998. As a result of our recapitalization, we are no longer part of Motorola, and our current and future product sales to Motorola and its affiliates will be on an arm's length basis. We cannot assure you that we will be able to maintain the level of historical product sales to Motorola or that we will be able to sell any products to Motorola or its affiliates. Notwithstanding our broad customer base, the loss of Motorola or any other sizable customer could harm our results of operations and could potentially thereby harm our ability to service our debt.

    Product sales to three other customers accounted in the aggregate for approximately 20% of our pro forma product revenues in 1998. Many of our customers operate in cyclical industries, and in the past we have experienced significant fluctuations from period to period in the volume of our products ordered. We have no agreements with any of our customers that impose minimum or continuing obligations to purchase our products. We cannot assure you that any of our customers will not significantly reduce orders or seek price reductions in the future or that the loss of one or more of such customers would not have a material adverse effect on our business or our prospects. See "Business--Customers and Applications."

    Prior to our recapitalization, we and other divisions of Motorola's Semiconductor Products Sector provided manufacturing services to each other at cost (as calculated for financial accounting purposes). We and Motorola have agreed to continue providing manufacturing services to each other for limited periods of time following our recapitalization at fixed prices that are intended to approximate each party's cost of providing the services. Subject to its right to cancel upon six months' written notice, Motorola has minimum commitments to purchase manufacturing services from us of approximately $24.9 million, $66 million and $26 million in the last three months of 1999, and in fiscal years 2000 and 2001, respectively, and has no purchase obligations thereafter. We anticipate that Motorola will actually purchase manufacturing services from us of approximately $100 million in 2000. We could be adversely affected if Motorola does not purchase manufacturing services from us at the levels we have anticipated, cancels these arrangements or discontinues using our manufacturing services after these agreements expire or if we are unable to find other uses for, or dispose of, the manufacturing facilities we currently use to provide these services in a manner that allows us to cover our fixed costs. See "Business--Manufacturing."

DEPENDENCE ON MOTOROLA AND OTHER CONTRACTORS FOR MANUFACTURING SERVICES--THE LOSS OF OUR SOURCES FOR MANUFACTURING SERVICES, OR INCREASES IN THE PRICES OF SUCH SERVICES, COULD ADVERSELY AFFECT OUR OPERATIONS AND PROFITABILITY.

    Prior to our recapitalization, we and other divisions of Motorola's Semiconductor Products Sector provided manufacturing services to each other at cost (as calculated for financial accounting purposes). In 1996, 1997 and 1998, the costs charged by other divisions of Motorola's Semiconductor Products Sector to us for these services amounted to $322.7 million, $310.5 million and $266.8 million, respectively. Motorola manufactures our emitter-coupled logic products, which are high margin products that accounted for 10% of our pro forma product revenues in 1998. We currently have no other manufacturing source for these emitter-coupled logic products. We expect emitter-coupled logic products to remain one of our single most important product families over the next several years.

    We and Motorola have agreed to continue providing manufacturing services to each other (including Motorola's manufacturing of our emitter-coupled logic products) for limited periods of time following our recapitalization at fixed prices that are intended to approximate each party's cost of providing these services. Subject to our right to cancel upon six months' written notice, we have minimum commitments to purchase manufacturing services from Motorola of approximately $29.5 million, $88 million, $51 million, $41 million and $40 million in the last three months of 1999, and in fiscal years 2000, 2001, 2002 and 2003, respectively, and have no purchase obligations thereafter. Based on our current budget, we anticipate that we will actually purchase manufacturing services from Motorola of approximately $150 million in 2000. We could be adversely affected if Motorola is unable to provide these services on a timely basis or if we are unable to relocate these manufacturing operations to our own facilities or to other third-party manufacturers on cost-effective terms or make other satisfactory arrangements prior to the time when these agreements expire. See "Business--Manufacturing."

    We also use other third-party contractors for manufacturing activities, primarily for the assembly and testing of final goods. In 1998, these contract manufacturers, including Astra, AAPI and ASE, accounted for approximately 20% of our costs of goods sold. Our agreements with these manufacturers typically require us to forecast product needs and commit to purchase services consistent with these forecasts, and in some cases require longer-term commitments in the early stages of the relationship. Our operations could be adversely affected if these contract relationships were disrupted or terminated, the cost of such services increased significantly, the quality of the services provided deteriorated or our forecasts proved to be materially incorrect. See "Business--Manufacturing."

DEPENDENCE ON SUPPLY OF RAW MATERIALS--THE LOSS OF OUR SOURCES OF RAW MATERIAL, OR INCREASES IN THE PRICES OF SUCH GOODS, COULD ADVERSELY AFFECT OUR OPERATIONS AND PROFITABILITY.

    Our results of operations could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of our raw materials increased significantly or their quality deteriorated. Our manufacturing processes use many raw materials, including silicon wafers, copper lead frames, mold compound, ceramic packages and various chemicals and gases. We have no agreements with any of our suppliers that impose minimum or continuing supply obligations, and we obtain our raw materials and supplies from a large number of sources on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. Although we believe that our current supplies of raw materials are adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry. Prior to our recapitalization, most of our supplies were purchased jointly with Motorola. As part of our recapitalization we entered into an agreement with Motorola to provide for the transition of our supply management functions to a stand-alone basis. We are currently implementing this transition, which we expect to be complete by August 3, 2000. We cannot assure you that we will be able to continue to procure adequate supplies of raw materials in a timely manner on terms comparable to those on which we procured raw materials as part of Motorola.

INABILITY TO IMPLEMENT OUR BUSINESS STRATEGY--IF WE ARE UNABLE TO IMPLEMENT OUR BUSINESS STRATEGY, OUR REVENUES, PROFITABILITY AND OUR ABILITY TO SERVICE OUR INDEBTEDNESS MAY BE ADVERSELY AFFECTED.

    Our future financial performance and success are largely dependent on our ability to implement successfully our business strategy. We cannot assure you that we will successfully implement the business strategy described in this prospectus or that implementing our strategy will sustain or improve our results of operations. In particular, we cannot assure you that we will be able to increase our sales and market share, lower our production costs, increase our manufacturing efficiency, enhance our current portfolio of products or capitalize on our status as an independent company.

    Our business strategy is based on our assumptions about the future demand for our current products and the new products and applications we are developing and on our continuing ability to produce our products profitably. Each of these factors depends, among other things, on our ability to finance our operating and product development activities, maintain high quality and efficient manufacturing operations, relocate and close manufacturing facilities as part of our ongoing cost restructuring with minimal disruption to our operations, access quality raw materials and contract manufacturing services in a cost-effective and timely manner, protect our intellectual property portfolio and attract and retain highly-skilled technical, managerial, marketing and finance personnel. Our strategy also depends on our ability to implement our transition to a stand-alone company, which depends to a certain extent on Motorola's ability to provide transition services to us for limited periods of time and on our ability to provide or procure such services thereafter. Several of these and other factors that could affect our ability to implement our business strategy, such as risks associated with international operations, increased competition, legal developments and general economic conditions, are beyond our control. In addition, circumstances beyond our control and changes in our business or industry may require us to change our business strategy.

    Any failure to implement our business strategy or to revise our business strategy in a timely and effective manner may adversely affect our ability to service our indebtedness, including our ability to make principal and interest payments on the Notes. See "Business--Business Strategy."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS--OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS INHERENT IN DOING BUSINESS ON AN INTERNATIONAL LEVEL THAT COULD ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

    In the first three fiscal quarters of 1999, we generated approximately 46%, 33% and 21% of our product revenues from customers in the Americas, the Asia/Pacific region and Europe (including the Middle East), respectively. We maintain significant operations in Guadalajara, Mexico; Seremban, Malaysia; Carmona, the Philippines; Aizu, Japan; Leshan, China; Roznov, the Czech Republic; and Piestany, Slovakia. In addition, we rely on a number of contract manufacturers (primarily for assembly and testing) whose operations are primarily located in the Asian/Pacific region.

    We cannot assure you that we will be successful in overcoming the risks that relate to or arise from operating in international markets. Risks inherent in doing business on an international level include, among others, the following:

    - economic and political instability;

    - changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

    - transportation delays;

    - power supply shortages and shutdowns;

    - difficulties in staffing and managing foreign operations and other labor problems;

    - fluctuations in currency exchange rates;

    - currency convertibility and repatriation;

    - taxation of our earnings and the earnings of our personnel; and

    - other risks relating to the administration of or changes in, or new interpretations of, the laws, regulations and policies of the jurisdictions in which we conduct our business.

    Our activities outside the United States are subject to additional risks associated with fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. Motorola historically engaged in hedging activities to reduce the risk of adverse currency rate fluctuations affecting its overall business, but as a stand-alone company we now bear the risks and costs associated with any such hedging activities. Additionally, while our sales are primarily denominated in U.S. dollars, worldwide semiconductor pricing is influenced by currency rate fluctuations, and the recent devaluations of the currencies of several countries in southeast Asia could have a negative impact on the demand for, and thus the price of, our products. See also "--Cyclical Industry."

DEPENDENCE ON HIGHLY-SKILLED PERSONNEL--IF WE FAIL TO ATTRACT AND RETAIN SKILLED PERSONNEL, OUR RESULTS OF OPERATIONS AND COMPETITIVE POSITION COULD DETERIORATE.

    Our success depends upon our ability to attract and retain highly-skilled technical, managerial, marketing and finance personnel. The market for personnel with such qualifications is highly competitive. In particular, analog component designers are difficult to attract and retain, and the failure to attract and retain analog component designers could compromise our ability to keep pace with our competitors in the market for analog components. We cannot assure you that we will be able to continue to attract and retain individuals with the qualifications necessary to operate our company most effectively.

OUR OWNERSHIP--THE INTERESTS OF OUR CONTROLLING SHAREHOLDER MAY DIFFER FROM THE INTERESTS OF NOTE HOLDERS, WHICH COULD RESULT IN OUR CONTROLLING SHAREHOLDER TAKING STEPS TO ADVANCE ITS INTERESTS THAT COULD ADVERSELY AFFECT THE NOTEHOLDERS.

    As a result of our recapitalization an affiliate of Texas Pacific Group controls us and has the power to elect all of the directors of SCG Holding Corporation and its subsidiaries, approve all amendments to their charter documents and effect fundamental corporate transactions such as mergers and asset sales. The interests of our controlling shareholder may differ from the interests of holders of the notes. See "Ownership of Capital Stock."

DEPENDENCE ON INTELLECTUAL PROPERTY--WE USE A SIGNIFICANT AMOUNT OF INTELLECTUAL PROPERTY IN OUR BUSINESS. SOME OF THAT INTELLECTUAL PROPERTY IS CURRENTLY THE SUBJECT OF LITIGATION WITH THIRD PARTIES, AND ADDITIONAL LITIGATION COULD ARISE IN THE FUTURE. IF WE ARE UNABLE TO PROTECT THE INTELLECTUAL PROPERTY WE USE, OUR OPERATIONS AND PROFITABILITY WOULD BE ADVERSELY AFFECTED.

    We rely on patents, trade secrets, trademarks, mask works and copyrights to protect our products and technologies. Some of our products and technologies are not covered by any patents or pending patent applications, and we cannot assure you that:

    - any of the more than approximately 280 U.S. and 280 foreign patents and pending patent applications that Motorola has assigned, licensed or sublicensed to us in connection with our recapitalization will not lapse or be invalidated, circumvented, challenged or licensed to others;

    - the license rights granted by Motorola in connection with our recapitalization will provide competitive advantages to us; or

    - any of our pending or future patent applications will be issued or, if issued, will contain claims within the scope originally sought.

    Moreover, we cannot assure you that:

    - any of the trademarks, copyrights, trade secrets, know-how or mask works that Motorola has assigned, licensed or sublicensed to us in connection with our recapitalization will not lapse or be invalidated, circumvented, challenged, or licensed to others; or

    - any of our pending or future trademark, copyright, or mask work applications will be issued or have the coverage originally sought.

    Some of our high margin analog semiconductor products are the subject of a patent infringement lawsuit pending in United States District Court in Wilmington, Delaware that was commenced by Power Integrations against Motorola prior to our August 1999 recapitalization. If Power Integrations were to obtain an injunction, we would be unable to pursue the development of these products, which are part of a product family that is important to our business strategy. In addition, some of our power-MOS products are the subject of a patent infringement lawsuit by International Rectifier pending in the United States District Court for the Central District of California. We are engaged in discussions with International Rectifier regarding a number of different aspects of our continuing business relationship, including the development of a new license agreement covering these products. Although we are optimistic about the outcome of these discussions, we cannot assure you we will be able to reach such an agreement on favorable terms. For a discussion of these matters, see "Business--Legal Proceedings."

    Furthermore, we cannot assure you that our competitors or others will not develop products or technologies that are similar or superior to our products or technologies, duplicate our products or technologies or design around our protected technologies. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in the United States and in foreign countries.

    Also, we may, from time to time, in the future be notified of claims that we may be infringing third-party patents or other intellectual property rights. Motorola has agreed to indemnify us for a limited period of time with respect to some claims that our activities infringe on the intellectual property rights of others. If necessary or desirable, we may seek licenses under such patents or intellectual property rights. However, we cannot assure you that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third party for technologies we use could cause us to incur substantial liabilities or to suspend the manufacture or shipment of products or our use of processes requiring the technologies. Litigation could cause us to incur significant expense, by adversely affecting sales of the challenged product or technologies and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome in any such litigation, we may be required to:

    - pay substantial damages;

    - cease the manufacture, use, sale or importation of infringing products;

    - expend significant resources to develop or acquire non-infringing technologies;

    - discontinue the use of processes; or

    - obtain licenses to the infringing technologies.

We cannot assure you that we would be successful in any such development or acquisition or that any such licenses would be available to us on reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources.

    We will also seek to protect our proprietary technologies, including technologies that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our collaborators, advisors, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that persons or institutions will not assert rights to intellectual property arising out of our research.

ENVIRONMENTAL LIABILITIES; OTHER GOVERNMENTAL REGULATION--REGULATORY MATTERS COULD ADVERSELY AFFECT OUR ABILITY TO CONDUCT OUR BUSINESS AND COULD REQUIRE EXPENDITURES THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATION OR FINANCIAL CONDITION.

    Our manufacturing operations are subject to various environmental laws and regulations relating to the management, disposal and remediation of hazardous substances and the emission and discharge of pollutants into the air and water. Our operations are also subject to laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous substances. Motorola has agreed to indemnify us for environmental and health and safety liabilities related to the conduct or operations of our business or Motorola's ownership, occupancy or use of real property occurring prior to our recapitalization. We cannot assure you that such indemnification arrangements will cover all material environmental costs relating to pre-closing matters. Moreover, the nature of our operations exposes us to the continuing risk of environmental and health and safety liabilities related to events or activities occurring after our recapitalization.

    We believe that the future cost of compliance with existing environmental and health and safety laws and regulations (and liability for currently known environmental conditions) will not have a material adverse effect on our business or prospects. However, we cannot predict:

    - changes in environmental or health and safety laws or regulations;

    - the manner in which environmental or health and safety laws or regulations will be enforced, administered or interpreted; or

    - the cost of compliance with future environmental or health and safety laws or regulations or the costs associated with any future environmental claims, including the cost of clean-up of currently unknown environmental conditions.

    See "Business--Environmental Matters."

                               THE EXCHANGE OFFER

    The foregoing is a summary of the Exchange Offer and Registration Rights Agreement dated as of August 4, 1999 among SCG Holding Corporation, Semiconductor Components Industries, LLC and SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc. and SCG International Development LLC, Chase Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Brothers Inc. A copy of the Exchange Offer and Registration Rights Agreement is available as set forth under the heading "Prospectus Summary--Where You Can Find More Information."

TERMS OF THE EXCHANGE OFFER

    In connection with the issuance of the initial notes pursuant to the Purchase Agreement dated as of August 4, 1999 among the SCG Holding, Semiconductor Components, the note guarantors Chase Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Brothers Inc., these initial purchasers and their respective assignees became entitled to the benefits of the Exchange Offer and Registration Rights Agreement.

    The Exchange Offer and Registration Rights Agreement requires SCG Holding, Semiconductor Components and the note guarantors to file the registration statement, of which this prospectus is a part, for a registered exchange offer relating to an issue of new exchange notes identical in all material respects to the initial notes but containing no restrictive legends. Under the Exchange Offer and Registration Rights Agreement, SCG Holding, Semiconductor Components and the note guarantors are required to:

    - file the registration statement with the Securities and Exchange Commission on or prior to 120 days following the date of original issuance of the initial notes;

    - use their reasonable best efforts to cause the registration statement to be declared effective by the SEC no later than 180 days after the date of issuance of the initial notes;

    - use their reasonable best efforts to cause the exchange offer to be consummated no later than 210 days after the date of issuance of the initial notes; and

    - keep the registration statement effective for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to holders of the initial notes, which period may be renewed in our reasonable judgment to enable more holders to exchange their initial notes, provided, that the exchange offer is consummated no later than 210 days after the date of issuance of the initial notes.

The exchange offer that this prospectus describes, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Exchange Offer and Registration Rights Agreement.

    We will accept for exchange all initial notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue exchange notes for an equal principal amount of outstanding initial notes accepted in the exchange offer. Holders may tender initial notes only in integral multiples of $1,000. This prospectus, together with the accompanying letter of transmittal, is being sent to all record holders of initial notes as of January 21, 2000. The exchange offer is not conditioned upon the tender of any minimum principal amount of initial notes Our obligation to accept initial notes for exchange is, however, subject to the conditions as set forth herein under "--Conditions."

    Initial notes will be deemed accepted when, as and if we have given written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of initial notes for the purposes of receiving the exchange notes and delivering them to the holders.

    Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to other issuers, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by each holder without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

    - the holder is not a broker-dealer who acquires the initial notes directly from the issuers for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act;

    - the holder is not an "affiliate" of either of the issuers, as that term is defined in Rule 405 under the Securities Act; and

    - the exchange notes are acquired in the ordinary course of the holder's business and the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding with any person to participate in a distribution of the exchange notes.

    By tendering the initial notes in exchange for exchange notes, each holder, other than a broker-dealer, will represent that:

    - any exchange notes to be received by it will be acquired in the ordinary course of its business;

    - it is not engaged in, and does not intend to engage in, a distribution of such exchange notes and has no arrangement or understanding to participate in a distribution of the exchange notes; and

    - it is not an affiliate, as defined in Rule 405 under the Securities Act, of either of the issuers.

    If a holder of initial notes is engaged in or intends to engage in a distribution of the exchange notes or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, the holder may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available to any broker-dealer for a period of time not to exceed 180 days after the registration statement is declared effective, subject to extension in specified circumstances, for use in connection with any such resale. See "Plan of Distribution."

    In the event that:

    - because of any change in law or applicable interpretations thereof by the SEC's staff, the issuers and the note guarantors are not permitted to effect the exchange offer;

    - any initial notes validly tendered pursuant to the exchange offer are not exchanged for exchange notes within 210 days after the date of issuance of the initial notes;

    - the initial purchasers so request with respect to initial notes not eligible to be exchanged for exchange notes in the exchange offer;

    - any applicable law or interpretations do not permit a holder of initial notes to participate in the exchange offer;

    - any holder of initial notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered initial notes; or

    - the issuers so elect;

then, in any such case, the issuers and the note guarantors shall as promptly as practicable, file with the SEC a shelf registration statement covering resales of the initial notes by holders who satisfy the conditions relating to the provision of information in connection with the shelf registration statement.

LIQUIDATED DAMAGES

    Under the Exchange Offer and Registration Rights Agreement, the issuers must pay liquidated damages to holders of the initial notes in the event of any of the following registration defaults:

    - the registration statement or the shelf registration statement is not filed with the SEC on or prior to 120 days following the date that the initial notes were issued;

    - the registration statement or the shelf registration statement is not declared effective within 180 days after the date of issuance of the initial notes;

    - the exchange offer is not consummated on or prior to 210 days after the date of issuance of the initial notes; or

    - the shelf registration statement is filed and declared effective within 180 days after the date of issuance of the initial notes (or in the case of the shelf registration statement, within 60 days after the publication of the change in law or interpretation) but shall thereafter cease to be effective (at any time that the issuers and the note guarantors are obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional registration statement filed and declared effective;

During the period of one or more such registration defaults, the issuers and the note guarantors will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities (as such term is defined in the Exchange Offer and Registration Rights Agreement), in an amount equal to $0.192 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder until:

    - the applicable registration statement is filed;

    - the exchange offer registration statement is declared effective and the exchange offer is consummated;

    - the shelf registration statement is declared effective; or

    - the shelf registration statement again becomes effective, as the case may be.

Following the cure of all registration defaults, the accrual of liquidated damages will cease.

    Holders who do not tender their initial notes before the expiration of the exchange offer will not, subject to limited exceptions, be entitled to exchange these untendered initial notes for exchange notes. Holders of initial notes will not be able to offer or sell their initial notes, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws, unless the initial notes are subsequently registered under the Securities Act. Subject to limited exceptions, the issuers will have no obligation to register the initial notes.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

    The term "expiration date" shall mean March 2, 2000 (30 days following the commencement of the exchange offer), unless the exchange offer is extended, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.

    In order to extend the expiration date, the issuers will notify the exchange agent of any extension by written notice and may notify the holders of the initial notes by mailing an announcement or by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date.

    In addition, the issuers reserve the right to delay acceptance of any initial notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of initial notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the issuers (if permitted to be waived), by giving written notice of such delay, extension or termination to the exchange agent. The issuers also reserve the right to amend the terms of the exchange offer in any manner deemed by them to be advantageous to the holders of the initial notes. If the issuers make any material change to terms of the exchange offer, the exchange offer shall remain open for a minimum of an additional five business days, if the exchange offer would otherwise expire during such period. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice of the delay to the exchange agent. If the issuers amend the exchange offer in a manner that constitutes a material change, the issuers will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the initial notes of the amendment, including by providing public announcement or giving oral or written notice to the holders of the initial notes. A material change in the terms of the exchange offer could include, among other things, a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of the exchange offer.

INTEREST ON THE EXCHANGE NOTES

    The exchange notes will accrue interest payable in cash at 12% per annum, from the later of:

    - the last interest payment date on which interest was paid on the initial notes surrendered in exchange therefor; and

    - if the initial notes are surrendered for exchange on a date subsequent to the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment.

PROCEDURES FOR TENDERING

    In order to tender initial notes in the exchange offer, a holder must complete one of the procedures described below.

    - The holder must cause The Depository Trust Company ("DTC") to deliver to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, a confirmation that such holder's initial notes have been transferred from the account of a DTC participant to the exchange agent's account at DTC. The confirmation should include a message stating that DTC has received express acknowledgment from such DTC participant that it has received, and agrees to be bound by, the terms of the accompanying letter of transmittal and that the issuers may enforce such agreement against such DTC participant.

    - The holder must complete, sign and date the letter of transmittal or a facsimile of it, have the signature guaranteed, if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile of it, together with certificates for the initial notes being tendered, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

    - The holder must comply with the guaranteed delivery procedure described below under "--Guaranteed Delivery Procedure."

    THE METHOD OF DELIVERY OF INITIAL NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IN THE CASE OF ANY TENDER OF CERTIFICATED NOTES, WE RECOMMEND THAT HOLDERS USE AN OVERNIGHT OR HAND-DELIVERY SERVICE RATHER THAN TENDERING BY MAIL. IF A HOLDER DOES DELIVER BY MAIL, WE RECOMMEND USING REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR INITIAL NOTES SHOULD BE SENT TO THE ISSUERS.

    Holders of initial notes may also request that their respective brokers, dealers, commercial banks, trust companies or nominees tender initial notes for them.

    The tender by a holder of initial notes will constitute an agreement between such holder and the issuers in accordance with the terms and subject to the conditions set forth here and in the accompanying letter of transmittal.

    Only a holder of initial notes may tender the initial notes in the exchange offer. The term "holder" for this purpose means any person in whose name initial notes are registered on the books of the Issuers or any other person who has obtained a properly completed bond power from the registered holder.

    Any beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his or her behalf. If the beneficial owner wishes to tender on his or her own behalf, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering his or her initial notes, either make appropriate arrangements to register ownership of the initial notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

SIGNATURE REQUIREMENTS AND SIGNATURE GUARANTEES

    Except in the two situations described below, signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by:

    - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

    - a commercial bank or trust company having an office or correspondent in the United States; or

    - an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature guarantees are not required if the initial notes are tendered:

    - by a registered holder of the initial notes or a DTC participant whose name appears on the security position listing as holder, in either case who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and the exchange notes are being issued directly to such registered holder or are being deposited into such DTC participant's account at DTC, as applicable; or

    - for the account of an eligible guarantor institution.

    If the letter of transmittal is signed by the record holder(s) of the initial notes tendered thereby, the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a DTC participant, the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

    If the registered holder of the initial notes does not sign the letter of transmittal, but rather the letter of transmittal is signed by someone else, those initial notes must be

    - endorsed by the registered holder, with the signature on that letter guaranteed by an eligible guarantor institution; or

    - accompanied by a bond power in form satisfactory to the issuers, signed by the registered holder, with that signature guaranteed by an eligible guarantor institution.

    If the letter of transmittal, endorsement, bond power, power of attorney or any other documents required by the letter of transmittal are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons must:

    - indicate their status when signing; and

    - submit evidence that satisfies the issuers of their authority to act in this capacity with respect to the letter of transmittal.

VALIDITY, FORM, ELIGIBILITY, ACCEPTANCE OF TENDERED INITIAL NOTES

    All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of the tendered initial notes will be determined by the issuers in their sole discretion, which determination will be final and binding. The issuers reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in the opinion of the issuers or their counsel, be unlawful. The issuers also reserve the absolute right to waive any conditions of the exchange offer or irregularities or defects in tender as to particular initial notes. The issuers' interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

    Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as the issuers shall determine. Neither the issuers, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of initial notes, nor shall any of them incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of such initial notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In addition, the issuers reserve the right in their sole discretion, subject to the provisions of the indenture relating to the initial notes and the exchange notes, to:

    - purchase or make offers for any initial notes that remain outstanding subsequent to the expiration date or, terminate the exchange offer in accordance with the terms of the Exchange Offer and Registration Rights Agreement; and

    - to the extent permitted by applicable law, purchase initial notes in the open market, in privately negotiated transactions or otherwise.

    The terms of any such purchases or offers could differ from the terms of the exchange offer.

GUARANTEED DELIVERY PROCEDURE

    If a registered holder of initial notes desires to tender initial notes but cannot complete the procedures for tendering described above in a timely manner, such holder may tender initial notes by causing an "eligible guarantor" institution, within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, to mail or otherwise deliver to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, a properly completed and duly signed notice of guaranteed delivery and letter of transmittal, substantially in the form accompanying this prospectus. Such notice of guaranteed delivery must:

    - set forth the registered holder's name and address, the certificate number of the initial notes being tendered, if available, and the principal amount of the initial notes being tendered;

    - state that the tender is being made by an eligible guarantor institution; and

    - guarantee that, within, five business days after the expiration date, the eligible guarantor institution will deposit with the exchange agent (1) a confirmation that the initial notes being tendered have been transferred from the account of a DTC participant to the exchange agent's account at DTC and any other documents required by the letter of transmittal or
      (2) certificates for the initial notes being tendered in proper form for transfer and (3) any other documents required by the letter of transmittal.

Any such tender will be valid if, within, five business days after the expiration date, the eligible guarantor institution makes such deposit as guaranteed.

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    After all of the conditions to the exchange offer have been satisfied or waived, all initial notes properly tendered will be accepted, promptly after the expiration date, and the exchange notes will be issued promptly after acceptance of the initial notes. See "--Conditions" below. For purposes of the exchange offer, initial notes shall be deemed to have been accepted as validly tendered for exchange when, as and if the issuers have given written notice thereof to the exchange agent.

    In all cases, issuance of exchange notes for initial notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent's timely receipt of:

    - certificates for such initial notes or a timely confirmation of a book-entry transfer of such initial notes into the exchange agent's account at DTC,

    - a properly completed and duly executed letter of transmittal, and

    - all other required documents required by the letter of transmittal.

    If any tendered initial notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. In the case of initial notes tendered by the book-entry transfer procedures described below, the non-exchanged initial notes will be credited to an account maintained with DTC.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a DTC participant may make book-entry delivery of initial notes by causing DTC to transfer such initial notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of initial notes may be effected through book-entry transfer into the exchange agent's account at DTC, a confirmation of book-entry transfer or the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this prospectus to deposit of initial notes shall be deemed to include DTC's book-entry delivery method.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of initial notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

    A holder may withdraw initial notes it has tendered in the exchange offer by delivering a written notice of withdrawal to the exchange agent prior to 5:00 p.m., New York City time on the expiration date. Any such notice of withdrawal must:

    1. specify the name of the person that tendered the initial notes to be withdrawn;

    2. identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of such initial notes;

    3. be signed by the holder in the same manner as the original signature on the letter of transmittal by which such initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the initial notes to register the transfer of such initial notes into the name of the person withdrawing the tender;

    4. specify the name in which any such initial notes are to be registered, if different from that of the person that deposited them initially; and

    5. if the initial notes have been tendered pursuant to the book-entry procedures, specify the name and number of the DTC participant's account at DTC to be credited, if different than that of the person withdrawing the tender.

    The issuers will determine all questions as to the validity, form and eligibility, time of receipt of such notices, which shall be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any initial notes that have been tendered for exchange and that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of initial notes tendered by book-entry transfer, such initial notes will be credited to an account maintained with the Book-Entry Transfer Facility for the initial notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn initial notes may be re-tendered by following one of the procedures described under "--Procedures for Tendering" and "--Book-Entry Transfer" above at any time on or prior to the expiration date.

CONDITIONS

    Notwithstanding any other term of the exchange offer, initial notes will not be required to be accepted for exchange, nor will exchange notes be issued in exchange for any initial notes, and the issuers may terminate or amend the exchange offer as provided herein before the acceptance of such initial notes, if:

    1. because of any change in law, or applicable interpretations thereof by the SEC, the issuers determine that it is not permitted to effect the exchange offer;

    2. an action is proceeding or threatened that would materially impair the issuers' ability to proceed with the exchange offer; or

    3. not all government approvals that the issuers deem necessary for the consummation of the exchange offer have been received.

    The issuers have no obligation to, and will not knowingly, permit acceptance of tenders of initial notes:

    - from affiliates of the issuers within the meaning of Rule 405 under the Securities Act;

    - from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations by the SEC; or

    - if the exchange notes to be received by such holder or holders of initial notes in the exchange offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

ACCOUNTING TREATMENT

    The exchange notes will be recorded at the same carrying value as the initial notes, as reflected in the issuers' accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the issuers. The costs of the exchange offer and the unamortized expenses related to the issuance of the initial notes will be amortized over the term of the exchange notes.

EXCHANGE AGENT

    State Street Bank and Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

    BY MAIL:

    State Street Bank and Trust Company
    Corporate Trust Department
    P.O. Box 778
    Boston, Massachusetts
    02102-0078

    Attn: Mackenzie Elijah
    BY COURIER OR HAND DELIVERY:
    State Street Bank and Trust Company
    Corporate Trust Window, 5th Floor
    2 Avenue de Lafayette
    Boston, Massachusetts 02111
    Attn: Mackenzie Elijah

    BY HAND IN NEW YORK UNTIL 5:00PM
    (AS DROP AGENT)

    State Street Bank and Trust Company
    Corporate Trust Window
    61 Broadway
    15th Floor
    New York, New York 10006

    BY FACSIMILE: (617) 662-1452

    Confirm by Telephone: (617) 662-1525

FEES AND EXPENSES

    The issuers will pay the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the issuers.

    The issuers will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. The issuers, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable documented out-of-pocket expenses in connection therewith. The Issuers may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, the letter of transmittal and related documents to the beneficial owners of the initial notes, and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the exchange offer will be paid by the Issuers, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

    The issuers will pay all transfer taxes, if any, applicable to the exchange of initial notes pursuant to the exchange offer. If, however:

    - certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes tendered;

    - tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

    - a transfer tax is imposed for any reason other than the exchange of initial notes pursuant to the exchange offer;

then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the issuance of the exchange notes under the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive initial notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The initial notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness. The proceeds received from the sale of the initial notes were used to help finance our recapitalization.

                       SELECTED HISTORICAL FINANCIAL DATA

    The following table sets forth our summary historical financial data. These data are based on our unaudited historical combined financial statements as of and for the fiscal years ended December 31, 1994 and 1995, which are not included herein, our audited historical combined financial statements as of and for the fiscal years ended December 31, 1996, 1997 and 1998 (the "Audited Combined Financial Statements") our unaudited historical combined financial statements for the nine-month period ended September 26, 1998 and the period from January 1, 1999 through August 3, 1999 (the "Unaudited Interim Combined Financial Statements"), and our unaudited historical consolidated financial statements for the period from August 4, 1999 through October 2, 1999 (the "Unaudited Interim Consolidated Financial Statements"). Our fiscal year ends on December 31st of each year, and each of the first three fiscal quarters of each fiscal year ends on the Saturday closest to the calendar quarter end. As a result, the nine-month period ended October 2, 1999 was longer than the nine-month period ended September 26, 1998. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Position and Results of Operations," the Unaudited Interim Consolidated Financial Statements, the Unaudited Interim Combined Financial Statements and the Audited Combined Financial Statements included elsewhere in this prospectus.

                                                                                                        JANUARY 1,    AUGUST 4,
                                                                                        NINE MONTHS        1999         1999
                                              YEARS ENDED DECEMBER 31,                     ENDED         THROUGH       THROUGH
                                ----------------------------------------------------   SEPTEMBER 26,    AUGUST 3,    OCTOBER 2,
                                  1994       1995       1996       1997       1998          1998           1999         1999
                                --------   --------   --------   --------   --------   --------------   ----------   -----------
                                                            (dollars in millions, except for ratios)
STATEMENT OF INCOME
  INFORMATION:

OPERATING REVENUES:
  Net sales--trade (product
    revenues).................  $1,702.7   $2,011.1   $1,748.0   $1,815.3   $1,495.3      $1,134.8        $895.4      $  301.0
  Foundry sales...............        --         --         --         --         --            --            --          28.0
                                --------   --------   --------   --------   --------      --------        ------      --------
  Total revenues..............   1,702.7    2,011.1    1,748.0    1,815.3    1,495.3       1,134.8         895.4         329.0
                                --------   --------   --------   --------   --------      --------        ------      --------

DIRECT AND ALLOCATED COSTS AND
  EXPENSES:
  Cost of sales...............   1,047.9    1,209.5    1,128.8    1,112.3    1,060.0         803.8         620.3         241.6
  Research and development....      65.3       78.1       71.7       65.7       67.5          53.1          34.3           6.9
  Selling and marketing.......      84.7       99.7       94.4      110.7       92.4          70.8          39.0           8.8
  General and
    administrative............     165.6      180.3      150.8      243.1      205.7         160.4          89.4          25.6
  Restructuring and other
    charges...................        --         --         --         --      189.8         189.8            --           6.4
                                --------   --------   --------   --------   --------      --------        ------      --------
  Operating income (loss).....     339.2      443.5      302.3      283.5     (120.1)       (143.1)        112.4          39.7
                                --------   --------   --------   --------   --------      --------        ------      --------

OTHER INCOME (EXPENSES):
  Equity in earnings from
    joint ventures............        --         --        2.4       (0.3)       5.7           1.2           2.4           0.7
  Interest expense............     (15.0)     (17.7)     (15.0)     (11.7)     (19.8)        (12.4)         (9.1)        (22.6)
  Minority interests..........        --         --         --       (1.5)      (2.1)         (2.5)         (0.9)         (0.4)
                                --------   --------   --------   --------   --------      --------        ------      --------
  Other expenses, net.........     (15.0)     (17.7)     (12.6)     (13.5)     (16.2)        (13.7)         (7.6)        (22.3)
                                --------   --------   --------   --------   --------      --------        ------      --------
  Revenues less direct and
    allocated expenses before
    taxes.....................  $  324.2   $  425.8   $  289.7   $  270.0   $ (136.3)     $ (156.8)       $104.8          17.4
                                ========   ========   ========   ========   ========      ========        ======
  Provision for income
    taxes.....................                                                                                           (14.9)
                                                                                                                      --------
  Net income..................                                                                                        $    2.5
                                                                                                                      ========

                                                                                                        JANUARY 1,    AUGUST 4,
                                                                                        NINE MONTHS        1999         1999
                                              YEARS ENDED DECEMBER 31,                     ENDED         THROUGH       THROUGH
                                ----------------------------------------------------   SEPTEMBER 26,    AUGUST 3,    OCTOBER 2,
                                  1994       1995       1996       1997       1998          1998           1999         1999
                                --------   --------   --------   --------   --------   --------------   ----------   -----------
                                                            (dollars in millions, except for ratios)
SUPPLEMENTAL DATA:
  Adjusted EBITDA(1)..........  $  450.0   $  578.9   $  447.1   $  429.3   $  221.3      $  152.8        $196.3      $   71.2
  Depreciation and
    amortization..............     110.8      135.4      142.4      146.1      145.9         104.9          81.5          24.4
  Capital expenditures........     142.0      252.5      190.7      181.9      119.9         100.6          39.6          13.4
  Cash flow from operating
    activities,
    excluding Motorola
    financing and taxes(2)....       N/A(4)    421.5     424.0      331.6      169.0         132.9         123.5            --
  Cash flow used in investing
    activities(2).............       N/A(4)   (252.5)   (190.7)    (181.9)    (119.9)       (100.6)        (39.6)        (13.4)
  Net financing provided to
    Motorola(2)...............       N/A(4)    169.0     233.3      149.7       49.1          32.3          83.9            --
  Cash flow used in operating
    activities................        --         --         --         --         --            --            --          (3.3)
  Cash flow from financing
    activities................        --         --         --         --         --            --            --         119.6
  Ratio of earnings to fixed
    charges(3)................       N/A(5)      N/A(5)      N/A(5)      N/A(5)       --          --        11.0           1.7

BALANCE SHEET DATA (END OF
  PERIOD):
  Total assets................  $  558.5   $  714.2   $  768.9   $  935.3   $  840.7                                  $1,497.6
  Total business equity.......     534.5      689.7      746.1      866.4      681.0                                        --
  Total stockholders' equity
    (deficit).................                                                                                          (284.9)

------------------------------

N/A - Not available

(1) Adjusted EBITDA represents earnings before taxes on income, interest expense, depreciation and amortization, restructuring and other charges and minority interests. We are including Adjusted EBITDA data because we understand that some investors consider such information as an additional basis on which to evaluate our ability to pay interest, repay debt and make capital expenditures. Because all companies do not calculate Adjusted EBITDA identically, the presentation of Adjusted EBITDA herein is not necessarily comparable to similarly entitled measures of other companies. Adjusted EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles.

(2) Motorola's cash management system is not designed to track centralized cash and related financing transactions to the specific cash requirements of our business. In addition, Motorola's transaction systems are not designed to track receivables, liabilities, cash receipts and payments on a business-specific basis. Given these constraints, supplemental cash flow information is included in our audited historical combined financial statements and our unaudited historical combined financial statements to facilitate analysis of key components of cash flow activity. Net financing provided to Motorola does not necessarily represent our cash flows, or the timing of such flows, had we operated on a stand-alone basis.

(3) We have calculated our ratio of earnings to fixed charges as earnings, which are revenues less direct and allocated expenses before taxes and before adjustments for income or loss from equity investments and fixed charges, divided by fixed charges, which are expensed and capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense. The deficiencies for 1998 and the nine months ended September 26, 1998 of $144.7 million and $160.5 million, respectively, were primarily due to the charge recorded in June 1998 to cover one-time costs of Motorola's portion of our recent restructuring.

(4) The cash flow data for 1994 is not available because a carve out of the December 31, 1993 balance sheet from Motorola's accounting records was not prepared. It is impracticable for us to prepare the 1993 balance sheet in order to derive the cash flow data for 1994.

(5) The ratios of earnings to fixed charges for the years 1994 through 1997 have not been presented because, prior to our August 1999 recapitalization, we did not have any debt. Interest expense was allocated to us by Motorola and was not based on our actual fixed charges. We believe that such information computed on a historical basis is not meaningful to investors.

                       UNAUDITED PRO FORMA FINANCIAL DATA

    We are presenting below our unaudited pro forma statements of revenues less direct and allocated expenses before taxes to show how our results of operations might have looked if we had been an independent company for the periods presented. We based these pro forma data on, and you should read them together with, the Audited Combined Financial Statements, the Unaudited Interim Combined Financial Statements and the Unaudited Interim Consolidated Financial Statements that are included elsewhere in this prospectus. See "Index to Financial Statements." We prepared these pro forma financial data using the assumptions described below and in the related notes thereto.

    We prepared these pro forma statements of revenues less direct and allocated expenses before taxes for the nine months ended October 2, 1999 and September 26, 1998 and for the year ended December 31, 1998 as if our recapitalization and the related transactions had taken place on the first day of the periods presented. The financial statements give pro forma effect to:

    (1) borrowings under our senior bank facilities (approximately
$740.5 million), the issuance and sale of the initial notes ($400 million) and the issuance of our junior subordinated note ($91 million);

    (2) the exclusion of the Opto isolator product group, which Motorola sold to a third party during the third quarter of fiscal year 1998;

    (3) the inclusion of foundry sales and manufacturing expenses in our revenues and cost of sales as historically both sales and manufacturing expenses were included in cost of sales; and

    (4) quantifiable adjustments to reflect our results of operations on a stand-alone basis.

    The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. We have not adjusted the pro forma financial statements for operating efficiencies and additional cost savings that we may realize as a result of our stand-alone operations.

    Prior to our recapitalization, we were a part of Motorola rather than a stand-alone company. As a result, Motorola allocated a portion of its corporate, marketing, administrative and development expenses to us, which is reflected in the Audited Combined Financial Statements and Unaudited Interim Combined Financial Statements. In the opinion of our management, these allocations are reasonable. However, these expenses may not be indicative of, and it is not feasible to estimate, the nature and level of expenses that might have been incurred had we operated as an independent company for the periods presented. Our management estimates that the aggregate general, administrative, selling and marketing expenses to be incurred during the first year after our recapitalization will be less than the total amount that we incurred directly and that Motorola allocated to us prior to the recapitalization.

    We are providing the unaudited pro forma statements of revenues less direct and allocated expenses before taxes that follow for illustrative purposes only. They do not purport to represent what our results of operations would have been had our recapitalization actually occurred as of the dates indicated, and they do not purport to project our future results of operations.

                    SCG HOLDING CORPORATION AND SUBSIDIARIES
                            (D/B/A ON SEMICONDUCTOR)
                                   FORMERLY,
                SEMICONDUCTOR COMPONENTS GROUP OF MOTOROLA, INC.
                   UNAUDITED PRO FORMA STATEMENT OF REVENUES
                LESS DIRECT AND ALLOCATED EXPENSES BEFORE TAXES
                   For the nine months ended October 2, 1999
                             (dollars in millions)

                                                  JANUARY 1, 1999 THROUGH AUGUST 3, 1999
                                  ----------------------------------------------------------------------
                                                                               ADJUSTMENTS                  AUGUST 4,
                                                                                   FOR                        1999
                                               ADJUSTMENTS    ADJUSTMENTS    RECAPITALIZATION                THROUGH
                                  HISTORICAL    TO EXCLUDE    FOR FOUNDRY      AND RELATED                 OCTOBER 2,      PRO
                                     SCG           OPTO          SALES         TRANSACTIONS     SUBTOTAL      1999        FORMA
                                  ----------   ------------   ------------   ----------------   --------   -----------   --------
Total revenues..................    $895.4        $(1.8)(A)      $91.1(B)                        $984.7      $329.0      $1,313.7
Direct and allocated costs and
  expenses:
  Cost of sales.................     620.3         (1.5)(A)       91.1(B)                         709.9       241.6         951.5
  Research and development......      34.3                                        $(13.5)(D)       20.8         6.9          27.7
  Selling and marketing.........      39.0                                                         39.0         8.8          47.8
  General and administrative....      89.4                                           4.9(D)        94.3        25.6         119.9
  Restructuring charges.........        --                                                           --         6.4           6.4
                                    ------                                                       ------      ------      --------
Total operating costs and
  expenses......................     783.0                                                        864.0       289.3       1,153.3
                                    ------                                                       ------      ------      --------
Operating income................     112.4                                                        120.7        39.7         160.4
                                    ------                                                       ------      ------      --------
Other income (expenses):
  Equity in earnings from joint
    ventures....................       2.4                                                          2.4         0.7           3.1
  Interest expense..............      (9.1)                                        (77.3)(E)
                                                                                     9.1(F)       (77.3)      (22.6)        (99.9)
  Minority interest.............      (0.9)                                                        (0.9)       (0.4)         (1.3)
                                    ------                                                       ------      ------      --------
  Other expenses, net...........      (7.6)                                                       (75.8)      (22.3)        (98.1)
                                    ------                                                       ------      ------      --------
  Revenues less direct and
    allocated expenses before
    taxes.......................    $104.8                                                       $ 44.9      $ 17.4      $   62.3
                                    ======                                                       ======      ======      ========

          See accompanying Notes to the Unaudited Pro Forma Statements of Revenues Less Direct and Allocated Expenses Before Taxes.

                SEMICONDUCTOR COMPONENTS GROUP OF MOTOROLA, INC.
                   UNAUDITED PRO FORMA STATEMENT OF REVENUES
                LESS DIRECT AND ALLOCATED EXPENSES BEFORE TAXES
                  For the nine months ended September 26, 1998
                             (dollars in millions)

                                                                                    ADJUSTMENTS
                                                                                        FOR
                                                      ADJUSTMENTS   ADJUSTMENTS   RECAPITALIZATION
                                         HISTORICAL   TO EXCLUDE    FOR FOUNDRY     AND RELATED
                                            SCG          OPTO          SALES        TRANSACTIONS     PRO FORMA
                                         ----------   -----------   -----------   ----------------   ---------
Total revenues.........................   $1,134.8      $(21.8)(A)    $126.3(B)                      $1,239.3
Direct and allocated costs and
  expenses:
  Cost of sales........................      803.8       (22.7)(A)     126.3(B)        $  2.6(C)        910.0
  Research and development.............       53.1                                      (22.8)(D)        30.3
  Selling and marketing................       70.8                                                       70.8
  General and administrative...........      160.4        (0.3)                           0.3(D)        160.4
  Restructuring charges................      189.8                                                      189.8
                                          --------                                                   --------
  Total operating costs and expenses...    1,277.9                                                    1,361.3
                                          --------                                                   --------
Operating loss.........................     (143.1)                                                    (122.0)
                                          --------                                                   --------
Operating income (expenses):
  Equity in earnings from joint
    ventures...........................        1.2                                                        1.2
  Interest expense.....................      (12.4)                                     (99.4)(E)
                                                                                         12.4(F)        (99.4)
  Minority interest....................       (2.5)                                                      (2.5)
                                          --------                                                   --------
  Other expenses, net..................      (13.7)                                                    (100.7)
                                          --------                                                   --------
  Revenues less direct and allocated
    expenses before taxes..............   $ (156.8)                                                  $ (222.7)
                                          ========                                                   ========

          See accompanying Notes to the Unaudited Pro Forma Statements of Revenues Less Direct and Allocated Expenses Before Taxes.

                SEMICONDUCTOR COMPONENTS GROUP OF MOTOROLA, INC.
                   UNAUDITED PRO FORMA STATEMENT OF REVENUES
                LESS DIRECT AND ALLOCATED EXPENSES BEFORE TAXES
                      For the year ended December 31, 1998
                             (dollars in millions)

                                                                                    ADJUSTMENTS
                                                                                        FOR
                                                      ADJUSTMENTS   ADJUSTMENTS   RECAPITALIZATION
                                         HISTORICAL   TO EXCLUDE    FOR FOUNDRY     AND RELATED
                                            SCG          OPTO          SALES        TRANSACTIONS     PRO FORMA
                                         ----------   -----------   -----------   ----------------   ---------
Total revenues.........................   $1,495.3      $(22.7)(A)    $162.3(B)                      $1,634.9
Direct and allocated costs and
  expenses:
  Cost of sales........................    1,060.0       (24.0)(A)     162.3(B)        $  3.6(C)      1,201.9
  Research and development.............       67.5                                      (29.1)(D)        38.4
  Selling and marketing................       92.4                                                       92.4
  General and administrative...........      205.7        (0.5)(A)                       (6.2)(D)       199.0
  Restructuring charges................      189.8                                                      189.8
                                          --------                                                   --------
  Total operating costs and expenses...    1,615.4                                                    1,721.5
                                          --------                                                   --------
Operating loss.........................     (120.1)                                                     (86.6)
                                          --------                                                   --------
  Equity in earnings from joint
    ventures...........................        5.7                                                        5.7
  Interest expense.....................      (19.8)                                    (132.5)(E)
                                                                                         19.8(F)       (132.5)
  Minority interest....................       (2.1)                                                      (2.1)
                                          --------                                                   --------
  Other expenses, net..................      (16.2)                                                    (128.9)
                                          --------                                                   --------
Revenues less direct and allocated
  expenses before taxes................   $ (136.3)                                                  $ (215.5)
                                          ========                                                   ========

          See accompanying Notes to the Unaudited Pro Forma Statements of Revenues Less Direct and Allocated Expenses Before Taxes.

                    SCG HOLDING CORPORATION AND SUBSIDIARIES
                            (D/B/A ON SEMICONDUCTOR)

                                   FORMERLY,
                SEMICONDUCTOR COMPONENTS GROUP OF MOTOROLA, INC.
                 NOTES TO THE UNAUDITED PRO FORMA STATEMENTS OF
      REVENUES LESS DIRECT AND ALLOCATED EXPENSES BEFORE TAXES (CONTINUED)

                             (dollars in millions)

(A) Represents the elimination of sales, cost of sales and general and administrative expenses related to Opto, which Motorola sold to a third-party during the third quarter of fiscal year 1998.

(B) Historically, the Semiconductor Components Group manufactured products at cost for other divisions of Motorola's Semiconductor Products Sector. This adjustment reflects the foundry revenues and cost of sales associated with products manufactured for other divisions of Motorola's Semiconductor Products Sector, which on a historical basis had been recorded as an offset to cost of sales at cost. SCG Holding now records such sales in a manner consistent with other third-party sales.

(C) Reflects the elimination of interest expense, which was charged to the Semiconductor Components Group by other divisions of Motorola's Semiconductor Products Sector in the cost of products purchased, to cost of sales.

(D) Reflects the elimination of Motorola cost allocations for corporate and divisional research and development and other allocated costs that bear no direct or indirect relationship to our operations. These costs represent allocations in excess of what we will incur on a stand-alone basis.

                                JANUARY 1, 1999        NINE MONTHS        YEAR ENDED
                                    THROUGH               ENDED          DECEMBER 31,
                                 AUGUST 3, 1999    SEPTEMBER 26, 1998        1998
                                ----------------   -------------------   ------------
Corporate research and
  development (1).............       $ 3.2                $ 4.8             $ 6.4
Sector engineering (2)........        10.3                 18.0              22.7
                                     -----                -----             -----
                                     $13.5                $22.8             $29.1
                                     =====                =====             =====

                                JANUARY 1, 1999        NINE MONTHS        YEAR ENDED
                                    THROUGH               ENDED          DECEMBER 31,
                                 AUGUST 3, 1999    SEPTEMBER 26, 1998        1998
                                ----------------   -------------------   ------------
Royalty income (3)............       $(5.4)               $(8.6)            $(10.8)
Other (income) expenses (4)...         0.5                  8.3               17.0
                                     -----                -----             ------
                                     $(4.9)               $(0.3)            $  6.2
                                     =====                =====             ======

        The following describes the above cost allocation adjustments:

     (1) Represents the elimination of the portion of Motorola's expenses for its corporate research and development labs that was allocated to the Semiconductor Components Group. These costs are for Motorola projects. SCG Holding's management believes that SCG Holding will not incur costs relating to these projects in the future.

     (2) Represents the elimination of the portion of Motorola's expenses for sector engineering that was allocated to the Semiconductor Components Group, excluding the costs for the CDMC lab (which performed product research and development for Motorola's Semiconductor Components Group's TMOS products). SCG Holding's management believes that SCG Holding will not incur costs relating to these research and development activities in the future.

     (3) Represents the elimination of royalty income, which Motorola allocated to all of its businesses. This royalty income is not necessarily indicative of the income that SCG Holding receives as a stand-alone company.

     (4) Represents the elimination of other income and expenses, which Motorola allocated to all of its businesses. These items principally include chemical decontamination costs and other expenses. SCG Holding's management believes that these costs or income will not recur in the future.

                    SCG HOLDING CORPORATION AND SUBSIDIARIES
                            (D/B/A ON SEMICONDUCTOR)

                                   FORMERLY,
                SEMICONDUCTOR COMPONENTS GROUP OF MOTOROLA, INC.
                 NOTES TO THE UNAUDITED PRO FORMA STATEMENTS OF
      REVENUES LESS DIRECT AND ALLOCATED EXPENSES BEFORE TAXES (CONTINUED)

                             (dollars in millions)

(E) Reflects the additional interest expense resulting from borrowings of $1,231.5 under the credit agreement relating to the senior bank facilities, the notes and the junior subordinated note and includes $3.7, $4.8 and $6.4 of deferred financing cost amortization for the approximate seven-month period ended August 3, 1999, the nine-month period ended September 26, 1998 and the year ended December 31, 1998, respectively. Such borrowings are expected to bear interest at the following:

    Tranche A of senior bank facilities of $65.5--LIBOR plus 3.00% (8.75%, assumed rate)

    Tranche B of senior bank facilities of $325.0--LIBOR plus 3.50% (9.25%, assumed rate)

    Tranche C of senior bank facilities of $350.0--LIBOR plus 3.75% (9.50%, assumed rate)

    Notes of $400.0 (12.00%, fixed rate)

    Junior subordinated note of $91.0 (10.00% fixed rate)

    For purposes of the unaudited pro forma statements of revenues less direct and allocated expenses before taxes, the assumed interest rates have been used to calculate interest expense of $77.3, $99.4 and $132.5 (including the above mentioned deferred financing cost amortization) for the seven-month period ended August 3, 1999, the nine-month period ended September 26, 1998 and the year ended December 31, 1998, respectively. Such interest rates are representative of the interest rates that would have been in effect under the credit agreement relating to the senior bank facilities had SCG Holding borrowed such amounts on January 1, 1998 and had such amounts remained outstanding throughout the periods presented. A 0.125% increase or decrease in LIBOR would have resulted in a $0.5, $0.7 and $0.9 adjustment to interest expense for the seven-month period ended August 3, 1999, the nine-month period ended September 26, 1998 and the year ended December 31, 1998, respectively.

(F) Reflects the elimination of corporate interest allocated to the Semiconductor Components Group.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH THE AUDITED COMBINED FINANCIAL STATEMENTS, THE UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS, THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS AND THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS, WHICH ARE INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS AND THE AUDITED COMBINED FINANCIAL STATEMENTS PRESENT THE COMBINED ASSETS, LIABILITIES AND BUSINESS EQUITY AND THE RELATED COMBINED REVENUES LESS DIRECT AND ALLOCATED EXPENSES BEFORE TAXES OF THE BUSINESS OF MOTOROLA'S SEMICONDUCTOR COMPONENTS GROUP PRIOR TO THE RECAPITALIZATION AND THE RELATED TRANSACTION, AND ARE NOT INTENDED TO BE A COMPLETE PRESENTATION OF THE FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS OF THE BUSINESS OF SCG HOLDING CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES. THE RESULTS OF OPERATIONS BEFORE TAXES ARE NOT NECESSARILY INDICATIVE OF THE RESULTS OF OPERATIONS BEFORE TAXES THAT WOULD BE RECORDED BY SCG HOLDING ON A STAND-ALONE BASIS. THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS PRESENT THE CONSOLIDATED FINANCIAL POSITION AND RESULTS OF OPERATIONS OF SCG HOLDING CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES ON A STAND-ALONE BASIS SUBSEQUENT TO ITS AUGUST 4, 1999 RECAPITALIZATION. OUR FISCAL YEAR ENDS ON DECEMBER 31ST OF EACH YEAR, AND EACH OF THE FIRST THREE FISCAL QUARTERS OF EACH FISCAL YEAR ENDS ON THE SATURDAY CLOSEST TO THE CALENDAR QUARTER END. AS A RESULT, THE NINE-MONTH PERIOD ENDED OCTOBER 2, 1999 WAS LONGER THAN THE NINE-MONTH PERIOD ENDED SEPTEMBER 26, 1998.

OVERVIEW

    We are one of the largest independent suppliers of semiconductor components in the world. Our total addressable market, consisting generally of discrete, standard analog and standard logic semiconductors, comprised approximately
$16.9 billion of revenues in 1998. Generically referred to as semiconductor "components," these devices are "building blocks" that provide the power control, power protection and interfacing necessary for almost all electronic systems, including computers, consumer electronics, communications equipment, automotive systems and industrial automation and control systems. With a portfolio of over 16,000 products, we offer our customers a single source of supply for virtually all their components needs, including the broadest selection of discrete semiconductor products in the industry and an extensive line of standard analog and standard logic products. Our products generally have long market life cycles, averaging 10 to 20 years, with some as long as 30 years. The long life of these products allows us to use our manufacturing assets for longer periods of time, leading to lower capital expenditures. Our total sales volume was approximately 15 billion units in 1998, and we expect our sales volume to be approximately 18 billion units during 1999.

    RECENT RESTRUCTURING. In 1997, Motorola created the Semiconductor Components Group as a separate division within its Semiconductor Products Sector to concentrate on the manufacturing of discrete, standard analog and standard logic semiconductors. In 1998, Motorola initiated a company-wide restructuring with the goal of increasing the manufacturing efficiency of various operations within each of Motorola's business groups. In furtherance of this strategy, we have implemented ongoing cost-saving initiatives to rationalize our product portfolio, close plants and relocate or outsource related operations to take advantage of lower-cost labor markets and make our manufacturing processes more efficient. As part of this restructuring program, we have closed plants in Arizona and the Philippines. We expect to complete this restructuring program by the end of 2000 and, as a result, expect to realize annual cost savings of approximately $210 million in 2000, as compared to our cost structure at the beginning of 1998. Motorola recorded a restructuring charge in the second quarter of 1998, of which $189.8 million was allocated to us. We do not currently anticipate any significant additional costs in connection with this restructuring. See "Business--Recent Restructuring."

    RECAPITALIZATION. On August 4, 1999, SCG Holding Corporation was recapitalized pursuant to an agreement among SCG Holding, its subsidiary, Semiconductor Components Industries, LLC, Motorola and affiliates of Texas Pacific Group. As a result of our recapitalization, an affiliate of Texas Pacific Group holds approximately 91% and Motorola holds approximately 9% of the outstanding voting stock of SCG Holding. In addition, as part of these transactions, Texas Pacific Group's affiliate received 1,500 shares and Motorola received 590 shares of SCG Holding's mandatorily redeemable preferred stock with a total liquidation value of $209 million plus accrued and unpaid dividends. Motorola also received a $91 million junior subordinated note issued by Semiconductor Components. Cash payments to Motorola in connection with our recapitalization were financed through equity investments by affiliates of Texas Pacific Group totaling $337.5 million, borrowings totaling $740.5 million under a $875 million senior secured bank loan facilities and the issuance of $400 million of 12% senior subordinated notes due August 2009. Because Texas Pacific Group's affiliate acquired less than substantially all of SCG Holding's common stock, the basis of SCG Holding's assets and liabilities for financial reporting purposes was not impacted by our recapitalization.

    SEPARATION FROM MOTOROLA. When we were a division of Motorola, Motorola allocated to us expenses related to shared services provided by Motorola and its other divisions. During 1998, we incurred approximately $294 million in general, administrative, marketing and selling expenses, of which Motorola and its other divisions allocated to us approximately $124 million. During the seven-month period prior to our August 1999 recapitalization, we incurred $124 million of general, administrative, marketing and selling expenses, of which Motorola and its other divisions allocated to us $52 million. As part of our recapitalization, we identified the specific services that we believed were necessary to our business and that we would not be able initially to provide ourselves. Motorola agreed to provide or arrange for the provision of these services, including information technology, human resources, supply management and finance services, for periods of time sufficient to facilitate our transition to a stand-alone company. Our management estimates that we will incur not more than $75 million under these arrangements for general, administrative, selling and marketing related expenses during the first year after our recapitalization and that our aggregate general, administrative, selling and marketing expenses will be less than those directly charged and allocated in 1998. In addition, Motorola agreed to continue to provide worldwide shipping and freight services to us for a period of up to three years using the cost allocation method currently in effect. Under this arrangement, we anticipate paying Motorola approximately $30 million in the first year following our recapitalization. We believe that the scope of the agreements we entered into with Motorola as part of our recapitalization and the time frames, pricing and other terms should provide us sufficient time to effect the transition with minimal disruption to our business, and that we will ultimately be able to provide these services ourselves or identify third-party suppliers to provide such services on terms not materially less favorable to us than the terms of our arrangements with Motorola.

    SCG Holding and Motorola have also agreed to continue providing manufacturing services to each other for limited periods of time following our recapitalization at fixed prices that are intended to approximate each party's cost of providing the services. Prior to our recapitalization, the cost of the services we provided to other divisions of Motorola's Semiconductor Products Sector was recorded as a credit to our cost of production, while the cost of the services other divisions of Motorola's Semiconductor Products Sector provided to us was included in our cost of goods sold. We now record foundry sales for services we provide to other divisions of Motorola's Semiconductor Products Sector as revenues, and this change has been reflected as an adjustment in our pro forma financial information contained in this prospectus. See "Unaudited Pro Forma Financial Information." In 1996, 1997, and 1998, the Semiconductor Components Group recorded $159.5 million, $177.4 million, and $162.3 million, respectively, for the cost of foundry services it provided to other divisions of Motorola's Semiconductor Products Sector. For the nine months ended
September 26,

1998, the Semiconductor Components Group recorded $126.3 million for the cost of foundry services it provided to other divisions of Motorola's Semiconductor Products Sector, and for the period from January 1, 1999 through August 3, 1999, the Semiconductor Components Group recorded $91.0 million for the cost of these foundry services. Each party has committed to purchases specified under these manufacturing services agreements. Subject to our right to cancel upon six months' written notice, we have minimum commitments to purchase manufacturing services from Motorola of approximately $29.5 million, $88 million, $51 million, $41 million and $40 million in the last three months of 1999, and in fiscal years 2000, 2001, 2002 and 2003, respectively, and have no purchase obligations thereafter. We currently anticipate that we will purchase manufacturing services from Motorola of approximately $150 million in 2000. Subject to its right to cancel upon six months' written notice, Motorola has minimum commitments to purchase manufacturing services from us of approximately $24.9 million, $66 million and $26 million in the last three months of 1999, and in fiscal years 2000 and 2001, respectively, and has no purchase obligations thereafter. We currently anticipate that Motorola will purchase manufacturing services from us of approximately $100 million in 2000. We believe that prior to the expiration of our manufacturing services agreements with Motorola, we will be able to relocate operations to our facilities, or make arrangements with third-party manufacturers to replace the manufacturing services provided by Motorola at costs not materially in excess of the amounts we expect to pay Motorola.

HISTORICAL QUARTERLY PERFORMANCE--1998 THROUGH THIRD QUARTER 1999

    The following table sets forth our historical quarterly sales, gross profits and gross margin (gross profit as a percentage of sales) from January 1, 1998 through October 2, 1999:

                                                                                                    JULY 4,     AUGUST 4
                                              FOR THE THREE MONTHS ENDED                             1999         1999
                       -------------------------------------------------------------------------    THROUGH     THROUGH
                       MARCH 28,   JUNE 28,   SEPTEMBER 28,   DECEMBER 31,   APRIL 3,   JULY 3,    AUGUST 3,   OCTOBER 2,
                         1998        1998         1998            1998         1999       1999       1999         1999
                       ---------   --------   -------------   ------------   --------   --------   ---------   ----------
                                           (DOLLARS IN MILLIONS, UNAUDITED)
Total revenues.......   $414.7      $373.8       $346.3          $360.5       $373.3     $401.2     $120.9      $ 329.0
Gross profit.........   $142.6      $ 99.9       $ 88.5          $104.3       $105.1     $126.8     $ 43.2      $  87.4
Gross margin.........       34%         27%          26%             29%          28%        32%        36%          27%

    In early 1998 we experienced strong sales and gross profit growth resulting principally from inventory buildups by our distribution customers due to a positive industry outlook. However, as a result of the Asian economic crisis, reduced average selling prices resulting from excess semiconductor manufacturing capacity and adjustments resulting from excess inventory, sales in the second and third quarters of 1998 were lower than expected. Since the fourth quarter of 1998, the industry has demonstrated continued improvement driven by the recovery of most Asian economies, better inventory balances and increasing demand for electronic devices. This positive trend is demonstrated in our sequential quarterly growth in sales and gross profit from the fourth quarter of 1998 through the third quarter of 1999. On a pro forma basis, gross margin for the three months ended October 2, 1999 was 28%. The slight decrease in gross margin resulted from inefficiencies during August 1999 as SCG Holding separated from Motorola and became a stand-alone entity. Management does not expect this situation to impact gross margin in the fourth quarter of 1999. World Semiconductor Trade Statistics, an industry association that collects and publishes sales statistics on products and regions for the industry, has forecasted revenue growth in our industry and our total addressable market from 1998 to 2002 at a compound annual growth rate of 15.5% and 10.4%, respectively.

RESULTS OF OPERATIONS

    The following table sets forth line items from our statement of revenues less direct and allocated expenses before taxes, as a percentage of total revenues for the periods indicated:

                                                                                    JANUARY 1,   AUGUST 4,
                                        YEARS ENDED                                    1999         1999
                                        DECEMBER 31,            NINE MONTHS ENDED    THROUGH      THROUGH
                               ------------------------------     SEPTEMBER 26,     AUGUST 3,    OCTOBER 2,
                                 1996       1997       1998           1998             1999         1999
                               --------   --------   --------   -----------------   ----------   ----------
                                        (EXPRESSED AS A PERCENTAGE OF TOTAL REVENUES)
Total revenues...............     100%       100%       100 %           100 %           100%         100%
Direct and allocated costs
  and expenses:
    Cost of sales............    64.6%      61.3%      70.9 %          70.8 %          69.3%        73.4%
    Research and
      development............     4.1%       3.6%       4.5 %           4.7 %           3.8%         2.1%
    Selling and marketing....     5.4%       6.1%       6.2 %           6.2 %           4.4%         2.7%
    General and
      administrative.........     8.6%      13.4%      13.8 %          14.1 %          10.0%         7.8%
    Restructuring charges....     0.0%       0.0%      12.7 %          16.7 %           0.0%         1.9%
                                -----      -----      -----           -----           -----        -----
Total direct and allocated
  costs and expenses:........    82.7%      84.4%     108.1 %         112.5 %          87.5%        87.9%
    Other expenses, net......     0.7%       0.7%       1.0 %           1.2 %           0.8%         6.8%
                                -----      -----      -----           -----           -----        -----
Revenues less direct and
    allocated expenses before
    taxes....................    16.6%      14.9%      (9.1)%         (13.7)%          11.7%         5.3%
                                =====      =====      =====           =====           =====        =====

    We experienced a decline in our market share from 1993 through 1998. Our market share as a percentage of our total addressable market was 11.0% in 1993, 10.5% in 1994, 9.7% in 1995, 9.4% in each of 1996 and 1997 and 8.7% in 1998. We believe this decline was attributable primarily to the emphasis of Motorola's Semiconductor Products Sector on the sale of more complex and higher-priced semiconductors, including the diversion of research and development, capital expenditures and manufacturing capacity to these products and incentives provided to this sales force and third-party distributors linked to the sale of these products. Although our total addressable market share may continue to decline for 1999 and 2000, we expect that any such decline will not materially affect our operating results because we have chosen to focus on products with significant growth potential, such as analog, emitter-coupled logic and bipolar discrete semiconductors.

NINE MONTHS ENDED OCTOBER 2, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 26,
  1998

                                                                                 POST-
                                             PRE-RECAPITALIZATION           RECAPITALIZATION
                                      -----------------------------------   ----------------
                                             NINE            JANUARY 1,                             NINE
                                            MONTHS              1999         AUGUST 4, 1999        MONTHS
                                            ENDED             THROUGH           THROUGH             ENDED
                                      SEPTEMBER 26, 1998   AUGUST 3, 1999   OCTOBER 2, 1999    OCTOBER 2, 1999
                                      ------------------   --------------   ----------------   ---------------
REVENUES:
  Net product sales.................       $1,134.8            $895.4            $301.0            $1,196.4
  Foundry sales.....................             --                --              28.0                28.0
                                           --------            ------            ------            --------
    Total Revenues..................        1,134.8             895.4             329.0             1,224.4
                                           --------            ------            ------            --------

OPERATING COSTS AND EXPENSES:
  Cost of sales.....................          803.8             620.3             241.6               861.9
  Research and development..........           53.1              34.3               6.9                41.2
  Selling and marketing.............           70.8              39.0               8.8                47.8
  General and administrative........          160.4              89.4              25.6               115.0
  Restructuring and other charges...          189.8                --               6.4                 6.4
                                           --------            ------            ------            --------
    Total Operating Costs and
      Expenses......................        1,277.9             783.0             289.3             1,072.3
                                           --------            ------            ------            --------

OPERATING INCOME (LOSS).............         (143.1)            112.4              39.7               152.1

OTHER EXPENSES, NET.................          (13.7)             (7.6)            (22.3)              (29.9)

REVENUES LESS DIRECT AND ALLOCATED
  EXPENSES BEFORE TAXES.............
                                           --------            ------            ------            --------
                                           $ (156.8)           $104.8            $ 17.4            $  122.2
                                           ========            ======            ======            ========

    NET PRODUCT SALES. Net product sales increased $61.6 million, or 5.4%, from $1,134.8 million for the nine months ended September 26, 1998 to $1,196.4 million for the nine months ended October 2, 1999. The overall increase in net product sales was primarily attributable to the rebound in the semiconductor market as well as the introduction of new products. Unit volume increased by 20.6% for the nine months ended October 2, 1999 compared to the nine months ended September 26, 1998, while average selling prices decreased by 11.0% for the same periods, primarily as a result of excess semiconductor manufacturing capacity and aggressive pricing actions taken to maintain market share. Given recent increases in demand and capacity utilization, we expect selling prices for most of our products to stabilize or increase in the near term. Depending on the overall mix of products we sell, however, our average selling price may decline.

    Net sales for standard analog products, which accounted for 20.0% of net product sales for the nine months ended October 2, 1999, increased 16.7% compared to the same period in 1998, primarily as a result of increased demand in the telecommunications industry and our focus on expanding the sales of this product line. Net sales for standard logic products, which accounted for 23.6% of net product sales for the nine months ended October 2, 1999, increased 5.8% compared to the same period in 1998, primarily due to increased demand for emitter-coupled logic products, which was offset by the discontinuation of our FAST product line as well as reduced emphasis on older standard logic product families. Net sales for discrete products, which accounted for 56.0% of net product sales for the nine months ended October 2, 1999, grew by 5.0% compared to the same period in 1998, mainly fueled by increased demand in the rectifiers and zener product families.

    Net product sales were derived 46%, 33% and 21% 9% in the Americas, Asia/Pacific and Europe (including the Middle East), respectively, in the first nine months of 1999, compared to 47%, 29% and 24%, respectively, in the first nine months of 1998. Sales to the Asia/Pacific region have strengthened during 1999 and recently exceeded $500 million, due to a recovery in this market which we expect to continue over the next three years.

    GROSS PROFIT. Gross profit, defined as total revenues less cost of sales, increased 9.5% from $331.0 million for the nine months ended September 26, 1998 to $362.5 million for the nine months ended October 2, 1999. As a percentage of total revenues, gross profit was 29.2% for the first nine months of 1998, compared to 29.6% for the first nine months of 1999. The improvement in gross profit resulted mainly from reductions in costs from the restructuring program initiated in June 1998, which were offset, in part, by lower average selling prices. The restructuring program included the implementation of ongoing cost-saving initiatives to rationalize our product portfolio, close plants and relocate or outsource related operations to take advantage of lower-cost labor markets and make our manufacturing processes more efficient. In connection with the restructuring, we have closed wafer fabrication, assembly and test facilities located in the Philippines and Arizona and have outsourced or moved related operations to other facilities in Malaysia, Mexico, the Czech Republic and Japan. We expect these cost reductions will continue to have a positive impact on our gross profit. See "Business--Recent Restructuring."

    RESEARCH AND DEVELOPMENT.  Research and development costs decreased
$11.9 million, or 22.4%, from $53.1 million in the nine months ended
September 26, 1998 to $41.2 million in the nine months ended October 2, 1999, primarily as a result of our August 1999 recapitalization and the discontinuation of related expense allocations from Motorola. As a percentage of total revenues, these costs decreased from 4.7% for the first nine months of 1998 to 3.4% for the first nine months of 1999. Research and development costs that we incurred directly increased from $26.4 million in the nine months ended September 26, 1998 to $27.9 million in the nine months ended October 2, 1999, while research and development costs allocated from Motorola decreased from $26.7 million to $13.3 million for the same periods.

    SELLING AND MARKETING. Selling and marketing expenses decreased by 32.5% from $70.8 million in the nine months ended September 26, 1998 to $47.8 million in the nine months ended October 2, 1999. As a percentage of total revenues, these costs decreased from 6.2% for the first nine months of 1998 to 3.9% for the first nine months of 1999. The decrease in selling and marketing expenses was primarily attributable to workforce reductions associated with the restructuring program.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses decreased by 28.3% from $160.4 million in the nine months ended September 26, 1998 to $115.0 million in the nine months ended October 2, 1999 primarily as a result of worldwide personnel reductions associated with the the restructuring program and as a result of our recapitalization and the discontinuation of related expense allocations from Motorola. As a percentage of total revenues, these costs decreased from 14.1% for the first nine months of 1998 to 9.4% for the first nine months of 1999. General and administrative expenses allocated from Motorola decreased from $94.4 million in the nine months ended September 26, 1998 to $50.0 million in the nine months ended October 2, 1999.

    RESTRUCTURING AND OTHER CHARGES. In June 1998, Motorola recorded a charge to cover one-time costs related to the restructuring program, including costs related to the consolidation of manufacturing operations, the exit of non-strategic or poorly performing businesses by discontinuance of selected product lines and the rationalization of our product portfolio, and a reduction in the number of our employees. Asset impairment and other charges were also recorded for the write-down of assets that had become impaired as a result of current business conditions or business portfolio decisions. Our one-time charges related to these actions were $189.8 million, of which $53.9 million represented asset impairments charged directly against machinery and equipment. The remaining charges consisted of $13.2 million for the consolidation of manufacturing operations, $20.7 million for business exits and $102.0 million for employment reductions.

    Motorola retained the employee separation accrual of $28.8 million as of August 3, 1999, to cover approximately 900 employees who will remain employees of, and be released by Motorola.

    At October 2, 1999, $13.6 million of reserves relating to the restructuring program remain outstanding. The following table summarizes activity in these reserves during 1999:

                                                    BALANCE                  AMOUNTS     BALANCE
                                                     AS OF                  RETAINED      AS OF
                                                  DECEMBER 31,   AMOUNTS       BY       OCTOBER 2,
                                                      1998         USED     MOTOROLA       1999
                                                  ------------   --------   ---------   ----------
                                                                   (IN MILLIONS)
Consolidation of manufacturing operations.......     $13.2        $ (4.5)    $   --       $ 8.7
Business exists.................................      11.3          (6.4)        --         4.9
Employee separations............................      43.5         (14.7)     (28.8)         --
                                                     -----        ------     ------       -----
    Total restructuring.........................     $68.0        $(25.6)    $(28.8)      $13.6
                                                     =====        ======     ======       =====

    After our recapitalization, we incurred $6.4 million of one-time costs mostly associated with the worldwide launch of our new trade name, ON Semiconductor-TM-, and related branding initiatives.

    OPERATING INCOME (LOSS). We generated an operating loss of $143.1 million, or 12.6% of total revenues, for the nine months ended September 26, 1998 compared to operating income of $152.1 million, or 12.4% of total revenues, for the nine months ended October 2, 1999. This improvement is primarily attributable to the restructuring charge in 1998 as well as subsequent cost reductions resulting from the restructuring. Excluding the restructuring charge, we generated operating income of $46.7 million, or 4.1% of total revenues, during the first nine months of 1998.

    OTHER EXPENSES, NET. Other expenses, net increased from $13.7 million for the nine months ended September 26, 1998 to $29.9 million for the nine months ended October 2, 1999, primarily as a result of increased interest expense related to borrowings utilized to finance our recapitalization and related transactions.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    NET SALES--TRADE. Net product sales decreased $320.0 million, or 17.6%, from $1,815.3 million in 1997 to $1,495.3 million in 1998. Our sales decreased in all major product categories. The decline in net product sales, which was greater than the decline in overall sales in our total addressable market of 11% over the same time period, was primarily attributable to a worldwide recessionary period in the semiconductor industry resulting from the Asian economic crisis, excess manufacturing capacity and excess inventory levels. Average sales prices declined 12.3% while total unit volume declined only 5.9%.

    Net sales for discrete, standard analog and standard logic products, which accounted for 58%, 19% and 23%, respectively, of net product sales in 1998, decreased 16.5%, 7.3% and 27.1%, respectively, compared to 1997, primarily as a result of industry-wide declines in average selling prices. The decrease in net sales of standard logic products was exacerbated by our discontinuation of a standard logic product line and reduced emphasis on older standard logic product families.

    The geographic distribution of net product sales in 1998 is relatively consistent as compared to 1997. Net product sales were derived 46%, 30% and 24% in the Americas, the Asia/Pacific region and Europe (including the Middle East), respectively, in 1998, compared to 46%, 33% and 21%, respectively, in 1997.

    GROSS PROFIT. Gross profit, defined as total revenues less cost of sales, decreased 38.1% from $703.0 million in 1997 to $435.3 million in 1998. As a percentage of total revenues, gross profit was 38.7% in 1997 compared to 29.1% in 1998. The decrease in gross profit as a percentage of total revenues resulted primarily from lower average sales prices as well as the underutilization of production capacity, causing fixed production costs to be spread over fewer units of production. These negative impacts on gross profit were offset, in part, by reductions in costs resulting from the restructuring program initiated in June 1998.

    RESEARCH AND DEVELOPMENT.  Research and development costs increased
$1.8 million, or 2.7%, from $65.7 million in 1997 to $67.5 million in 1998. As a percentage of total revenues, these costs increased from 3.6% in 1997 to 4.5% in 1998. Research and development costs historically consisted of allocations from Motorola and other divisions of its Semiconductor Products Sector as well as research and development costs incurred directly by us. Research and development expenses allocated to us by Motorola and other divisions of its Semiconductor Products Sector decreased by $1.5 million from $34.6 million in 1997 to $33.1 million in 1998. Research and development cost increased by $3.3 million from $31.1 million in 1997 to $34.4 million in 1998. This increase reflects our continued commitment to focus on new product development.

    SELLING AND MARKETING. Selling and marketing expenses decreased by 16.5% from $110.7 million in 1997 to $92.4 million in 1998. The reduction in selling and marketing expenses is primarily attributable to the restructuring program. As a percentage of total revenues, these costs remained relatively consistent at just over 6% in 1997 and 1998 due to the decline in total revenues and the restructuring in 1998.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses decreased by 15.4% from $243.1 million in 1997 to $205.7 million in 1998. As a percentage of total revenues, these costs remained relatively consistent at just over 13% in 1997 and 1998 due to the decline in total revenues in 1998. In addition to general and administrative expenses incurred directly by us, general and administrative costs consist of an allocation of Motorola's corporate and sector costs. General and administrative expenses allocated to us by Motorola decreased by $1.8 million, or 1.5%, to $115.2 million for 1998. General and administrative expenses incurred directly by us decreased by $35.6 million, or 28.2%, to $90.5 million for 1998. The reduction in general and administrative expenses is primarily attributable to worldwide personnel reductions under the restructuring.

    RESTRUCTURING AND OTHER CHARGES. In June 1998, Motorola recorded a charge to cover restructuring costs related to the consolidation of manufacturing operations, the exit of non-strategic or poorly performing businesses and a reduction in worldwide employment by 20,000 employees. Asset impairment and other charges were also recorded for the writedown of assets which had become impaired as a result of current business conditions or business portfolio decisions. Motorola recorded its charge in the following restructuring categories:

    CONSOLIDATION OF MANUFACTURING OPERATIONS. Consolidation of manufacturing operations relates to the closing of production and distribution facilities and selling or disposing of the machinery and equipment that was no longer needed and, in some cases, scrapping excess assets that had no net realizable value. The buildings associated with these production facilities, in many cases, were sold to outside parties. Also included in this restructuring category were costs related to shutting down or reducing the capacity of production lines. In most cases, older facilities with older technologies or non-strategic products were closed. Machinery and equipment write downs related to equipment that would no longer be utilized comprised the majority of these costs. These assets have been deemed to be held for use until such time as they are removed from service and, therefore, no longer utilized in manufacturing products. An assessment was made as to whether or not there was an asset impairment related to the valuation of these assets in determining what the amount of the write down included in the restructuring charge should be for this machinery and equipment. This assessment utilized the anticipated future undiscounted cash flows generated by the equipment as well as its ultimate value upon disposition.

    The charges in this restructuring category do not include any costs related to the abandonment or sub-lease of facilities, moving expenses, inventory disposals or write downs, or litigation or environmental obligations.

    As part of the consolidation of manufacturing operations, Semiconductor Products Sector facilities in North Carolina, California, Arizona and the Philippines are being closed as planned. The Semiconductor Products Sector is consolidating its production facilities into fewer integrated factories to achieve economies of scale and improved efficiencies and to capitalize on new technologies that should reduce operating costs.

    BUSINESS EXITS. Business exit costs include costs associated with shutting down businesses that did not fit with Motorola's new strategy. In many cases, these businesses used older technologies that produced non-strategic products. The long-term growth and margins associated with these businesses were not in line with Motorola's expectations given the level of investment and returns. Included in these business exit costs were the costs of terminating technology agreements and selling or liquidating interests in joint ventures that did not fit with the new strategy of Motorola. Exit costs allocated to us related to the discontinuance of selected product lines and the rationalization of our product portfolio. Similar to consolidation of manufacturing operations, the charges in this restructuring category did not include any costs related to the abandonment or sublease of facilities, moving expenses, inventory disposals or write downs, or litigation or environmental obligations.

    EMPLOYEE SEPARATIONS. Employee separation costs represent the costs of involuntary severance benefits for the 20,000 positions identified as subject to severance under the restructuring plan and special voluntary termination benefits offered beginning in the third quarter of 1998. The special voluntary termination benefits provided for one week of pay for each year of service between years 1-10, two weeks of pay for each year of service between years 11-19, and three weeks of pay for each year of service for year 20 and greater. The majority of employees who accepted special voluntary termination benefits did so by the end of the year, although severance payments were not completed by that time. The majority of the special voluntary termination benefits expired at the end of the fourth quarter of 1998.

    As of December 31, 1998, approximately 13,800 employees have separated from Motorola through a combination of voluntary and involuntary severance programs. Of the 13,800 separated employees, approximately 8,200 were direct employees and 5,600 were indirect employees. Direct employees are primarily non-supervisory production employees, and indirect employees are primarily non-production employees and production managers.

    ASSET IMPAIRMENTS AND OTHER CHARGES. As a result of current and projected business conditions, Motorola wrote down operating assets that became impaired. The majority of the assets written down were used manufacturing equipment and machinery.

    The amount of impairment charge for the assets written down was based upon an estimate of the future cash flows expected from the use of the assets, as well as upon their eventual disposition. These undiscounted cash flows were then compared to the net book value of the equipment, and impairment was determined based on that comparison. Cash flows were determined at the facility level for production facilities based upon anticipated sales value of the products to be produced and the costs of producing the products at those facilities. In cases in which sufficient cash flows were not going to be generated by the equipment at those facilities, the assets were written down to their estimated fair value. These estimated fair values were based upon what the assets could be sold for in a transaction with an unrelated third party. Since the majority of these assets were machinery and equipment, Motorola was able to utilize current market prices for comparable equipment in the marketplace in assessing what would be the fair value upon sale of the equipment.

    Building writedowns were based on marketability factors of the building in the particular location.

    Assets held for use continue to be depreciated based on an evaluation of their remaining useful lives and their ultimate values upon disposition. There were no assets held for sale at December 31, 1998 nor were any impaired assets disposed of prior to that date.

    RESTRUCTURING CHARGE. A restructuring charge of $189.8 million, of which $53.9 million represented asset impairments charged directly against machinery and equipment, was allocated to us in 1998. Under our restructuring program, we expect to reduce our workforce by approximately 3,900 employees by the end of the first quarter of 2000. As of December 31, 1998, we had released approximately 2,500 employees as part of our restructuring program.

    At December 31, 1998, $68.0 million of restructuring accruals remain outstanding. The following table displays a rollforward to December 31, 1998 of the accruals established during the second quarter of 1998:

                                                                                     ACCRUALS AT
                                                              INITIAL    AMOUNTS    DECEMBER 31,
                                                              CHARGES      USED         1998
                                                              --------   --------   -------------
                                                                         (IN MILLIONS)
Consolidation of manufacturing operations...................   $ 13.2    $    --        $13.2
Business exits..............................................     20.7       (9.4)        11.3
Employee separations........................................    102.0      (58.5)        43.5
                                                               ------    -------        -----
  Total restructuring.......................................    135.9      (67.9)        68.0
                                                               ------    -------        -----
Asset impairments and other charges.........................     53.9      (53.9)          --
                                                               ------    -------        -----
  Total.....................................................   $189.8    $(121.8)       $68.0
                                                               ======    =======        =====

    Our remaining accrual at December 31, 1998 of $13.2 million for the consolidation of manufacturing operations represents the finalization of the plant closings in Arizona and the Philippines. Within the business exits category, the remaining accrual of $11.3 million at December 31, 1998 relates to costs of exiting two unprofitable product lines. Our remaining accrual of $43.5 million at December 31, 1998 for employee separations relates to the completion of severance payments in Japan, Asia, the U.K. and Arizona.

    Our total amount used of $121.8 million through December 31, 1998 reflects approximately $63.6 million in cash payments and $58.2 million in write-offs. The remaining $68.0 million accrual balance at December 31, 1998 is expected to be liquidated via cash payments.

    OPERATING INCOME. Operating income was $283.5 million, or 15.6% of net sales, in 1997 compared to an operating loss of $120.1 million, or 8.0% of net sales, in 1998. Excluding the restructuring charge, we would have had operating income of $69.7 million, or 4.7% of net sales, in 1998. This decrease is primarily attributable to the deterioration in gross margins.

    EQUITY IN EARNINGS FROM JOINT VENTURES. Equity in earnings from joint ventures improved from a loss of $0.3 million in 1997 to income of $5.7 million in 1998. During 1998, we recognized a greater benefit from our 1997 investment in Leshan, as its manufacturing facility continued to increase capacity in 1998. This investment was part of our global semiconductor expansion strategy to relocate manufacturing facilities out of the United States into markets with lower cost facilities.

    INTEREST EXPENSE. Interest expense increased from $11.7 million in 1997 to $19.8 million in 1998. These amounts were allocated by Motorola to its Semiconductor Products Sector and in turn to us.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    NET SALES--TRADE. Net product sales increased $67.3 million, or 3.9%, from $1,748.0 million in 1996 to $1,815.3 million for 1997. The increase was consistent with the total growth in overall sales in our addressable market of 4.3% over the same time period. Total unit volume increased 21.2% in 1997 compared to 1996, while average sales prices decreased by 14.9%, reflecting continued price pressure as a result of excess semiconductor manufacturing capacity in the industry.

    Net sales for discrete products, which accounted for 56% of net product sales for 1997, decreased 0.4% compared to 1996. Net sales for standard analog products and standard logic products, which accounted for 17% and 27%, respectively, of net product sales for 1997, increased 11.3% and 10.5%, respectively, compared to 1996. The growth rates of discrete, standard analog and standard logic product families followed general market trends.

    The geographic distribution of net product sales for 1997 is relatively consistent as compared to 1996. Net product sales were derived 46%, 33% and 21% in the Americas, the Asia/Pacific region and Europe (including the Middle East), respectively, during 1997, compared to 46%, 33% and 21%, respectively, in 1996.

    GROSS PROFIT. Gross profit, defined as total revenues less cost of sales, increased 13.5% from $619.2 million in 1996 to $703.0 million in 1997. As a percentage of total revenues, gross profit was 35.4% in 1996 compared to 38.7% in 1997. This improvement in gross profit as a percentage of total revenues was primarily the result of improved manufacturing efficiencies and capacity utilization resulting from increased unit volume. Inventory levels were increased in 1997 in anticipation of a rebound of the semiconductor industry in 1998. As production was increased in 1997 to build inventory levels, fixed production costs were spread over higher unit volume and were capitalized into inventory, resulting in a positive impact on 1997 gross profit.

    RESEARCH AND DEVELOPMENT.  Research and development costs decreased
$6.0 million, or 8.4%, from $71.7 million in 1996 to $65.7 million in 1997. As a percentage of total revenues, these costs decreased from 4.1% in 1996 to 3.6% in 1997. Research and development costs historically consisted of allocations from Motorola and other divisions of its Semiconductor Products Sector as well as research and development costs incurred directly by us. The research and development costs allocated by Motorola and other divisions of its Semiconductor Products Sector were essentially flat at $34.8 million in 1996 compared to $34.6 million in 1997. The decrease in research and development costs is primarily attributable to a $5.8 million reduction in the costs incurred directly by us. The decrease was primarily the result of a reorganization in 1997 of Motorola's Semiconductor Products Sector, when Motorola created the Semiconductor Components Group as a separate division within the Semiconductor Products Sector. As a result, a number of research and development personnel were reassigned to other groups within the sector, thus reducing our research and development resources in 1997.

    SELLING AND MARKETING. Selling and marketing expenses increased by 17.3% from $94.4 million in 1996 to $110.7 million in 1997. As a percentage of total revenues, these costs increased from 5.4% in 1996 to 6.1% in 1997. The increase in selling and marketing expenses is primarily attributable to changes in processes and additional selling and marketing functions for which we assumed direct responsibility starting in 1997 as part of the reorganization of Motorola's Semiconductor Products Sector.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by 61.2% from $150.8 million in 1996 to $243.1 million in 1997. As a percentage of total revenues, these costs increased from 8.6% in 1996 to 13.4% in 1997. In addition to general and administrative expenses incurred directly by us, general and administrative costs consist of an allocation of Motorola's corporate and sector costs. General and administrative expenses allocated to us by Motorola increased by $29.8 million, or 34.2%, to $117.0 million in 1997. General and administrative expenses incurred directly by us increased by $62.5 million, or 98.3%, to $126.1 million in 1997. The increase in general and administrative expenses is primarily attributable to costs resulting from the reorganization of Motorola's Semiconductor Products Sector in 1997.

    OPERATING INCOME. Operating income as a percentage of total revenues decreased from 17.3%, or $302.3 million, in 1996 to 15.6%, or $283.5 million, in 1997. This decrease is attributable primarily to increased selling and marketing and general and administrative expenses resulting from the reorganization of Motorola's Semiconductor Products Sector in 1997, offset by improvements in gross profit in 1997.

    EQUITY IN EARNINGS FROM JOINT VENTURES. Equity in earnings from joint ventures decreased from $2.4 million in 1996 to $(0.3) million in 1997. The decrease in earnings was primarily attributable to our Malaysian joint venture, which incurred translation losses in 1997 on U.S. dollar denominated loans.

    INTEREST EXPENSE. Interest expense decreased from $15.0 million in 1996 to $11.7 million in 1997. These amounts were allocated by Motorola to its Semiconductor Products Sector and in turn to us.

LIQUIDITY AND CAPITAL RESOURCES

    Our senior bank facilities consist of a $200.0 million tranche A facility (including a $134.5 million delayed-draw term facility) that bears interest at LIBOR + 3.00% and fully amortizes within six years, a $325.0 million tranche B facility that bears interest at 3.50% and fully amortizes within seven years and a $350.0 million tranche C facility that bears interest at LIBOR + 3.75% and fully amortizes within eight years, together with a $150.0 million revolving facility for working capital and general corporate purposes (of which $14.7 million has been used for letters of credits and $135.3 million remains available as of October 2, 1999). As part of our August 1999 recapitalization, in addition to borrowing $740.5 million under our senior bank facilities, we also issued $400.0 million of 12% senior subordinated notes due in 2009. We have subsequently borrowed an additional $60.0 million under our $134.5 million delayed-draw term facility, the remainder of which will remain available until February 4, 2000 to fund working capital.

    The senior bank facilities and the notes contain various restrictions and covenants. As part of our recapitalization, Semiconductor Components Industries, LLC issued a $91 million junior subordinated note, which bears interest at a rate of 10% per annum, payable semi-annually in kind. Interest will be payable in cash after the fifth anniversary of the issue date if, after giving effect to the payment of interest on any interest payment date, we will be in compliance with our obligations under our senior bank facilities and the indenture relating to the notes. Our junior subordinated note will mature on the twelfth anniversary of its issue date and be subordinated in right of payment to the notes and the loans under our senior bank facilities and pari passu in right of payment with unsecured trade debt.

    As of October 2, 1999, we had $800.5 million of indebtedness outstanding under our senior bank facilities (excluding unused commitments) and a stockholders' deficit of $284.9 million. In addition, the credit agreement relating to our senior bank facilities, the indenture relating to the notes and the terms of our junior subordinated note will allow us to incur further additional indebtedness.

    Prior to our recapitalization, Motorola performed cash management on a centralized basis, and its Semiconductor Products Sector processed receivables and payables, payroll and other activities for the Semiconductor Components Group. Most of these systems were not designed to track receivables, liabilities, cash receipts and payments on a division-specific basis. Accordingly, it is not practical to determine assets and liabilities associated with the Semiconductor Components Group prior to our recapitalization. Subsequent to our recapitalization, cash flow used in operating activities was $3.3 million. Net cash provided by financing activities totalled
$119.6 million, resulting primarily from the issuance of common and preferred stock to an affiliate of Texas Pacific Group and to the proceeds from the borrowings incurred in conjunction with our recapitalization less amounts paid to Motorola as part of our recapitalization.

    Capital expenditures, net of transfers, were $119.9 million in 1998. Gross capital expenditures are expected to be approximately $110.0 million in 1999. Approximately $71.6 million (before transfers) was spent as of October 2, 1999. We have been able to limit capital expenditures supporting our capacity expansions by buying depreciated assets from other Motorola divisions at their book value.

    Our primary future cash needs, both in the short term and in the long term, will continue to be for working capital, capital expenditures, debt service and potential business acquisitions. In particular, we are required to begin making principal payments on our senior bank facilities in 2001. Our ability to make payments on and to refinance our indebtedness, including the notes, our senior bank facilities and the junior subordinated note and to fund working capital, capital expenditures, research and development efforts and strategic acquisitions will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Further, our senior bank facilities, the indenture relating to the notes and the terms of our junior subordinated note currently do, and other debt instruments we enter into in the future may, impose various restrictions and covenants on us that could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. We believe that currently anticipated costs savings, revenue growth and operating improvements will be sufficient to enable us to service our indebtedness and to fund our other liquidity needs for the next twelve months.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for the accounting and reporting for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities. This statement generally requires recognition of gains and losses on hedging instruments, based on changes in fair value or the earnings effect of forecasted transactions. As issued, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--An Amendment of FASB Statement
No. 133," which deferred the effective date of SFAS No. 133 until June 15, 2000. We are currently evaluating the impact of SFAS No. 133.

                                    INDUSTRY

INFORMATION REGARDING OUR MARKET INDUSTRY DATA

    In this prospectus, we rely on and refer to information regarding the semiconductor market and our competitors that has been prepared by industry research firms, including Semiconductor Industry Association, World Semiconductor Trade Statistics, the Gartner Group's Dataquest division and Insight-Onsite Research, or compiled from market research reports, analyst reports and other publicly available information. All industry and total addressable market data that are not cited as being from a specified source are from World Semiconductor Trade Statistics. This information is generally available, and we have neither sought nor received specific permission from any firm to cite industry information in this prospectus.

    All of our market share information presented in this prospectus refers to our total product sales revenues in our total addressable market, which comprises the following specific World Semiconductor Trade Statistics product categories: (1) discrete products (all discrete semiconductors other than sensors, RF and microwave power transistors and optoelectronics); (2) standard analog products (amplifiers, voltage regulators and references and comparators only); and (3) standard logic products (general purpose logic and MOS general purpose logic only). We believe that is information is reliable but have not independently verified it.

INDUSTRY OVERVIEW

    Semiconductors are basic building blocks used to create an increasing variety of electronic products and systems. Since the invention of the transistor in 1948, continuous improvements in semiconductor process and design technologies have led to smaller, more complex and more reliable devices at a lower cost per function. The availability of low-cost semiconductors together with increased customer demand for sophisticated electronic systems has led to the proliferation of semiconductor devices into diverse end products such as computers, consumer electronics, communications equipment, automotive systems and industrial automation and control systems, together with an increase in the number of semiconductor devices in individual electronic systems and an increase in semiconductor value as a percentage of the total cost of electronic systems.

    The semiconductor industry is comprised of three broad product segments:
(1) logic devices, which process data and range from complex integrated circuits such as microprocessors and digital signal processors to standard logic products (approximately 50% of total industry sales); (2) memory devices, which store data (approximately 22% of total industry sales); and (3) analog and discrete devices, which process electronic signals and control electrical power (approximately 28% of total industry sales). Within these categories, semiconductors are classified as either standard components or application-specific components. Standard semiconductors are used by a large group of systems designers for a broad range of applications, while application-specific semiconductors are designed to perform specific functions in specific applications.

    The manufacturing of a semiconductor device is a complex process that requires two primary stages: wafer fabrication and assembly/test. The wafer fabrication, or "front-end" process, is the more technologically demanding process in which the circuit patterns of the semiconductor are photolithographically etched on to raw silicon wafers. In the assembly/test, or "back-end" process, these wafers are cut into individual "die," which are then bonded to a substrate, have connectors attached to them and are encapsulated in a package. In the final step, the finished products are tested to ensure they meet their operating specifications. Historically, because the back-end process is less technology intensive (requiring, for example, less stringent clean room standards) these operations were often located in lower-cost facilities in emerging market countries while the front-end process remained near the manufacturer's primary facilities. As these countries' technology industries have matured, the front-end processes have been increasingly relocated abroad.

    Worldwide semiconductor market revenues were $125.6 billion in 1998, including revenues in our total addressable market of approximately
$16.9 billion. Since 1993, total industry revenues have grown at a compound annual growth rate of 10.2% and revenues in our total addressable market have grown at a compound annual growth rate of 7.3%. The industry is cyclical, however, and from 1995 to 1998 industry and revenues and revenues in our total addressable market declined from $144.4 billion to $125.6 billion and from $19.7 billion to $16.9 billion, respectively. This was the first three-year downturn in industry history and was driven primarily by reduced average selling prices resulting primarily from excess semiconductor manufacturing capacity and the Asian economic crisis.

    Recent industry performance shows strong indications of a rebound. The following table shows revenues in the industry and for our total addressable market over the most recent six calendar quarters:

                    QUARTERLY WORLDWIDE SEMICONDUCTOR SALES

                                                                  THREE MONTHS ENDED
                                    ------------------------------------------------------------------------------
                                    JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                      1998         1998            1998         1999        1999         1999
                                    --------   -------------   ------------   ---------   --------   -------------
                                                                (DOLLARS IN BILLIONS)
Industry..........................   $29.6         $30.7          $33.9         $33.5        33.7         38.1
Change from previous three
  months..........................    (5.7)%         3.7%          10.4%         (1.2)%       0.6%        13.1%
Total addressable market..........   $ 4.2         $ 4.0          $ 4.2         $ 4.3         4.6          5.0
Change from previous three
  months..........................    (6.7)%        (4.8)%          5.0%          2.4%        7.0%         9.7%

    The following table sets forth the total industry revenues for the semiconductor industry from 1993 through 1998 and projected total industry revenues for 1999 through 2002:

                   WORLDWIDE SEMICONDUCTOR INDUSTRY SALES (1)

                                                           HISTORICAL                                            PROJECTED
                          ----------------------------------------------------------------------------      -------------------
                                                                                                CAGR
                            1993       1994       1995        1996        1997       1998       (2)           1999       2000
                          --------   --------   --------   ----------   --------   --------   --------      --------   --------
                                                                  (DOLLARS IN BILLIONS)
Logic...................   $34.1      $ 42.1     $ 56.0      $ 61.9      $ 70.4     $ 67.0      14.5%        $ 75.1     $ 88.7
Analog..................    10.7        13.6       16.7        17.0        19.8       19.1      12.3%          21.2       24.8
Memory..................    21.3        32.5       53.5        36.0        29.3       23.0       1.6%          30.2       37.7
Discrete................    11.3        13.7       18.4        17.0        17.7       16.5       7.9%          18.6       21.0
                           -----      ------     ------      ------      ------     ------     -----         ------     ------
  Total.................   $77.3      $101.9     $144.4      $132.0      $137.2     $125.6      10.2%        $145.2     $172.3

                                     PROJECTED
                          --------------------------------
                                                    CAGR
                             2001        2002       (3)
                          ----------   --------   --------
                               (DOLLARS IN BILLIONS)
Logic...................    $102.8      $117.0      15.0%
Analog..................      28.6        32.5      14.2%
Memory..................      44.5        48.8      20.7%
Discrete................      23.2        25.3      11.3%
                            ------      ------      ----
  Total.................    $199.1      $223.5      15.5%

------------------------------

(1) According to the World Semiconductor Trade Statistics. Due to rounding, some totals are not arithmetically correct sums of their component figures.

(2) Represents the compound annual growth rate from 1993 through 1998.

(3) Represents the projected compound annual growth rate from 1998 through 2002.

OUR MARKET

    Our market includes discrete, standard analog and standard logic semiconductors that provide power control, power protection and interfacing functions. Electronic systems, such as computers, cellular phones and video recorders, rely on a combination of discrete, analog, logic, microprocessor and memory devices. In such a system, microprocessors and memory devices collectively operate as the "brains" of the system, and rely on discrete, standard analog and standard logic devices for usable electrical power and protection and to interface both between components within a system and with external power and signal sources. Despite the prominent role high-end microprocessors and memory products play in leading-edge computers and consumer electronic products, semiconductor components accounted for approximately 85% of total semiconductor unit volume and 13% of semiconductor industry revenues in 1998, and most consumer electronic products use a variety of these semiconductors. For example, according to Dataquest and other industry analysts, a computer hard drive contains approximately 14 semiconductor component products, an automobile's control unit contains approximately 45 semiconductor component products, a computer printer contains approximately 30 semiconductor component products and a cellular phone contains between 30 and 50 semiconductor component products.

    POWER CONTROL AND PROTECTION FUNCTIONS. Power control and protection is essential to virtually all electronic systems. Before sensitive electronic systems and semiconductors can use the "raw" electricity provided by external power sources, this electricity must be efficiently converted to a usable and regulated input. By the same token, these electronic systems must be able to control higher power outputs, such as when an automotive control box instructs a spark plug to fire or a starter engine to engage. Within an electronic system, the characteristics of this output must be further modified and regulated to meet the requirements of the different components within the system, and sensitive components must be protected from the output of other higher power components. Intelligent power control is also critical to meet consumer demands for long battery lives on increasingly complex and power hungry portable electronic devices. Power control is provided by discrete and standard analog products.

    INTERFACE FUNCTIONS. In order for components within an electronic system to interact with each other and with the outside world, non-electronic inputs must be converted to and from an electronic format and electronic signals generated by individual integrated circuits within a system must be interconnected and routed to other integrated circuits. Although complex integrated circuits, such as microprocessors, ultimately consist of sophisticated architectures of thousands or millions of interfacing functions, these complex integrated circuits still rely on single-purpose components for a number of functions. First, although many of these discrete products provide simple logic functions of the type that could be integrated into a single chip, in many cases it is more cost-effective to continue to use discrete products combined with standard processors or memory devices rather than designing a custom chip. Second, even when application specific or other new integrated circuits are designed, the complexity of the design process and demanding time-to-market pressures means these designs are rarely perfect, and discrete devices continue to be used to fix these imperfections. Finally, there are a number of applications, such as high-speed networking devices, that require high power/high performance discrete interface functions that cannot be efficiently integrated into a single chip. Interface functions are provided by standard logic products that provide simple digital logic functions in which electronic signals are treated as either "one" or "zero" and by standard analog products that amplify or otherwise modify non-digital signals.

    DISCRETE, STANDARD ANALOG AND STANDARD LOGIC PRODUCTS. Although our products provide power control, protection and interface functions, industry classifications are typically based on the product family on which specific semiconductors are based. Our market includes discrete, standard analog and standard logic semiconductors. The following table sets forth total industry revenues for the product families in which we participate:

       WORLDWIDE SEMICONDUCTOR SALES IN OUR TOTAL ADDRESSABLE MARKET (1)

                                                                         HISTORICAL                                      PROJECTED
                                         --------------------------------------------------------------------------      --------
                                                                                                             CAGR
                                           1993       1994       1995       1996       1997       1998       (2)           1999
                                         --------   --------   --------   --------   --------   --------   --------      --------
                                                                          (DOLLARS IN BILLIONS)
Discrete (4)...........................   $ 7.9      $ 9.5      $12.8      $11.9      $12.0      $10.8        6.3%        $11.9
Standard Analog (5)....................     2.1        2.6        3.5        3.2        3.7        3.6       11.3%          4.3
Standard Logic (6).....................     1.8        3.1        3.5        3.0        3.2        2.5        6.7%          2.7
                                          -----      -----      -----      -----      -----      -----      -----         -----
  Total................................   $11.8      $15.3      $19.7      $18.1      $18.9      $16.9        7.3%        $18.9
                                          =====      =====      =====      =====      =====      =====      =====         =====

                                                       PROJECTED
                                         -----------------------------------------
                                                                            CAGR
                                           2000       2001       2002       (3)
                                         --------   --------   --------   --------
                                                   (DOLLARS IN BILLIONS)
Discrete (4)...........................   $13.2      $14.3      $15.2        8.9%
Standard Analog (5)....................     5.0        5.7        6.4       15.6%
Standard Logic (6).....................     2.9        3.3        3.5        8.9%
                                          -----      -----      -----      -----
  Total................................   $21.1      $23.2      $25.1       10.4%
                                          =====      =====      =====      =====

------------------------------

(1) According to World Semiconductor Trade Statistics. Due to rounding, some totals are not arithmetically correct sums of their component figures.

(2) Represents the compound annual growth rate from 1993 through 1998.

(3) Represents the projected compound annual growth rate from 1998 through 2002

(4) Includes the following specific World Semiconductor Trade Statistics product categories: all discrete semiconductors other than sensors, RF and microwave power transistors and optoelectronics.

(5) Includes the following specific World Semiconductor Trade Statistics product categories: amplifiers, voltage regulators and references and comparators only.

(6) Includes the following specific World Semiconductor Trade Statistics product categories: general purpose logic and MOS general purpose logic only.

                                    BUSINESS

GENERAL

    We are one of the largest independent suppliers of semiconductor components in the world. Our total addressable market, consisting generally of discrete, standard analog and standard logic semiconductors, comprised approximately
$16.9 billion of revenues in 1998. Discrete, standard analog and standard logic semiconductors are generically referred to as semiconductor "components" and are the "building blocks" that provide the power control, power protection and interfacing necessary for almost all electronic systems, including computers, consumer electronics, communications equipment, automotive systems and industrial automation and control systems. With a portfolio of over 16,000 products, we offer our customers a single source of supply for virtually all their components needs, including the broadest selection of discrete semiconductor products in the industry and an extensive line of standard analog and standard logic products. Our products generally have long market life cycles, averaging 10 to 20 years, with some as long as 30 years. The long life of these products allows us to use our manufacturing assets for longer periods of time, leading to lower capital expenditures.

    We sell our semiconductors directly to over 500 customers, including original equipment manufacturers and electronic manufacturers service industry companies. In addition, we sell indirectly to tens of thousands of other customers through distributors. As a former division of Motorola, we have our roots in the very beginnings of the semiconductor industry and have participated in the industry for over 40 years. Headquartered in Phoenix, Arizona, we employ approximately 13,150 people worldwide, consisting of approximately 10,150 people employed directly and approximately 3,000 people employed through our joint ventures, most of whom are engaged in manufacturing services. We maintain 12 manufacturing facilities in Arizona, Mexico, Slovakia, the Czech Republic, Japan, the Philippines, Malaysia and China (directly or through our joint ventures).

RECENT RESTRUCTURING

    In 1997, Motorola created the Semiconductor Components Group as a separate division within its Semiconductor Products Sector to concentrate on the manufacturing of discrete, standard analog and standard logic semiconductors. In 1998, Motorola initiated a company-wide restructuring with the goal of increasing the manufacturing efficiency of various operations within each of Motorola's business groups. In furtherance of this strategy, we have implemented ongoing cost-saving initiatives to rationalize our product portfolio, close plants and relocate or outsource related operations to take advantage of lower-cost labor markets, reduce worldwide personnel and make our manufacturing processes more efficient.

    As a result of this restructuring, we expect to double our production capacity by the end of 2000, as compared to the beginning of 1998, while reducing the number of front-end manufacturing facilities we operate or rely upon from 29 to 15, reducing the number of back-end assembly facilities we operate or rely upon from 30 to 15, all of which will be located in low-cost overseas jurisdictions. In addition, we have reduced our original product portfolio from 25,000 to 16,000 products by eliminating products with poor sales performance. These reductions in our original portfolio have allowed us to increase efficiencies in the manufacture of our mainstream products while refining our portfolio to focus on new product development.

    This restructuring is on schedule for completion by the end of 2000 and we expect these efforts to result in annual cost savings of approximately
$210 million in 2000, as compared to our cost structure at the beginning of 1998. Motorola recorded a restructuring charge in the second quarter of 1998, of which $189.8 million was allocated to us. We do not currently anticipate any significant additional costs in connection with this restructuring. We believe that our current cost structure is competitive within the semiconductor components industry and that upon completion of the restructuring we will be among the industry's lowest-cost manufacturers.

    In connection with the restructuring, we have closed wafer fabrication, assembly and test facilities located in the Philippines and Arizona and have outsourced or moved related operations to other facilities in Malaysia, Mexico, the Czech Republic and Japan. Our total employment reductions in connection with the restructuring, including those in connection with facility closures, were approximately 3,000. Included in the employee reductions effected to date are approximately 1,200 employees in positions not directly involved in the manufacturing process, such as those in sales, marketing, quality assurance, customer service center, product engineering and research and development. Ongoing initiatives include plans to shrink dies and streets in order to increase die output, negotiate price reductions with third-party manufacturers and reduce freight carrier costs. For more information concerning aspects of this restructuring, see Note 9 to the Audited Combined Financial Statements included elsewhere in this prospectus.

    Formerly a division of Motorola, we are now an independent company as a result of our August 4, 1999 recapitalization. An affiliate of Texas Pacific Group now owns approximately 91% and Motorola now owns approximately 9% of the outstanding voting stock of SCG Holding, which, together with its subsidiaries, holds substantially all of our assets. Motorola indicated at the time it announced the recapitalization a desire to focus on its embedded solutions, rather than on semiconductor components market. Motorola has agreed to provide manufacturing and transition services following our recapitalization in order to facilitate our ability to operate on a stand-alone basis independent of Motorola, and we have agreed to provide manufacturing services to Motorola following our recapitalization. We believe that the duration and terms of these arrangements are sufficient to allow us to successfully implement the transition.

OUR STRENGTHS

    As a pioneer in the industry, we have established strong, long-term relationships with numerous customers that are leaders in their respective markets. Our franchise is built on several specific strengths, including the following:

    LEADING MARKET POSITION. We are one of the largest independent suppliers of semiconductor components in the world, with a market share of approximately 8.7% in the first three quarters of 1999 in our total addressable market. Our total addressable market, consisting generally of discrete, standard analog and standard logic semiconductors, comprised approximately $16.9 billion of revenues in 1998. We believe that the combination of our broad product portfolio, high level of customer service and technological expertise has enabled us to attract and maintain long-term customer relationships with leading original equipment manufacturers, electronic manufacturers service industry companies and distributors.

    EXTENSIVE PRODUCT PORTFOLIO. We offer our customers the largest selection in the industry of discrete semiconductors and an extensive portfolio of standard analog and standard logic products, which are necessary to complete almost every electronic system design (including those for computers, consumer electronics, communications equipment, automotive systems and industrial automation and control systems). Our portfolio of products is among the most stable within the semiconductor industry, as a result of its breadth, our long product market life cycles and the substantial diversity of our customers and end-market users. We believe that our ability to offer a broad range of products provides our customers single-source purchasing on a cost-effective and timely basis, which has become increasingly important as our customers seek to reduce the number of suppliers with whom they conduct business.

    BROAD AND DIVERSE CUSTOMER BASE. We have a broad and diverse customer base that includes original equipment manufacturers, such as Alcatel, Ford, Hewlett Packard, Lucent, Motorola and Sony, companies in the increasingly important electronic manufacturers service industry sector, such as Celestica, SCI and Solectron, and worldwide distributors. Overall, we serve more than 500 direct customers, and our products are ultimately purchased by tens of thousands of end users in a variety of markets. No one customer accounted for more than 10% of our revenues in 1997 or 1998. We are less dependent on either specific customers or specific end-use applications than most manufacturers of more specialized and complex integrated circuits. We have long-standing relationships with most of our significant customers, having served 47 of our 50 largest customers for more than ten years.

    LOW-COST PRODUCTION. We believe that our current cost structure is competitive within the semiconductor components industry and that as a result of our recent restructuring we will be among the industry's lowest-cost manufacturers. This restructuring is scheduled for completion by the end of 2000. We expect these efforts to result in annual cost savings of approximately $210 million in 2000, as compared to our cost structure at the beginning of 1998. In addition, we expect the restructuring to allow us to double our production capacity by the end of 2000, as compared to the beginning of 1998, while substantially reducing the number of facilities we operate or on which we rely.

    SUPERIOR CUSTOMER SERVICE. High quality customer service is an essential element of our business. Our focused, dedicated and experienced sales and marketing organization consists of approximately 300 professionals with an average length of service in excess of 10 years. We meet our customers' demands for reliable delivery and quick responses to inquiries through efficient communication and inventory management, such as electronic data interchange functions for order and payment processing, just-in-time delivery facilities and internet-based communications. As a result of our success in meeting the challenging demands of our diverse customer base, we have received in January, February and March of 1999 a number of supplier-of-the-year awards reflecting our performance in 1998 from customers in the United States, Europe and Japan, including Celestica, Dovatron, Fuji-Xerox, IBM-Japan, Logitech, Motorola, Natsteel and Solectron.

    EXPERIENCED MANAGEMENT TEAM. We have assembled a strong and experienced management team at both the administrative and the operating levels. Our management team is led by Steve Hanson, who has been with Motorola's semiconductor businesses since 1971. The 14 members of our management team who have presided over our recent restructuring have been with Motorola for an average of more than 20 years. We have recently implemented a stock option plan to provide key employees with the opportunity to purchase common stock of SCG Holding. Approximately 7.8% (on a fully diluted basis) of our common stock has been reserved for issuance under the plan. See "Management--1999 Founders Stock Option Plan."

BUSINESS STRATEGY

    Our objective is to build on our position as one of the largest independent suppliers of discrete, standard analog and standard logic semiconductor components in our total addressable market. As a stand-alone company dedicated to the semiconductor components business, we intend to pursue this goal by following several key strategies:

    INCREASE CUSTOMER FOCUS. We are uniquely positioned to increase our sales and market share by focusing on the needs of our customers through the following initiatives:

    - Leverage our dedicated sales force, which we selected from among the sales force of Motorola's Semiconductor Products Sector, to concentrate exclusively on our products and customers. Previously, our products were included among the many products sold by the sales force of Motorola's Semiconductor Products Sector.

    - Further refine our portfolio of products so that we can capitalize on industry trends and continue to offer our customers a single source of supply for virtually all their component needs.

    - Continue to develop and implement just-in-time delivery and leading edge customer support services, such as a full range of internet services that provide device specifications and order entry.

    IMPROVE MANUFACTURING EFFICIENCY. We intend to build on the our recent restructuring by continuing to lower our production costs and by increasing our manufacturing efficiency through the following strategies:

    - Continue to shift our front-end wafer fabrication facilities and back-end assembly operations to lower-cost international locations.

    - Consolidate related front-end and back-end operations to promote inventory, logistics and cycle-time efficiencies and to allow for longer production runs and reduced change-over time.

    - Significantly increase die output in a cost-effective manner by continuing to move production from 4" to 6" wafers and increasing the number of die per square inch, which will allow our factory lines to produce substantially more die.

    - Continue to manage aggressively our existing portfolio of products in order to focus our production on profitable product lines while continuing to meet our customers' needs for a broad selection of component products.

    PROMOTE EFFICIENT NEW PRODUCT DEVELOPMENT. In 1998, we introduced over 300 new products, and products introduced from 1996 through 1998 accounted for approximately 13% of our 1998 pro forma product revenues. We will continue to enhance our current portfolio of products through the following strategies:

    - Reduce the number of separate research and development projects we pursue in order to make our product development efforts more efficient.

    - Reduce the number of new product platforms and process flows, which will allow us to introduce new products in a more cost-effective manner and streamline manufacturing efficiency.

    - Concentrate on the development of discrete power and high-margin analog semiconductors, which are the two fastest growing product families within our total addressable market.

    CAPITALIZE ON OUR STATUS AS AN INDEPENDENT COMPANY. We believe that as an independent company we will be a stronger, more cost efficient and more focused competitor, and we intend to capitalize on the following strengths:

    - Our dedicated sales force and marketing organization is now focused solely on the semiconductor components market and compensated based on the sales of our products.

    - Our overhead costs are under the direct control of our management and will no longer be allocated on the basis of services provided by other Motorola divisions.

    - Our transition to an independent company is being facilitated by interim arrangements under which Motorola is providing us services for limited periods of time.

CUSTOMERS AND APPLICATIONS

    We have a broad and diverse customer base that includes original equipment manufacturers, companies in the increasingly important electronic manufacturers service industry sector and international distributors. Overall, we serve more than 500 direct customers, and our products are ultimately purchased by tens of thousands of end users for use in a variety of end-use markets in the consumer, industrial, networking, wireless and transportation industries. As a result, we are less dependent on either specific customers or specific end-use applications than most manufacturers of more specialized and complex integrated circuits.

    ORIGINAL EQUIPMENT MANUFACTURERS. Direct sales to original equipment manufacturers accounted for approximately 55% of our pro forma product revenues in 1998. Total industry sales to these customers accounted for 53.7% of our total addressable markets in 1998. These customers include automotive manufacturers (including DaimlerChrysler, Ford and General Motors) and a variety of companies in the electronics industry (including Alcatel, Hewlett Packard, Lucent, Motorola, Nortel, Philips, Siemens and Sony). Motorola has historically constituted our largest customer, accounting for approximately 7% of our pro forma product revenues in 1998. We intend to focus on four types of original equipment manufacturers: multi-nationals, selected regional accounts, target market customers and house accounts. The large multi-nationals and selected regional accounts, which are significant in specific markets, will be our core original equipment manufacturer customers. The target market customers are original equipment manufacturers that are on the leading-edge of specific technologies and provide direction for technology and new product development. House accounts are mid-sized or small original equipment manufacturers whom we believe, either because of long-term relationships or the specific nature of their product needs, we can continue to serve directly in a cost-efficient manner. We expect overall sales to original equipment manufacturers to decline as a percentage of sales as these customers increasingly purchase component products through distributors or outsource their manufacturing to electronic manufacturers service industry companies. Because of this trend, electronic manufacturers service industry customers are representing a larger share of the market in general, and we expect these customers to represent a larger percentage of our total addressable market in the future. We expect increased sales to electronic manufacturers service industry customers to offset declining sales to original equipment manufacturers, and we do not anticipate any significant effect on our overall sales from this shift in our customer base.

    DISTRIBUTORS. Sales to distributors accounted for 37% of our pro forma product revenues in 1998. Total industry sales to distributors accounted for 24.6% of our total addressable markets in 1998. Our distributors resell to mid-sized and smaller original equipment manufacturers and to electronic manufacturers service industry and other companies, and we expect larger original equipment manufacturers to become an increasingly important category of distributor's direct customers. Product sales to our three largest distributors accounted in the aggregate for approximately 20% of our pro forma product revenues in 1998.

    ELECTRONIC MANUFACTURERS SERVICE INDUSTRY. Direct sales to electronic manufacturers service industry companies accounted for 8% of our pro forma product revenues in 1998. Total industry sales to these customers accounted for 21.7% of our total addressable markets in 1998. Our largest electronic manufacturers service industry customers are Celestica, Delta Electronics, Nanco Electronics, Solectron and SCI. These customers are manufacturers who typically provide contract manufacturing services for original equipment manufacturers. Originally, these companies were involved primarily in the assembly of printed circuit boards, but they now typically provide design, supply management and manufacturing solutions. Many original equipment manufacturers now outsource a large part of their manufacturing to electronic manufacturers service industry companies in order to focus on their core competencies. We are pursuing a number of strategies to service this increasingly important marketplace, including the use of the internet not only for order and payment processing but also to promote more immediate communication among our sales and support staff and these customers. We expect increased sales to these customers to offset declining sales to original equipment manufacturers and we do not anticipate any significant effect on our overall sales from this shift in our customer base.

    The following table sets forth our principal end-user markets, the percentage of our pro forma product revenues generated from each end-user market during 1998, applications for our products and representative original equipment manufacturers customers.

                                  END MARKETS

                           NETWORKING AND
                             COMPUTING         INDUSTRIAL      TRANSPORTATION       WIRELESS          CONSUMER
                          ----------------  ----------------  ----------------  ----------------  ----------------
APPROXIMATE PERCENTAGE
  OF OUR 1998 PRO FORMA
  PRODUCT REVENUES:.....        25%               25%               25%               13%               12%

SAMPLE APPLICATION:.....  - ATM machines    - Surge           - 4 wheel drive   - Cellular        - Cable
                          - Automatic test  protectors        controllers       phones (analog    decoders, set-
                          equipment used    - Industrial      - Airbags         and digital)      top boxes and
                          to test           automation and    - Antilock        - Pagers          satellite
                          semiconductors    control systems   braking systems   - Wireless        receivers
                          and high-speed    - Lamp Ballasts   - Automatic door  modems and        - Home security
                          logic boards      (power systems    locks and         wireless local    systems
                          - Cable modems    for fluorescent   windows           area networks     - Photocopiers
                          - Cellular base   lights)           - Automatic                         - Scanners
                          stations and      - Large           transmissions                       - Small
                          infrastructure    household         - Automotive                        household
                          - Computer        appliances        entertainment                       appliances
                          monitors          - Electric motor  systems                             - Smartcards
                          - Disk drives     controllers       - Engine                            - TVs, VCRs,
                          - Ethernet cards  - Power supplies  management and                      DVDs and other
                          and other         for               ignition systems                    audio-visual
                          network           manufacturing     - Fuel injection                    equipment
                          controllers       equipment         systems
                          - High speed      - Thermostats
                          modems (ADSL &    for industrial
                          ISDN)             and consumer
                          - PBX telephone   applications
                          systems
                          - PC
                          Motherboards
                          - Telephone sets
                          (corded and
                          cordless)

REPRESENTATIVE ORIGINAL
  EQUIPMENT MANUFACTURER
  CUSTOMERS:............  ACER              Aztec             BMW               Alcatel           Hewlett Packard
                          Alcatel           Delta             Bosch             Ericsson          Philips
                          Ericsson          Eaton             Daimler Chrysler  Motorola          Seagate
                          Fujitsu           Emerson           Ford              NEC               Sony
                          Intel             Electronic        General Motors    Nokia             Toshiba
                          Italtel           Honeywell         TRW               Philips
                          Lucent            HR Electronics    Valeo             Samsung
                          Motorola          Magnatek
                          NEC               Reltec
                          Nortel            Timex
                          Siemens
                          Tektronix
                          Teradyne

PRODUCTS AND TECHNOLOGY

    We offer our customers the largest selection of discrete semiconductors and an extensive portfolio of standard analog and standard logic products, which are necessary to complete almost any electronic system design (including those for computers, consumer electronics, communications equipment, automotive systems and industrial automation and control systems). Our portfolio of products is among the most stable within the semiconductor industry as a result of its breadth, our long product market life cycles and the substantial diversity of our customers and end-market users. We believe that our ability to offer a broad range of products provides our customers single-source purchasing on a cost-effective and timely basis, which has become increasingly important as our customers seek to reduce the number of suppliers with whom they conduct business.

    Within each of these product lines, we manufacture newer products that possess advanced performance characteristics as well as more mature products. Typical market life cycles for our products are generally as follows: between 20 and 30 years for bipolar discrete products, between five and 15 years for MOS gated discrete products, between 20 and 30 years for standard analog and between 20 and 25 years for standard logic products, although some high-performance products, such as emitter-coupled logic products, have shorter lifespans. Because of the long market life cycles of our products, we continue to generate significant revenues from mature products. Since it takes new products an average of three to five years to reach full market acceptance, SCG Holding continues to invest in new products to generate future revenue growth.

    The following table provides information regarding our three primary product lines:

                                           DISCRETE                    STANDARD ANALOG                STANDARD LOGIC
                                 -----------------------------  -----------------------------  -----------------------------
  APPROXIMATE 1998 PRO FORMA
    PRODUCT REVENUES...........  $847 million                   $282 million                   $345 million

  APPROXIMATE PERCENTAGE OF
    1998 PRO FORMA PRODUCT
    REVENUES...................  58%                            19%                            23%

  MARKET SHARE IN 1998.........  7.8%                           7.8%                           13.8%

  APPROXIMATE NUMBER OF
    DISTINCT PRODUCTS SOLD BY
    SCG HOLDING................  9,000                          2,000                          6,000

  PRIMARY PRODUCT FUNCTION.....  Power control and power        Power control and interfacing  Interfacing functions, such
                                 protection functions in a      functions in portable and      as interconnecting and
                                 broad range of products.       high-power applications.       routing (moving) electronic
                                                                                               signals within electronic
                                                                                               systems.

  SAMPLE APPLICATIONS..........  Power management for           Intelligent power management   Fast routing of signals used
                                 computers, televisions, audio  and battery protection in      in telecommunications and
                                 equipment, fluorescent         portable applications such as  high-end workstations.
                                 lights, monitors and           pagers and portable
                                 automotive control systems.    computers.

  TYPES OF PRODUCT.............  Bipolar and MOS gated power    Amplifiers, voltage            Bipolar and MOS general
                                 transistors, small signal      references and regulators,     purpose logic.
                                 transistors, zeners,           comparators.
                                 thyristors, rectifiers.

  REPRESENTATIVE ORIGINAL
    EQUIPMENT MANUFACTURERS
    CUSTOMERS..................  Ford                           Alcatel                        Ericsson
                                 Lucent                         Intel                          Fujitsu
                                 Motorola                       Motorola                       Hewlett Packard
                                 Philips                        Nokia                          Lucent
                                 Seagate                        Philips                        Motorola
                                 Siemens                        Siemens                        NCR
                                 Valeo                          Sony                           NorTel
                                                                Toshiba                        Tektronix
                                                                                               Teradyne

    DISCRETE PRODUCTS (1998 PRO FORMA PRODUCT REVENUES OF $847 MILLION). We are a leading supplier in the discrete semiconductor market. We produce almost all discrete semiconductors other than sensors, RF and microwave power transistors and optoelectronics. Discrete semiconductors are individual diodes or transistors that perform basic signal conditioning and switching functions in electronic circuits and are used primarily for power control and power protection. Because of the importance of power control and power protection within electronic circuits, discrete products are found in nearly every electronic product, including computers, cellular phones, mass storage devices, televisions, radios, VCRs, DVDs and pagers. Discrete devices are fabricated using two primary process technologies: MOS and bipolar.

    MOS GATED DISCRETE PRODUCTS. MOS technologies allow for denser, more efficient and more rugged chips and are the prevalent technology for most modern power control functions. We produce TMOS (t-structure MOS) and IGBT (integrated gate bipolar transistors) MOS gated discrete products. TMOS devices are used to convert, switch, shape or condition electricity. We offer a wide range of TMOS power MOSFETs designed for low and medium voltage applications over a wide range of performance characteristics, power handling capabilities and package options. We also have a line of high voltage TMOS devices designed for high voltage applications such as power factor correction in switch-mode power supplies. IGBT devices utilize unique processing methods to create high-voltage characteristics and are used primarily for electric motor controls, lamp ballasts (such as fluorescent light power modules) and ignition modules for automotive engines.

    Because of the trend towards smaller and lighter electronic products, longer battery lives, batteries with built-in smart function and the overall trend towards energy conservation, MOS gated discrete products have shown significant growth in recent years and we expect this trend to continue.

    BIPOLAR DISCRETE PRODUCTS. Bipolar discrete products continue to be used for power protection functions because of their ability to limit and control current and/or voltage surges that would damage the more sensitive MOS circuits. We manufacture and sell a wide range of bipolar discrete products. Although these products are relatively mature, they are being rejuvenated as a result of packaging miniaturization technologies.

    STANDARD ANALOG PRODUCTS (1998 PRO FORMA PRODUCT REVENUES OF
$282 MILLION). We are a leading independent supplier in the standard analog market. Standard analog devices are simple analog semiconductors (as opposed to more complex products, such as mixed-signal devices or customized analog products) that are used for both interface and power control and protection functions in electronic systems, such as cellular phones, handheld devices, personal computers and laptops. We are focusing our product development efforts on the miniaturization of our standard analog products through packaging technologies and on developing new amplifiers and comparators that operate at 3 volts and lower. We also recently introduced the industry's first 1 volt operational amplifiers in 1998. We produce standard analog products including amplifiers, voltage regulators and references and comparators using three primary process technologies: CMOS, Bipolar and BiCMOS.

    CMOS. CMOS technology allows for a denser chip that consumes less power than Bipolar technology, and has therefore become the prevalent technology for low-voltage power, battery and thermal management in portable products such as cellular phones, pagers and laptops. We manufacture a wide variety of Analog CMOS products, and are focusing new product development on power converters.

    BIPOLAR. Because of their long life spans, many operational amplifiers and voltage regulators continue to be designed using bipolar processes. These devices are used in a wide variety of electronic products ranging from computers to industrial automation and control systems.

    BICMOS. BiCMOS products are designed for very high-power management applications such as the management of alternating current supplies and switch-mode power supplies that can be used to replace traditional transformers. Applications include portable external drives that plug directly into alternating current outlets and power supply units for fluorescent lights. BiCMOS analog products are also used for the distribution and control of power within battery operated systems. For example, cellular phones use these circuits to switch from standby mode to full power as needed, and battery chargers use these circuits to regulate the amount of charging power delivered to the battery and to protect the battery from overcharging.

    STANDARD LOGIC PRODUCTS (1998 PRO FORMA PRODUCT REVENUES OF
$345 MILLION). We are a leading independent supplier in the standard logic semiconductor market. Standard logic devices are simple logic semiconductors as opposed to more complex products, such as microprocessors or application-specific integrated circuits that are used primarily for interfacing functions, such as interconnecting and routing electronic signals within an electronic system. These products are used in a variety of electronic systems, ranging from personal computer systems and consumer applications to specialized products, such as routers and other telecommunications applications, that require high-speed data movement solutions. We produce general purpose standard logic products using two primary process technologies: CMOS and Bipolar.

        CMOS. As with standard analog products, CMOS technology allows for a denser chip that consumes less power than Bipolar technology, and has therefore become the prevalent technology for low power consumption devices used in personal computer systems and portable consumer applications. CMOS logic, in particular 3 volt products, is a growth area in the standard logic market. We have entered into an alliance with Fairchild and Toshiba to ensure that all new standard logic families have the same specifications to promote product standardization.

        BIPOLAR. Bipolar devices typically operate at high speeds, require more power and are more expensive than CMOS devices. Bipolar logic products remain an important technology for high speed, high power applications, and continue to be used in other applications that do not require CMOS solutions. Emitter-coupled logic bipolar devices are our high performance logic product. Targeted applications include high-speed data communications and high-speed testers used in the communication, high-end workstation and automatic test equipment market. Because of these performance requirements, emitter-coupled logic products have shorter life-spans than other components we produce and we continue to develop and introduce new products on a regular basis. For example, this year we introduced the world's fastest logic family operating at 2.5 volts. According to Insight-Onsite Research, our market share for emitter-coupled logic products in 1998 was approximately 90%. We expect emitter-coupled logic products to remain one of our single most important product families over the next several years.

SALES, MARKETING AND DISTRIBUTION

    In 1998, original equipment manufacturers, distributors and electronic manufacturers service industry companies accounted for 55.1%, 37.1% and 7.8% of our pro forma product revenues, respectively. We operate regional sales and marketing organizations in Europe, headquartered in the United Kingdom, the Americas, headquartered in Phoenix, Arizona, and the Asia/Pacific region, headquartered in Hong Kong. Each of these regional sales and marketing organizations is supported by logistics organizations that manage regional warehouses. These warehouses will be operated either directly to the customer or indirectly to the customer via the logistics warehouses. In addition, we maintain dedicated just-in-time warehouses for the benefit of our large original equipment manufacturers customers.

    Motorola has agreed to continue to provide us with worldwide shipping and freight services for a period of up to three years following our August 1999 recapitalization using the cost allocation it used previously, which is based on the percentage of Motorola's overall sales that our sales represented. Because our products are sold in higher volumes than other Motorola products for comparable sales, this allocation may result in better prices than we could obtain from third parties. However, we believe we would be able to replace these services on comparable terms at the expiration of this agreement because of increased efficiencies resulting from a shipping and freight organization dedicated to our products and ongoing factory consolidations.

    Our sales and marketing organization consists of approximately 300 professionals selected from among the sales force of Motorola's Semiconductor Products Sector operating out of 39 offices in 22 countries and serving customers in approximately 37 countries. Formerly, a single sales and marketing organization sold both component products and other higher-end Motorola semiconductors. Our dedicated and experienced sales and marketing organization is grouped according to sales channel and customer type to provide a high degree of customer contact and to meet the different needs of both regional and international original equipment manufacturers, electronic manufacturers service industry customers companies and distributors. The average length of service within our sales and marketing organization is in excess of 10 years.

MANUFACTURING

    The manufacturing of a semiconductor device is a complex process that requires two primary stages: wafer fabrication and assembly/test. The wafer fabrication, or "front-end" process, is the more technologically demanding process in which the circuit patterns of the semiconductor are photolithographically etched on to raw silicon wafers. In the assembly/test, or "back-end" process, these wafers are cut into individual "die", which are then bonded to a substrate, have connectors attached to them and are encapsulated in a package. In the final step, the finished products are tested to ensure they meet their operating specifications.

    We operate twelve manufacturing facilities either directly or through joint ventures. Six of these are front-end wafer facilities located in the United States, Malaysia, Mexico, Japan, the Czech Republic and Slovakia and six are back-end assembly and test facilities in Malaysia, Mexico, the Philippines, the Czech Republic and China. See "--Joint Ventures." We have recently closed down three additional front-end facilities in Arizona. In addition to these manufacturing and assembly operations, our Terosil facility in Roznov, the Czech Republic, manufactures raw wafers that are used by a number of our facilities. We also use third-party contract manufacturers other than joint ventures. For the nine-month period ended October 2, 1999, expenses related to facilities directly owned and operated by us, joint ventures and third-party contractors accounted for 50%, 7% and 43%, respectively, of our total costs of goods sold. Our agreements with these contract manufacturers typically require us to forecast product needs and commit to purchase services consistent with these forecasts, and in some cases require longer-term commitments in the early stages of the relationship. As a result of our recapitalization, Motorola-owned facilities are considered third-party contractors.

    Our manufacturing strategy is three-fold. First, we are continuing to reduce the number of front-end and back-end facilities through plant closures and the relocation or outsourcing of the related operations, including consolidating both steps into nearby low-cost facilities where possible, to promote inventory, logistics and cycle-time efficiencies. We currently operate or rely upon 29 active front-end facilities, including joint ventures and contract manufacturers. We plan to consolidate our front-end manufacturing into 15 facilities. Five of these facilities will be our facilities, two of these facilities will be operated by our joint ventures and eight of these facilities will be operated by third-party contract manufacturers. We currently have 30 active back-end assembly facilities (including joint ventures and contract manufacturers) but plan to consolidate these activities into 15 facilities. Four of these facilities will be our facilities, three of these facilities will be operated by our joint ventures and eight of these facilities will be operated by third-party contract manufacturers. We expect these consolidations to be complete by the end of 2000.

    Second, we will significantly increase die output in a cost-effective manner by continuing to move production from 4" to 6" wafers and increasing the number of die per square inch, which will allow our factory lines to produce substantially more die. We expect that by the end of 2000, approximately 50% of our manufacturing will have been converted to 6" wafers.

    Third, in order to reduce research and development costs and streamline manufacturing effectiveness, we are in the process of amending our product development criteria to reduce the number of new product platforms from 17 to 12 and to reduce the number of process flows from 50 to 30. Platforms are major wafer processes used for the manufacturing of a variety of products and process flows are variations on these major processes. These reductions are underway and expected to be ongoing.

    As a result of our recent restructuring, we expect to double our production capacity by the end of 2000, as compared to the beginning of 1998, while substantially reducing the number of facilities we operate.

    We and Motorola have agreed to continue to provide manufacturing services to each other for limited periods of time following our recapitalization. We and Motorola negotiated prices for the services covered by these agreements to approximate each party's cost of providing the services and are fixed throughout the term of the agreements. Each party has committed to minimum purchases under these agreements. Subject to our right to cancel upon six months' written notice, we have minimum commitments to purchase manufacturing services from Motorola of approximately $29.5 million, $88 million, $51 million, $41 million and $40 million in the last three months of 1999, and in fiscal years 2000, 2001, 2002 and 2003, respectively. Based on our current budget, we anticipate that we will actually purchase manufacturing services from Motorola of approximately $150 million in 2000. Subject to its right to cancel upon six months' written notice, Motorola has minimum commitments to purchase manufacturing services from us of approximately $24.9 million, $66 million and $26 million in the last three months of 1999, and in fiscal years 2000 and 2001, respectively, and has no purchase obligations thereafter. We anticipate that Motorola will actually purchase manufacturing services from us of approximately $100 million in 2000. The purchaser of the services has the right to cancel these arrangements upon six months' written notice. Prior to the termination of these arrangements, we have plans to relocate the operations provided by Motorola to our own facilities, joint ventures or to third-party manufacturers or, in limited circumstances, to terminate the product line.

    In July 1998, we achieved certification in a universally accepted quality system known as QS9000. This system, mandated by all U.S. automotive customers as a condition of doing business beginning in 2000, provides structure and discipline to ensure smooth and effective operations. The QS9000 certification process is more stringent than the ISO9000 certification process, and QS9000 certification automatically affords us ISO9000 qualification. Promptly following our recapitalization, we received QS9000 (3d edition standards) certification as a stand-alone entity.

    The table below sets forth information with respect to the manufacturing facilities (excluding the three facilities that are expected to be closed before the end of 1999) we operate either directly or through our joint ventures, and the products produced at these facilities.

                            MANUFACTURING FACILITIES

LOCATION                                                                 PRODUCTS
--------                                            --------------------------------------------------
FRONT-END FACILITIES:
  Phoenix, Arizona................................  Discrete products: zeners, rectifiers.
  Seremban, Malaysia (ISMF).......................  Discrete products: small signal products
  Guadalajara, Mexico.............................  Discrete products: thyristors, rectifiers
  Aizu, Japan.....................................  Discrete products: TMOS
                                                    Standard logic products
                                                    Standard analog products
  Roznov, Czech Republic (Tesla joint venture)....  Standard analog products: operational amplifiers, regulators
  Piestany, Slovakia..............................  Standard logic products: metal gate

BACK-END FACILITIES:
  Seremban, Malaysia (joint venture with
    Philips)......................................  Discrete products: small signal products, zeners
  Guadalajara, Mexico.............................  Standard analog products: operational amplifiers, regulators
  Carmona, Philippines............................  Standard logic products
                                                    Standard analog products
  Roznov, Czech Republic (Tesla joint venture)....  Standard analog products: operational amplifiers, regulators
  Leshan, China (Leshan joint venture)............  Discrete products: small signal products, power, rectifiers
  Seremban, Malaysia..............................  Discrete products: small signal products

OTHER:
  Roznov, Czech Republic (Terosil joint venture)    Raw wafer fabrication

    Our manufacturing processes use many raw materials, including silicon wafers, copper lead frames, mold compound, ceramic packages and various chemicals and gases. We have no agreements with any of our suppliers that impose minimum or continuing supply obligations and we obtain our raw materials and supplies from a large number of sources on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. Although we believe that supplies of the raw materials used by us are currently available, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry. Prior to our recapitalization, most of our supplies were purchased jointly with Motorola. We have entered into an agreement with Motorola to provide for the transition of our supply management functions to a stand-alone basis.

JOINT VENTURES

    A portion of our manufacturing activity is conducted through our joint ventures in the Czech Republic, China and Malaysia. In 1998, purchases from the joint ventures represented $53.6 million of total costs of goods sold by Motorola's Semiconductor Components Group.

    In the Czech Republic, we operate two joint ventures, Tesla and Terosil. These joint ventures are publicly traded Czech companies in which we have equity interests. As of October 2, 1999, we owned 49.9% of each of Tesla and Terosil, respectively. The remaining shares were publicly traded in the Czech Republic. In addition, Tesla and Terosil have cross-ownership interests in each other resulting in our beneficially owning 58.4% and 62.5% of Tesla and Terosil, respectively, as of October 2, 1999. The Tesla joint venture operates a front-end manufacturing facility and a back-end assembly facility. The Terosil joint venture manufactures raw wafers that are used by a number of our facilities. We have committed to purchase all of the output of the Tesla joint venture or, to the extent we do not do so, pay for its fixed and semi-fixed costs of production. We also have fixed minimum commitments for the Terosil joint venture. In 1998, we purchased the total output of Tesla and 80% of the sales of Terosil, which amount exceeded the minimum commitments. These commitments expire in February 2004.

    In Leshan, China, we operate one joint venture, Leshan-Phoenix Semiconductor Company Ltd. We beneficially own a majority of the outstanding equity interests of Leshan, and the remainder is owned by Leshan Radio Company Ltd. Leshan operates a back-end manufacturing facility. We have committed to purchase a percentage of the total output commensurate with our ownership stake, and in 1998 actually purchased 90% of the total sales of Leshan. Sales percentages are generally equal to output percentages. The Leshan joint venture expires in 2045.

    In Seremban, Malaysia, we have a 50% investment in Semiconductor Miniatures Products Malaysia Sdn. Bhd., a joint venture with Philips Semiconductors International B.V. Semiconductor Miniatures operates a back-end assembly facility. We have committed to purchase a percentage of the total output equal to 50% of this joint venture, and in 1998, under a negotiated arrangement, actually purchased 40% of its total sales. Sales percentages are generally equal to output percentages. We recently amended the terms of the joint venture agreement with Philips to provide for the transfer of Motorola's interest in this joint venture to us and to provide us with the right to sell our interest to Philips and to provide Philips with the right to purchase our interest, between January 2001 and July 2002.

RESEARCH AND DEVELOPMENT

    Our expenditures for research and development in 1996, 1997 and 1998 were $71.7 million, $65.7 million and $67.5 million, respectively. Such expenditures represented 4.1%, 3.6% and 4.5% of trade sales in 1996, 1997 and 1998, respectively. Of these amounts, $36.9 million, $31.1 million and $34.4 million, respectively, was spent directly by us, and the remainder related to Motorola expenses that were allocated to us.

    Our research and development efforts are focused on new product development and improvements in process technology in our growth areas: analog, MOS gated discretes and high performance digital logic. In the analog arena, we are focusing our development efforts on the miniaturization of our standard analog products through new packaging technologies and on developing new amplifiers and comparators that operate at 3 volts and lower. The target market for this research is primarily portable electronic systems. In the MOS gated discrete products arena, we are focusing on TMOS products and automotive IGBTs. TMOS products are low-power switches that allow portable applications to maximize battery life by efficiently directing electricity only to the components that need it. Automotive IGBTs are switches that are used in electronic ignition systems. In the high-performance digital logic arena, we are focusing on the development of semiconductors that support high-speed digital communication systems, a market that is growing as a result of increasing Internet traffic. These high-performance digital logic products are based on the same process platform as our traditional emitter-coupled logic products, which are primarily used in equipment that tests semiconductors and circuit boards. We expect new products, which include products introduced during the prior three years, to account for an increasing percentage of our revenues in the future.

    In order to reduce research and development costs and streamline manufacturing effectiveness, we are in the process of amending our product development criteria to reduce the number of new product platforms from 17 to 12 and to reduce the number of process flows from 50 to 30.

    New product development is located in Phoenix, Arizona, Toulouse, France, Hong Kong and Sendai, Japan. Process and product development is also conducted at our existing manufacturing facilities including at our pilot manufacturing line in Phoenix, Arizona. In addition to the research and development conducted by us, we rely on university research projects sponsored by us and partnerships with other semiconductor companies.

BACKLOG

    Our trade sales are made primarily pursuant to standard purchase orders that are generally booked up to 26 weeks in advance of delivery. Generally, prices and quantities are fixed at the time of booking, while backlog as of a given date consists of existing orders and estimated orders based on customer forecasts, in each case scheduled to be shipped over the 13-week period following such date. Since mid-1997, backlog on average has represented between 80% and 90% of actual shipments. Backlog is influenced by several factors including market demand, pricing and customer order patterns in reaction to product lead times. Backlog on December 31, 1998 and October 2, 1999 was $321.4 million and $375.5 million, respectively.

    We sell products to key customers pursuant to contracts that are typically annual fixed-price agreements subject, in some cases, to quarterly negotiations. These contracts allow us to schedule production capacity in advance and allow customers to manage their inventory levels consistent with just-in-time principles while shortening the cycle times required to produce ordered product. However, these contracts are typically amended to reflect changes in prices and customer demands.

SEASONALITY

    Generally, we are affected by the seasonal trends of the semiconductor and related industries. As a result of these trends, we typically experiences lower revenues in the first fiscal quarter, primarily due to customer demand adjustments as a result of holiday seasons around the world. Revenues usually has a seasonal peak in the third quarter. In 1998, we did not experience the typical seasonal peak in the third quarter primarily as a result of the Asian economic crisis.

COMPETITION

    The semiconductor industry, particularly the market for general purpose semiconductor products like ours, is highly competitive. Although only a few companies compete with us in all of our product lines, we face significant competition within each of our product lines from major international semiconductor companies as well as smaller companies focused on specific market niches. Many of these competitors have substantially greater financial and other resources than we have with which to pursue development, engineering, manufacturing, marketing and distribution of their products and are better able than we are to withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future. Significant competitors in the discrete market include International Rectifier, Philips, Rohm, Siliconix, ST Microelectronics and Toshiba. Significant competitors in the standard analog markets include Analog Devices, Fairchild, Linear Technology, Maxim Integrated Products, National Semiconductor, ST Microelectronics and Texas Instruments. Significant competitors in the standard logic product market include Fairchild, Hitachi, Philips, Texas Instruments, and Toshiba. The semiconductor components industry has also been undergoing significant restructuring and consolidations that could adversely affect our competitiveness.

    Because our components are often "building block" semiconductors that in some cases can be integrated into more complex integrated circuits, we also face competition from manufacturers of integrated circuits, application-specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products.

    We compete in different product lines to various degrees on the basis of price, quality, technical performance, product features, product system compatibility, customized design, availability, delivery timing and reliability and sales and technical support. Gross margins in the industry vary by geographic region depending on local demand for the products in which semiconductors are used, such as personal computers, industrial and telecommunications equipment, consumer electronics

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
and automotive goods. In regions where there is a strong demand for such products, price pressures may also emerge as competitors attempt to gain a greater market share by lowering prices. Our ability to compete successfully depends on elements both within and outside of our control, including industry general economic trends.

PATENTS, TRADEMARKS, COPYRIGHTS AND OTHER INTELLECTUAL PROPERTY RIGHTS

    We own rights to a number of patents, trademarks, copyrights, trade secrets, and other intellectual property directly related to and important to our business. Motorola has also granted rights and licenses to other patents, trademarks, copyrights, trade secrets, and other intellectual property necessary for us to manufacture, market, and sell our existing products and products contemplated in our long range plans. Our policy is to protect our products and processes by asserting our intellectual property rights where appropriate and prudent and by obtaining patents, copyrights, and other intellectual property rights used in connection with our business when practicable and appropriate.

    Under an intellectual property agreement we and Motorola entered into as part of our August 1999 recapitalization, Motorola has assigned to us approximately 280 U.S. patents and patent applications, approximately 280 foreign patents and patent applications, rights to over 50 trademarks (not including the Motorola name) previously used in connection with our products, rights in know-how relating to at least 39 semiconductor fabrication processes and rights in specified copyrightable materials. In addition, Motorola has licensed to us on a non-exclusive, royalty-free basis other patent, trademark, copyright and know-how rights used in connection with our existing products and products contemplated in our long range plans. We have perpetual, royalty free, worldwide rights under Motorola's patent portfolio and other intellectual property, existing as of the date of our recapitalization or created in the ensuing five years (the five-year period existing only with respect to patents), as necessary to manufacture, market, and sell our existing and long range plan product lines. Additionally, Motorola has provided us with a limited indemnity umbrella to protect us from some infringement claims by third parties who have granted Motorola licenses as of the date of our recapitalization, which will assist us in developing our own patent position and licensing program. We believe that we have the right to use all Motorola owned technology used in connection with the products we currently offer.

    Some of our products are the subject of a patent infringement lawsuit pending in United States District Court in Wilmington, Delaware that was commenced by Power Integrations against Motorola prior to our recapitalization. If Power Integrations were to obtain an injunction, we would be unable to pursue the development of these products, which are part of a product family that is important to our business strategy. In addition, some of our power-MOS products are the subject of a patent infringement lawsuit by International Rectifier pending in the United States District Court for the Central District of California. We are engaged in discussions with International Rectifier regarding a number of different aspects of our continuing business relationship, including the development of a new license agreement covering these products. Although we are optimistic about the outcome of these discussions, we cannot assure you we will be able to reach such an agreement on favorable terms. For a discussion of these matters, see "Business--Legal Proceedings."

    We have recently commenced marketing our products under the ON Semiconductor-TM- name. For one year after our recapitalization, we will retain the limited ability to use the Motorola trade name in connection with the sale, distribution and advertisement of some products we offer. If, however, the removal of the Motorola trade name from any of these products would require the product to be requalified by any of our customers, then we may continue to use the Motorola trade name, for up to two years after our recapitalization, to allow us to continue selling the product pending its requalification. In addition, for two years after our recapitalization, we have the ability to utilize the transition statement "formerly a division of Motorola" in connection with the sale, distribution and advertisement of some products we offer. For the first of those two years, in the transition statement we may reproduce the term "Motorola" in the stylized font used by Motorola.

ENVIRONMENTAL MATTERS

    Our manufacturing operations are subject to environmental and worker health and safety laws and regulations. These laws and regulations include those relating to the emissions and discharges into the air and water; the management and disposal of hazardous substances; the release of hazardous substances into the environment at or from our facilities and at other sites; and the investigation and remediation of resulting contamination.

    Our manufacturing facility in Phoenix, Arizona is located on property that is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act. Motorola is actively involved in the cleanup of on-site solvent contaminated soil and groundwater and off-site contaminated groundwater pursuant to Consent Decrees with the State of Arizona. Motorola has retained responsibility for this contamination, and has agreed to indemnify us with respect to remediation costs and other costs or liabilities related to this matter.

    The manufacturing facilities of the joint ventures in the Czech Republic and Slovakia have ongoing remediation projects to respond to releases of hazardous substances that occurred during the years that these facilities were operated by government-owned entities, prior to the formation of the joint ventures. In each case, these remediation projects consist primarily of monitoring groundwater wells located on-site and off-site with additional action plans developed to respond in the event activity levels are exceeded at each of the respective locations. The governments of the Czech Republic and Slovakia have agreed to indemnify, subject to specified limitations, the respective joint venture for remediation costs associated with this historical contamination. Based upon the information available, we do not believe that total future remediation costs to us will be material.

    We believe that our operations are in substantial compliance with applicable environmental and health and safety laws and regulations. We do not expect the cost of compliance with existing environmental and health and safety laws and regulations (and liability for currently known environmental conditions) to have a material adverse effect on the Business or our prospects. It is possible, however, that future developments, including changes in laws and regulations, government policies, personnel and physical property conditions (including currently undiscovered contamination), could lead to material costs.

EMPLOYEES

    We employ approximately 13,150 people worldwide, consisting of approximately 10,150 people employed directly and approximately 3,000 people employed through our joint ventures, most of whom are engaged in manufacturing services. We do not currently have any collective bargaining arrangements with our employees, except for those arrangements, such as works councils, that are obligatory for all employees or all employers in a particular industry under applicable foreign law. Of the total number of employees employed directly by us, approximately 9,000 were engaged in manufacturing and information services, over 400 were engaged in our sales and marketing organization and in customer service, 500 were engaged in administration and over 250 were engaged in research and development.

PROPERTIES

    In the United States, our corporate headquarters as well as manufacturing, research and development and warehouse operations are located in approximately 1,528,000 square feet of space in properties that we own in Phoenix, Arizona. We also lease from Motorola approximately 100,000 square feet in Phoenix, Mesa, Tempe and Chandler, Arizona that is used for research and development, warehouse and office facilities. We have entered into lease and office sharing agreements with Motorola for approximately 80,000 square feet of space used for sales offices and warehouses in locations such as Huntsville, Alabama, Calabasas, Irvine, San Diego and Sunnyvale in California, Denver, Colorado, Wallingford Connecticut, Clearwater, Florida, Lawrenceville, Georgia, Schaumburg, Illinois, Carmel and Kokomo, Indiana, Woburn, Massachusetts, Columbia, Maryland, Northville, Michigan, Minnetonka, Minnesota, Raleigh, North Carolina, Fairfield, New Jersey, Fairport and Hauppauge in New York, Beaverton, Oregon, Colmar and Horsham in Pennsylvania, Houston and Plano in Texas, Bellevue, Washington, and Brookfield, Wisconsin. Lease terms for the sales offices are for one year from July 31, 1999, and the other leases range between one year and two years. We have has plans to relocate the leased sales offices and other facilities before the end of the lease terms. Prices for the leases have been fixed throughout their terms at an amount intended to approximate the actual historical cost of the covered properties.

    As part of our recapitalization, Motorola has conveyed to us the surface rights to a portion of the land located at our Phoenix facility, excluding the subsurface rights, and conveyed buildings located at the Phoenix facility. These buildings do not include any treatment facilities relating to Motorola's environmental clean-up operations at the Phoenix facility. We have executed a Declaration of Covenants, Easements and Restrictions with Motorola providing access easements for the parties and granting to us options to purchase or to lease the subsurface rights of the land.

    We own our manufacturing facilities in Japan, Malaysia, Mexico, the Philippines and Slovakia. These facilities are primarily manufacturing operations, but also include office facilities and warehouse space. We own 770,000 square feet of manufacturing, warehouse and office space in Japan, Malaysia, the Philippines and Slovakia and owns a 254,000 square foot manufacturing and office complex in Guadalajara, Mexico. Recently, we entered into an agreement to move our production operations in Hong Kong to a new facility that will open in 2001.

    In connection with our joint ventures, we also own manufacturing, warehouse and office space in Seremban, Malaysia, Leshan, China, Slovakia and the Czech Republic.

    We have also entered into lease and office sharing agreements for approximately 67,000 square feet of space for research and development, warehouses, logistics centers and sales offices in locations including Australia, Brazil, Canada, China, France, Germany, India, Italy, Japan, Korea, Malaysia, Philippines, Puerto Rico, Spain, Sweden, Switzerland, Taiwan, Thailand, and the United Kingdom. Most of these properties are currently leased from Motorola. Lease terms for the sales offices are for one year from July 31, 1999, and the other leases range between one year and three years. We have plans to relocate the leased sales offices and other facilities before the end of their terms. Motorola will also lease space at our Phoenix facility and in the Czech Republic for a period of up to two years. In general, prices for these leases have been fixed throughout their term at an amount intended to approximate the actual historical cost of the covered properties.

    We believe that our facilities around the world, whether owned or leased, are well-maintained. Our manufacturing facilities contain sufficient productive capacity to meet our needs for the foreseeable future.

LEGAL PROCEEDINGS

    From time to time we are involved in legal proceedings arising in the ordinary course of business. We believe that none of these proceedings should have, individually or in the aggregate, a material adverse effect on our business or our prospects.

    We manufacture and sell a family of high margin analog semiconductor products, a limited portion of which are the subject of a patent infringement lawsuit commenced by Power Integrations

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
against Motorola prior to our recapitalization in August 1999. The future development of this product family is important to our business strategy. The Power Integrations lawsuit is pending in United States District Court in Wilmington, Delaware. On October 15, 1999 the jury returned a verdict against Motorola awarding damages of $32.3 million, subject to trebling, prejudgment interest and attorneys' fees. Judgment on the jury's verdict has not been entered by the Court, and Motorola plans to file motions to set aside the verdict and, if necessary, to appeal. Although we are not a party to the suit, Power Integrations has filed a motion seeking to enjoin Motorola and SCG Holding from making, using, offering to sell or selling products alleged to infringe its patents. We believe that there are a number of defenses to the imposition of an injunction against us. During the pendency of quality enhancement efforts, we have not sold any of the products previously sold by Motorola and found to have infringed Power Integrations' patent in certain applications. Nonetheless, we do not agree with the infringement finding and have not abandoned the market served by these products. We believe that our exposure, if any, arising in connection with the Power Integrations lawsuit relates to the risk of an injunction and the imposition of damages in the event that infringing post-recapitalization sales should occur. In the event an injunction is imposed, we would be unable to pursue the development of the products in question.

    On December 6, 1999, International Rectifier filed an action against us in the United States District Court for the Central District of California alleging that our power-MOS products infringed eight of their patents. These power-MOS products were previously manufactured by Motorola under a license from International Rectifier that expired on December 31, 1999. We have not yet been served with process in this litigation and are engaged in good faith discussions with International Rectifier regarding a number of different aspects of our continuing business relationship, including development of a new license agreement. Although we are optimistic about the outcome of these discussions, we cannot assure you that we will be able to reach such an agreement on favorable terms.

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE ARRANGEMENTS

    The following table sets forth certain information with respect to the persons who currently serve as members of the Board of Directors and executive officers of SCG Holding. Each of our directors will hold office until the next annual meeting of shareholders or until his successor has been elected and qualified.

NAME                           AGE                                          COMPANY POSITION
----                   --------------------   ----------------------------------------------------------------------------
Curtis J. Crawford...                    52   Chairman of the Board of Directors
Steve Hanson.........                    52   Director, President and Chief Executive Officer
David Bonderman......                    56   Director
Richard W. Boyce.....                    43   Director
Justin T. Chang......                    32   Director
William A. Franke....                    62   Director
David M. Stanton.....                    37   Director
Michael Rohleder.....                    43   Senior Vice President and Director of Sales and Marketing
James Thorburn.......                    43   Senior Vice President and Chief Operating Officer
William George.......                    56   Senior Vice President and Chief Manufacturing and Technology Officer
Dario Sacomani.......                    43   Senior Vice President and Chief Financial Officer
Collette T. Hunt.....                    47   Vice President and General Manager of Bipolar Discrete Business Unit
Sandra Lowe..........                    55   Vice President and General Manager of Logic Business Unit
James Stoeckmann.....                    44   Vice President and Director of Human Resources
Alistair Banham......                    43   Vice President and General Manager, Europe, Middle East and Africa
Henry Leung..........                    46   Vice President and General Manager, Asia
Ralph Quinsey........                    43   Vice President and General Manager of Analog Division
Leon Humble..........                    61   Vice President and General Manager of MOS Gates Business Unit
Chandramohan
  Subramaniam........                    43   Vice President and Director of Internal Manufacturing

    CURTIS J. CRAWFORD, DIRECTOR. Mr. Crawford was elected Chairman of the Board of Directors of SCG Holding in September 1999. Since 1998, Mr. Crawford has served and continues to serve as President, Chief Executive Officer and Chairman of the Board of Directors of Zilog, Inc. From 1997 to 1998,
Mr. Crawford was Group President of the Microelectronics Group and President of the Intellectual Property division of Lucent Technologies, a successor to some AT&T businesses. From 1995 to 1997, he was President of the Microelectronics Group. From 1993 to 1995, Mr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. Prior thereto, he served in various sales, marketing and executive management positions at various divisions of IBM. Mr. Crawford currently serves as a member of the Board of Trustees of DePaul University and as a member of the Board of Directors of ITT Industries, Inc. and E.I. du Pont de Nemours.

    STEVE HANSON, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Mr. Hanson served as the Senior Vice President and General Manager of Motorola's Semiconductor Components Group from June 1997. He became President of SCG Holding in August 1999 and Chief Executive Officer in January 2000. Mr. Hanson has held several executive and management positions, including Corporate Vice President, since he joined Motorola in 1971.

    DAVID BONDERMAN, DIRECTOR. Mr. Bonderman became a director of SCG Holding in August 1999. Mr. Bonderman is a Managing Partner of Texas Pacific Group. Prior to forming Texas Pacific Group, Mr. Bonderman was chief operating officer and chief investment officer of Keystone Inc., a private investment firm, from 1983 to August 1992. Mr. Bonderman serves on the boards of directors of Continental Airlines, Inc., Bell & Howell Company, Beringer Wine Estates, Inc., Denbury Resources

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
Inc., Oxford Health Plans, Inc., Washington Mutual, Inc., Ryanair, Ltd.,
J. Crew Group, Inc., Paradyne Networks, Realty Information Group, Ducati Motor Holdings S.p.A., Punch Group Ltd., AerFi plc., Landis & Gyr Communications and UroGenesys Inc. Mr. Bonderman also serves in general partner advisory board roles for Newbridge Investment Partners, L.P., Newbridge Latin America, L.P. and Aqua International, L.P.

    RICHARD W. BOYCE, DIRECTOR. Mr. Boyce became a director of SCG Holding in September 1999. Mr. Boyce is President of CAF, Inc., a consulting firm that advises various companies controlled by Texas Pacific Group. Prior to founding CAF, Inc. in 1997, he served as Senior Vice President of Operations for Pepsi-Cola North America from 1996 to 1997 and its Chief Financial Officer from 1994 to 1996. From 1992 to 1994, Mr. Boyce served as Senior Vice President-Strategic Planning for PepsiCo. Prior to joining PepsiCo, Mr. Boyce was a director at the management consulting firm of Bain & Company, where he was employed from 1980 to 1992. Mr. Boyce also serves on the Boards of Directors of
J. Crew Group, Inc., Del Monte Foods Company and Del Monte Corporation.

    JUSTIN T. CHANG, DIRECTOR. Mr. Chang became a director of SCG Holding in August 1999. Mr. Chang is a partner of Texas Pacific Group, where he has been employed since 1993.

    WILLIAM A. FRANKE, DIRECTOR. Mr. Franke became a director of SCG Holding in December 1999. Mr. Franke is currently the managing partner of Newbridge Latin America, LLP, an investment partnership specializing in Latin American companies and has served in this position since 1996. Mr. Franke also serves as the President, CEO and Chairman of the Board of Directors of America West Holdings Corp. and its subsidiary, America West Airlines, Inc., and has served in this position since 1992. He is also the President and owner of Franke & Company and has served in this position since 1987. In addition to being a director of the Company, Mr. Franke serves on the Boards of Directors of America West Holdings Corporation, Beringer Wine Estates, Inc., Phelps Dodge Corporation, Central Newspapers, Inc. and AerFi Group. plc.

    DAVID M. STANTON, DIRECTOR. Mr. Stanton became a director of SCG Holding in August 1999. Mr. Stanton is currently the founding partner of Francisco Partners, an investment partnership specializing in private technology companies. From 1996 until August 12, 1999, Mr. Stanton was a partner of Texas Pacific Group and, a limited partner in Communication Partners, L.P. During this time, he also served as Vice President of TPG Advisors, Inc. and as President of Communication Genpar, Inc., entities affiliated with Communication Partners, L.P. Prior to joining Texas Pacific Group, Mr. Stanton was a venture capitalist with Trinity Ventures, where he specialized in information technology, software and telecommunications investing. Mr. Stanton currently serves as a director of Denbury Resources Inc., GlobeSpan, Inc. and several private companies, including Paradyne Credit Corp., an affiliated entity of Paradyne.

    MICHAEL ROHLEDER, SENIOR VICE PRESIDENT AND DIRECTOR OF SALES AND MARKETING. For two years prior to assuming this position in September 1999, Mr. Rohleder was President and Chief Executive Officer of Wyle Electronics, a member of the VEBA Electronics Group. Prior to his tenure at Wyle, Mr. Rohleder served as President of Insight Electronics, also a member of the VEBA electronics group, for a period of seven years.

    JAMES THORBURN, SENIOR VICE PRESIDENT AND CHIEF OPERATING OFFICER. Prior to assuming this position in August 1999, Mr. Thorburn was the Chief Financial Officer of Zilog, a position he had held since May 1998. Prior to his tenure at Zilog, Mr. Thorburn spent 17 years at National Semiconductor, most recently as Vice President of Operations Finance.

    WILLIAM GEORGE, SENIOR VICE PRESIDENT AND CHIEF MANUFACTURING AND TECHNOLOGY OFFICER. For two years prior to assuming this position in August 1999, Mr. George held several executive and management positions, including directing investment and operation strategy for Motorola's worldwide manufacturing operations, since he joined Motorola in 1968.

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
    DARIO SACOMANI, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
OFFICER. Mr. Sacomani served as the Vice President and Director of Finance of Motorola's Semiconductor Components Group from July 1997 until he assumed his current position in August 1999. Mr. Sacomani has held several executive and management positions, including Vice President and Financial Controller for the European Semiconductor Group of Motorola, since he joined Motorola in 1980.

    COLLETTE T. HUNT, VICE PRESIDENT AND GENERAL MANAGER OF BIPOLAR
DISCRETES. Prior to assuming this position in August 1999, Ms. Hunt served as Vice President of Motorola's Semiconductor Products Sector beginning in 1994 and the position of Director of Product Operations of the Semiconductor Components Group beginning in 1998. Ms. Hunt has held various executive and managerial positions, including positions on the board of directors of Motorola's joint venture operations in Malaysia and China, since she joined Motorola in 1984.

    SANDRA LOWE, VICE PRESIDENT AND GENERAL MANAGER OF LOGIC BUSINESS
UNIT. Prior to assuming this position in August 1999, Ms. Lowe served as the Director of Quality and Continuous Improvement for Motorola's Semiconductor Components Group beginning in November 1997. Ms. Lowe has held several positions, including General Manager of the Motorola Test Equipment Business Unit in the Space Systems Technology Group, since she joined Motorola in 1993.

    JAMES STOECKMANN, VICE PRESIDENT AND DIRECTOR OF HUMAN RESOURCES. Prior to assuming this position in August 1999, Mr. Stoeckmann served as the Director of Human Resources for Motorola's Semiconductor Components Group beginning in November 1998. Mr. Stoeckmann has held several positions, including Human Resources Director for SCG Worldwide Manufacturing, since he joined Motorola in 1984.

    ALISTAIR BANHAM, VICE PRESIDENT AND GENERAL MANAGER, EUROPE, MIDDLE EAST AND AFRICA. Prior to assuming this position in August 1999, Mr. Banham served as General Manager of Motorola's Semiconductor Components Group for Europe, the Middle East and Africa beginning in April 1999. Mr. Banham has managed various foreign aspects of Motorola's semiconductor products business, including leadership of the European Motorola Segment Sales and Engineering Applications Team, since he joined Motorola in 1989.

    HENRY LEUNG, VICE PRESIDENT AND GENERAL MANAGER, ASIA. Prior to assuming this position in August 1999, Mr. Leung served as the director in the Asia Pacific Region for Motorola's Semiconductor Components Group beginning in 1994. Mr. Leung has held several positions, including Business Director of Motorola's Semiconductor Component Group (Discrete Products) for the Asia Pacific Region, since he joined Motorola in 1976.

    RALPH QUINSEY, VICE PRESIDENT AND GENERAL MANAGER OF ANALOG DIVISION. From 1997 until he assumed this position in August 1999, Mr. Quinsey served as Vice President and General Manager of Motorola's Semiconductor Products Sector Wireless Subscriber Systems Group. Prior to that time, Mr. Quinsey served as General Manager for the Logic and Analog Integrated Circuits Mixed Signal Communications Products Division of Motorola. Mr. Quinsey has held several management positions since he joined Motorola in 1979.

    LEON HUMBLE, VICE PRESIDENT AND GENERAL MANAGER, MOS GATED PRODUCTS DIVISION. Prior to assuming this position in August 1999, Mr. Humble served as Director of Manufacturing Restructuring and Separation Programs for Motorola's Semiconductor Components Group. Mr. Humble has held several management positions, including Product Line Manager for CMOS Products Division, since he joined Motorola in 1968.

    CHANDRAMOHAN SUBRAMANIAM, VICE PRESIDENT AND DIRECTOR OF INTERNAL MANUFACTURING. Prior to assuming this position in August 1999, Mr. Subramaniam held several director and management positions, including Director of Asia manufacturing, General Manager Seremban and Director of Quality and Continuous Improvement, after joining Motorola in 1984.

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
DIRECTOR COMPENSATION

    The Chairman of the Board of Directors will receive a quarterly payment of $25,000. The Board may grant nonemployee members of the Board an option to purchase up to 15,000 shares of common stock of SCG Holding with vesting and other terms to be determined by the Board at the time of grant. To date, the Board has not granted any options for service on the Board. Each nonemployee member of the Board is entitled to receive a fee of $1,000 for attendance at each meeting of the Board or any committee thereof.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by SCG Holding as well as the cash compensation paid by Motorola during fiscal year 1999 to the five most highly compensated executives of SCG Holding.

                                                                        ANNUAL            LONG-TERM
                                                                     COMPENSATION        COMPENSATION
                                                                 --------------------   --------------
                                                                                          SECURITIES       ALL OTHER
                                                                                          UNDERLYING          CASH
NAME AND PRINCIPAL POSITION                             YEAR      SALARY      BONUS      OPTIONS/SARS     COMPENSATION
---------------------------                           --------   ---------   --------   --------------   --------------
Steven Hanson.......................................    1999     $339,744(1) $70,000(4)    1,200,000        $759,611(5)
  President and Chief Executive Officer (2)
William George......................................    1999      276,978(1)  70,000(4)      650,000         421,500(5)
  Senior Vice President and Chief Manufacturing and
  Technology Officer
Dario Sacomani......................................    1999      230,263(1)  68,000(4)      650,000         666,690(5)
  Senior Vice President and Chief Financial Officer
Michael Rohleder....................................    1999      112,179         --         700,000          29,955(5)
  Senior Vice President and Director of Sales and
  Marketing (3)
James Thorburn......................................    1999      125,711         --         750,000         270,000(6)
Senior Vice President and Chief Operating Officer
  (3)

------------------------------

(1) Represents the combined salary earned by Messrs. Hanson, George and Sacomani at both Motorola and SCG Holding during fiscal 1999.

(2) Mr. Hanson was appointed Chief Executive Officer effective January 21, 2000.

(3) Messrs. Rohleder and Thorburn were not employed with Motorola in 1999 and commenced employment with SCG Holding on August 2, 1999 and September 1, 1999, respectively.

(4) Represents annual bonus earned in 1998, but paid in 1999. Each of the named executive officers is eligible to receive a performance-based bonus for fiscal year 1999 based on our performance during this period. (See "Employment Agreements/Change in Control Agreements" below.) However, such amounts are not determinable at this time, except that Mr. Rohleder is entitled to a minimum guaranteed bonus of $350,000 for fiscal year 1999.

(5) Represents relocation expenses in the case of Messrs. Hanson, Sacomani and Rohleder of $257,111, $379,590 and $29,955, respectively and in the case of Messrs. Hanson, George, and Sacomani, a special bonus in connection with the transaction of $502,500, $421,500 and $287,100, respectively.

(6) Represents a one-time consultation fee to Mr. Thorburn.

EMPLOYMENT AGREEMENTS/CHANGE IN CONTROL AGREEMENTS

    We have entered into employment agreements with each of Messrs. Hanson, Rohleder, Thorburn, George and Sacomani. The following summaries of the material provisions of the employment agreements do not purport to be complete and are qualified in their entirety by reference to such agreements.

    The agreements with Messrs. Hanson, George and Sacomani each provide for an employment term of three years ending on August 4, 2002. The agreements provide an annual base salary of $375,000, $300,000 and $250,000, respectively, and an annual bonus up to 100% of the base salary based on achievement of annual performance objectives. Messrs. Hanson, George and Sacomani will each be entitled to a one-time special bonus of $150,000 to be paid on the first anniversary of his employment, provided the respective executive is employed on such date. The agreements with Messrs. Rohleder and Thorburn each provide for an employment term of three years ending on September 1, 2002 and August 2, 2002, respectively, and for an annual base salary of $350,000 and $300,000, respectively. Mr. Rohleder is eligible to receive an annual bonus of up to 200% of his base salary based on achievement of annual performance objectives, provided that, during the first year of his employment term, Mr. Rohleder is guaranteed to receive an annual bonus at least equal to 100% of his base salary, regardless of whether any performance objectives are achieved. Mr. Thorburn is eligible to receive an annual bonus of up to 100% of his base salary based on achievement of annual performance objectives, and has received a one-time consultation fee of $270,000. Messrs. Rohleder and Thorburn also have been provided certain relocation benefits under their agreements.

    Messrs. Hanson, Thorburn, Rohleder, George and Sacomani have been granted options under our stock option plan (described below) to purchase 1,200,000, 750,000, 700,000, 650,000 and 650,000 shares, respectively, of common stock of SCG Holding, which become exercisable generally on a semi-annual basis over a four-year period (see description of the stock option plan below). The executive's outstanding options will become immediately exercisable upon a change in control (as defined in the executives' agreements), and with respect to Messrs. Hanson, Sacomani and George, each such executive's outstanding option will become immediately exercisable if such executive's employment is terminated by SCG Holding without cause (as defined in their respective agreements) or by the executives for good reason. Good reason is defined in each employment agreement and includes a voluntary resignation by the executive within one year after a change in control (as defined). The executives have also been provided a car allowance of up to $1,200 per month.

    Under the terms of each of their respective agreements, if the executive's employment is terminated without cause (as defined in the applicable employment agreement), such executive will be entitled to a lump sum payment equal to the product of (A) either (i) three, if the date of termination of employment is on or before September 1, 2001, or (ii) two, if the date of termination of employment is after September 1, 2001 and prior to the expiration of the employment term; and (B) the sum of (i) the highest rate of the executive's annualized base salary in effect at any time up to and including the date of termination and (ii) the annual bonus earned by such executive in the year immediately preceding his date of termination. In addition, if the executive's employment is terminated without cause within two years after a change in control (as defined in the applicable employment agreement), he will be entitled to continuation of medical benefits provided generally to other executives of SCG Holding for the greater of two years from the date of termination or the expiration of the term of employment under the agreement. Under the agreements with Messrs. Hanson, George and Sacomani, the executives will be entitled to the foregoing severance payments and, in the event of a change of control, continuation of medical coverage if they resign for good reason (as defined in their respective employment agreements).

    Each executive is also subject to customary non-solicitation of employees and confidentiality provisions.

    Finally, we have provided Mr. Thorburn with a non-recourse loan in the amount of approximately $227,900 for the purposes of exercising stock options granted by his former employer. Mr. Thorburn has pledged the stock received upon the exercise of such option to SCG Holding as security for the loan. The loan accrues interest at a rate of 5.54% per annum and the entire principal amount and accrued interest is repayable upon Mr. Thorburn's sale of the stock.

1999 FOUNDERS STOCK OPTION PLAN

    We have adopted the SCG Holding Corporation 1999 Founders Stock Option Plan to provide our key employees, directors and consultants with the opportunity to purchase common stock of SCG Holding. We reserved 17,365,000 shares of SCG Holding's common stock for issuance under the option plan. The option plan is administered by the Board of Directors of SCG Holding or a committee thereof, which is authorized to, among other things, select the key employees, directors and consultants who will receive grants and determine the exercise price and vesting schedule of the options. Prior to the existence of a public market (as defined in the plan) for the common stock, fair market value is determined by the Board in good faith, and following the existence of a public market for the common stock, fair market value will be based on the closing price for the shares on the exchange on which the shares are listed. As of November 1, 1999, the Board of Directors of SCG Holding had approved the grant of options to purchase an aggregate of 15,154,000 shares of SCG Holding's common stock to some of its directors and a total approximately of 420 key employees (including Messrs. Hanson, Thorburn, Rohleder, George and Sacomani) at an exercise price of $1.00 per share. Generally the options initially issued under the plan will vest gradually over a period of four years, with approximately 8% becoming immediately vested and exercisable on the Grant Date, provided that the option holder remains employed with us during this period. All outstanding options will vest automatically upon a change of control (as defined in the plan) other than an initial public offering, provided the option holder is employed with us on the date of the change in control. Upon the termination of an option holder's employment, all unvested options will immediately terminate and vested options will generally remain exercisable for a period of 90 days after date of termination (one year in the case of death or disability). Prior to the existence of a public market for the common stock, if an employee's employment terminates, generally we will have the right to purchase vested options from that employee at a price equal to the excess of the fair market value per share of the common stock over the exercise price per share specified in the option. In addition, any shares acquired prior to the existence of a public market will generally be subject to our call right, as well as customary drag-along and tag-along rights.

    The following table sets forth information regarding grants of options to purchase stock of SCG Holding to the named executive officers in fiscal 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                                  ANNUAL RATES OF
                                                                                                    STOCK PRICE
                                                                                                 APPRECIATION FOR
                                     INDIVIDUAL GRANTS                                              OPTION TERM
--------------------------------------------------------------------------------------------   ---------------------
                                                PERCENT OF
                                                   TOTAL
                                 NUMBER OF       OPTIONS/
                                SECURITIES         SARS
                                UNDERLYING      GRANTED TO      EXERCISE
                                 OPTIONS/        EMPLOYEES         OF
            NAME                   SARS             IN         BASE PRICE
             (A)                GRANTED(1)      FISCAL YEAR     PER SHARE    EXPIRATION DATE    5% ($)     10% ($)
-----------------------------  -------------   -------------   -----------   ---------------   --------   ----------
Steven Hanson................    1,200,000         7.9%            $1          09/09/2009      754,673     1,912,491
  President and Chief
  Executive Officer
William George...............      650,000         4.3%            $1          09/09/2009      408,781     1,034,932
  Senior Vice President and
  Chief Manufacturing and
  Technology Officer
Dario Sacomani...............      650,000         4.3%            $1          09/09/2009      408,781     1,035,932
  Senior Vice President and
  Chief Financial Officer
Michael Rohleder.............      700,000         4.6%            $1          09/09/2009      440,226     1,115,619
  Senior Vice President and
  Director of Sales and
  Marketing
James Thorburn...............      750,000         4.9%            $1          09/09/2009      471,670     1,195,306
  Senior Vice President and
  Chief Operating Officer

------------------------------

(1) The options generally will vest in six-month intervals over a period of four years, with approximately 8% becoming immediately vested and exercisable on the date of grant, provided that the option holder remains employed by SCG Holding during such period.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR

    The following table sets forth, on an aggregate basis, certain information with respect to the value of unexercised options held by the named executive officers at the end of fiscal 1999. No options were exercised by the named executive officers in fiscal 1999.

                                             NUMBER OF SECURITIES UNDERLYING
                                               UNEXERCISED OPTIONS/SARS AT      VALUE OF UNEXERCISED IN-THE-MONEY
                                                     FISCAL YEAR-END             OPTIONS/SARS AT FISCAL YEAR-END
                   NAME                         EXERCISABLE/UNEXERCISABLE           EXERCISABLE/UNEXERCISABLE
-------------------------------------------  --------------------------------   ----------------------------------
Steven Hanson..............................         100,800/1,099,200                           --/--
  President and Chief Executive Officer
William George.............................            54,600/595,400                           --/--
  Senior Vice President and Chief
  Manufacturing and Technology Officer
Dario Sacomani.............................            54,600/595,400                           --/--
  Senior Vice President and Chief Financial
  Officer
Michael Rohleder...........................            58,800/641,200                           --/--
  Senior Vice President and Director of
  Sales and Marketing
James Thorburn.............................            63,000/687,000                           --/--
  Senior Vice President and Chief Operating
  Officer

RETIREMENT PLAN

    Our Retirement Plan covers eligible employees within the United States, including the named executive officers. The pension plan provides for monthly pension benefits based upon a formula including employee's years of service, compensation level calculated as final average earnings for the five years of highest pay during the last ten years of employment, and the Social Security benefit. The Social Security benefit is the estimated amount of Social Security retirement benefit payable at age 65. The earliest date on which eligible employees may receive pension benefits for retirement is after age 55 with at least five years of service or at age 60 with at least one year of service. Normal retirement under the pension plan is after age 65. Benefits are reduced if pension payments begin before age 65.

    The following table shows the estimated annual benefits payable under the current Retirement Plan for employees who are eligible under the criteria stated above assuming a life annuity benefit:

                                                YEARS OF SERVICE
                              ----------------------------------------------------
REMUNERATION                     15         20         25         30         35
------------                  --------   --------   --------   --------   --------
$100,000....................  $25,973    $31,116    $33,173    $33,173    $33,173
$125,000....................  $33,152    $39,545    $42,102    $42,102    $42,102
$150,000....................  $40,331    $47,973    $51,031    $51,031    $51,031
$175,000....................  $43,202    $51,345    $54,602    $54,602    $54,602
$200,000....................  $43,202    $51,345    $54,602    $54,602    $54,602

    As of December 31, 1999, Mr. Hanson, Mr. George, Mr. Sacomani, Mr. Thorburn and Mr. Rohleder had approximately 28, 31, 19, 0 and 0 estimated years of service, respectively, and the annual compensation covered by the pension plan for each of these officers is $160,000.

DEFERRED COMPENSATION

    Our Deferred Compensation Plan was adopted in January, 2000 and allows executives to defer up to 25% of their base compensation and up to 100% of their annual incentive compensation of up to a maximum of $250,000 per year. The plan is an unfunded plan under which participants may elect to receive their deferred amounts, plus any earnings or less any losses, thereon upon retirement or at some other date which must be at least four calendar years after the date of deferral. Participants also will receive their account balances upon their termination of employment. Earnings and losses are based on certain investment options that may be offered under the plan from time to time. Upon a change in control, as defined in the plan, we will either pay the participant's account balance into a trust for the benefit of the participants or pay such amounts to the participants.

                           OWNERSHIP OF CAPITAL STOCK

    The certificate of incorporation of SCG Holding, as amended to date, authorizes the issuance of capital stock consisting of 300,000,000 shares of common stock, and 100,000 shares of preferred stock which may be issued in multiple series, the terms, provisions and the preferences of which may be designated from time to time by the Board of Directors of SCG Holding.

    The following table sets forth as of January 1, 2000 information regarding the beneficial ownership of SCG Holding Common Stock and Series A Cumulative Preferred Stock of SCG Holding, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, with respect to:

    - each person known by SCG Holding to be the beneficial owner of more than 5% of any class of SCG Holdings' voting securities;

    - each of the directors and some of the executive officers of SCG Holding;
      and

    - all directors and executive officers, as a group.

    Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                                 SERIES A CUMULATIVE
                                                       COMMON STOCK                PREFERRED STOCK
                                             --------------------------------   ----------------------
                                              NUMBER OF                         NUMBER OF
   NAME AND ADDRESS OF BENEFICIAL OWNER       SHARES(1)         PERCENTAGE(1)    SHARES     PERCENTAGE
-------------------------------------------  -----------        -------------   ---------   ----------
TPG Advisors II, Inc.......................  187,499,150(2)          90.8%        1,500        71.8%
  201 Main Street, Suite 2420
  Fort Worth, TX 76102
Motorola, Inc..............................   17,500,850              8.5%          590        28.2%
  1303 East Algonquin Road
  Schaumberg, IL 60196
David Bonderman............................           --(3)            --            --          --
Justin T. Chang............................           --(3)            --            --          --
David M. Stanton...........................           --               --            --          --
Curtis J. Crawford.........................      300,000(4)             *            --          --
Richard W. Boyce...........................      615,000(4)             *            --          --
William A. Franke..........................           --(5)            --            --          --
Steven Hanson..............................      100,800(4)             *            --          --
Dario Sacomani.............................       54,600(4)             *            --          --
William George.............................       54,600(4)             *            --          --
James Thorburn.............................       63,000(4)             *            --          --
Michael Rohleder...........................       58,800(4)             *            --          --
All directors and executive officers as a      1,346,760                *            --          --
  group (19 persons).......................

------------------------

* Less than 1% of the total voting power of the outstanding shares of Common Stock.

(1) Calculated excluding all shares issuable pursuant to options or warrants except, as to each person, the shares issuable to such person pursuant to options or warrants immediately exercisable or exercisable within 60 days from January 1, 2000.

(2) TPG Advisors II, Inc. indirectly controls TPG Semiconductor Holdings, LLC, which directly owns the common stock and preferred stock listed in the table above.

(3) Excludes shares listed above as beneficially owned by TPG Advisors II, Inc., which may be deemed an affiliate of each of David Bonderman and Justin Chang.

(4) All shares listed are issuable on exercise of options.

(5) Mr. Franke is the beneficial owner of a minority equity interest in TPG Semiconductor Holdings, LLC.

    We have also reserved 17,365,000 shares of common stock for issuance under our stock option plans as more fully described under "Management--1999 Founders Stock Option Plan."

    The preferred stock has a par value of $0.01 per share and accumulates dividends at the rate of 12% per annum, payable quarterly. Dividends compound to the extent not paid. The preferred stock has an original liquidation preference of $100,000 per share. SCG Holding will be required to redeem all of the shares of the preferred stock on the thirteenth anniversary of the issue date at a price equal to such liquidation value plus all accumulated dividends that have been applied to increase liquidation value. Shares of the preferred stock may be redeemed at the option of SCG Holding, in whole or in part, for this total value plus accrued dividends not included therein.

    Optional redemption of the preferred stock is subject to, and expressly conditioned upon, limitations under the notes, our senior bank facilities and other documents relating to our indebtedness. We may also be required to offer to repurchase shares of the preferred stock in other circumstances, including the occurrence of a change of control of SCG Holding, in each case subject to the terms of the notes, our senior bank facilities and other documents relating to our indebtedness. Holders of the preferred stock will not have any voting rights, except with respect to specified actions that might adversely affect the holders and except for such rights as are provided under applicable law. See "Description of Exchange Notes--Limitation on Restricted Payments."

SHAREHOLDERS AGREEMENT

    SCG Holding, Motorola and TPG Semiconductor Holdings, LLC, which is controlled by investment funds affiliated with Texas Pacific Group, have entered into a Shareholders Agreement relating to registration rights, transfers of common stock and preferred stock (together, the "SCG Stock") and other matters. The Shareholders Agreement terminates upon the earlier to occur of (1) TPG Holding owning less than 35% of the outstanding shares of common stock or
(2) an underwritten initial public offering of SCG Stock; PROVIDED that registration rights terminate with respect to a class of SCG Stock at such time (at least three years after the date of the Shareholders Agreement) as Motorola shall be legally permitted to sell all shares of such class of SCG Stock then held by Motorola without registration under the Securities Act.

REGISTRATION RIGHTS

    Pursuant to the Shareholders Agreement, Motorola and Permitted Transferees (as defined below under "--Permitted Transfers") have "piggyback" registration rights on a proportional basis with respect to the same class of SCG Stock in any public offering of SCG Stock by SCG Holding or Texas Pacific Group. SCG Holding pays the registration expenses of any registration including, without limitation, SEC and NASD filing fees and the fees and expenses of counsel for SCG Holding (but not including underwriting discounts or fees and expenses of counsel to Motorola). SCG Holding has agreed to indemnify Motorola, transferee holders and underwriters and their respective affiliates and control persons against securities law liabilities relating to the registration statement in connection with any registered offering pursuant to registration rights. Each selling shareholder has agreed to indemnify SCG Holding and underwriters (together with their respective affiliates and control persons) against securities law liabilities for information provided by the selling shareholder in writing specifically for inclusion in the registration statement.

RIGHT OF FIRST OFFER

    The Shareholders Agreement permits Motorola to transfer some or all of its shares of SCG Stock to any third party, PROVIDED that prior to any such transfer (other than pursuant to limited exceptions set forth in the Shareholders Agreement), Motorola shall have provided TPG Holding and SCG Holding with notice of its intent to sell such SCG Stock (specifying the number of shares thereof, the purchase price therefor and other terms and conditions) and an opportunity to acquire all (but not less than all) of such shares of SCG Stock at the purchase price and on the other terms and conditions specified in the offer notice. In the event Texas Pacific Group and SCG Holding do not exercise their right to acquire such SCG Stock, Motorola may, within a specified period following the delivery of the offer notice, sell all of such SCG Stock to a third party at a price that is not less than the purchase price and on substantially the same terms and conditions specified in the offer notice.

TAG-ALONG RIGHTS

    The Shareholders Agreement provides that, in the event that Texas Pacific Group determines to sell SCG Stock to any third party (not including affiliates of Texas Pacific Group), except in a public offering or in a brokerage transaction through the public securities markets, Motorola has the right to participate PRO RATA (treating each class of SCG Stock individually) in such transaction as a seller on the same terms and conditions as apply to the sale of Texas Pacific Group's SCG Stock. Notwithstanding the foregoing, (1) Texas Pacific Group has the right to sell or transfer up to 10% of the outstanding shares of SCG Holding Common Stock and SCG Holding Preferred Stock in the aggregate to third parties free of tag-along rights in connection with the retention by SCG Holding of directors, officers, advisors or consultants, or the sale of other securities of SCG Holding or its subsidiaries, and (2) if Texas Pacific Group proposes to transfer both common stock and preferred stock in the same transaction or in related transactions, Motorola may tag-along in such transaction or transactions by transferring both common stock and preferred stock in the same proportion as is proposed to be transferred by Texas Pacific Group.

DRAG-ALONG RIGHTS

    In the event that Texas Pacific Group determines to sell all or substantially all of the stock or assets of SCG Holding, by merger, stock sale, asset sale or otherwise, to any third party, Texas Pacific Group has the right to cause Motorola to sell its shares of common stock in such transaction (and to waive its appraisal or dissenters' rights with respect to such transaction, as applicable), all at the same price per share and on the same terms and conditions as apply to the sale of Texas Pacific Group's common stock.

CALL RIGHT

    Under the Shareholders Agreement, Texas Pacific Group has the right to purchase from Motorola, at any time and from time to time, all or any portion of the shares of the preferred stock held by Motorola at the stated redemption price per share in cash.

FLIP PROTECTION

    In the event that all or substantially all of the outstanding shares of common stock or the assets of SCG Holding are sold in specified circumstances for a limited period of time after our recapitalization, Motorola will be entitled to 30% of the net profit realized by TPG Holding from the sale.

CORPORATE GOVERNANCE

    In the event SCG Holding fails to redeem the preferred stock on or prior to the thirteenth anniversary of the issue date, Texas Pacific Group shall cause 20% of the members of the Board of Directors of SCG Holding to be Motorola nominees.

PERMITTED TRANSFERS

    Notwithstanding anything to the contrary contained in the Shareholders Agreement, transfers to any Permitted Transferee of the transferor shall not be subject to the right of first offer, tag-along rights, drag-along rights or flip protection provisions. A "Permitted Transferee" means (a) in the case of any transferor that is not a corporation, individual, general or limited partner, member, officer, employee or affiliate (as defined in Rule 12b-2 under the Exchange Act) of such transferor, (b) in the case of any transferor that is a corporation, any other entity that owns, directly or indirectly, at least 51% of the equity securities of such transferor ("majority ownership") or that is under common majority ownership with such transferor, (c) in the case of any transferor that is an individual, any successor by death or divorce or (d) in the case of any transferor that is a trust whose sole beneficiaries are individuals, such individuals or their spouses or lineal descendants.

TRANSFEREE'S RIGHTS AND OBLIGATIONS

    A third party that acquires SCG Stock shall assume the obligations and, unless otherwise agreed by the transferee, acquire the rights of the transferring party with respect to the shares that it acquires.

TEXAS PACIFIC GROUP

    Texas Pacific Group was founded by David Bonderman, James G. Coulter and William S. Price, III in 1993 to pursue public and private investment opportunities through a variety of methods, including leveraged buyouts, recapitalizations, joint ventures, restructurings and strategic public securities investments. The principals of Texas Pacific Group manage TPG Partners, L.P. and TPG Partners II, L.P., both Delaware limited partnerships, which, with affiliated partnerships, have aggregate committed capital of more than $3.2 billion.

    The investment in SCG Holding is the largest investment of Texas Pacific Group to date and its sixth investment in the technology and telecommunications area. Texas Pacific Group's other investments in technology and telecommunications companies include Paradyne Corporation, GlobeSpan, GT Com, Landis & Gyr Communications and Zilog.

    Texas Pacific Group's portfolio companies also include America West Airlines, Belden & Blake, Beringer Wine Estates, Del Monte Foods, Denbury Resources, Ducati Motorcycle Holdings, Favorite Brands International, Genesis ElderCare, J. Crew, Oxford Health Plans, Virgin Entertainment and Vivra. In addition, Texas Pacific Group principals led the $9 billion reorganization of Continental Airlines in 1993.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

    In connection with our recapitalization, Motorola has made bonus payments to Messrs. Hanson, George and Sacomani in the approximate amounts of $502,500, $421,500 and $287,100, respectively.

    In connection with our recapitalization, we paid Texas Pacific Group a financial advisory fee in the amount of $25 million. We have agreed to pay Texas Pacific Group annually a management fee of not more than $2 million. Two of our directors, David Bonderman and Justin Chang, are also Texas Pacific Group partners.

    In connection with our recapitalization, Motorola has assigned, licensed and sublicensed to us intellectual property in connection with the products we plan to offer (including a limited use of the Motorola trade name for one year and a transition statement, "formerly a division of Motorola," for an additional year thereafter), has agreed to continue providing us information technology, human resources, supply management, logistics and finance services for agreed periods of time while we determine the most cost-effective means to obtain such services, has agreed to continue providing manufacturing and assembly services to us and to continue using similar services we provide to them, has agreed to continue selling to us depreciated equipment to support our capacity expansion and has leased real estate to us. Motorola provides some of these services on more favorable terms than we would expect to obtain from independent sources.

    In connection with our recapitalization, we paid the Chairman of our Board of Directors, Curtis J. Crawford, a consulting fee of $100,000 and granted Mr. Crawford an option to purchase 300,000 shares of common stock. We also granted one of our directors, Richard W. Boyce an option to purchase 615,000 shares of common stock. The option grants to Messrs. Crawford and Boyce were in consideration for their respective consulting services. Messrs. Crawford and Boyce's options are at an exercise price of $1.00 per share, are fully exercisable upon grant and have a ten year term and are otherwise governed by the 1999 Founders Stock Option Plan.

                       DESCRIPTION OF OTHER INDEBTEDNESS

SENIOR FACILITIES

    The description set forth below is qualified in its entirety by reference to agreements setting forth the principal terms and conditions of our senior bank facilities.

    Pursuant to a Credit Agreement that was entered into as part of our August 1999 recapitalization among Semiconductor Components Industries, LLC, as borrower, SCG Holding, as parent, the lenders named therein, The Chase Manhattan Bank as administrative agent, collateral agent and syndication agent, DLJ Capital Funding, Inc., as co-documentation agent, and Lehman Commercial Paper Inc., as co-documentation agent, a syndicate of banks and other financial institutions led by Chase have provided us senior secured credit facilities of up to $1,025.0 million. The Credit Agreement provides for (1) a $200.0 million senior secured term tranche A loan that fully amortizes within six years, (2) a $325.0 million senior secured tranche B term loan that fully amortizes within seven years, (3) a $350.0 million senior secured tranche C term loan that fully amortizes within eight years and (4) a $150.0 million senior secured revolving credit facility that matures on the earlier of (a) the date that is six years after our recapitalization and (b) the final repayment in full of the tranche A facility. At the time of the recapitalization, we drew down $65.5 million under the tranche A facility, and we have drawn down an additional $60.0 million to date to fund working capital. The $74.5 million balance of the tranche A facility is being made available to fund working capital during the period from the date of our recapitalization to the date that is six months after our recapitalization.

    The senior bank facilities initially bear interest (subject to performance based step downs applicable to the tranche A facility and the revolving facility) at a rate equal to LIBOR plus (1) in the case of the tranche A facility and the revolving facility, 3.00%; or at our option, the alternate base rate (as defined in the Credit Agreement) plus 2.00%; (2) in the case of the tranche B facility, 3.50% or, at our option, the alternate base rate plus 2.50% and (3) in the case of the tranche C facility, 3.75% or, at our option, the alternate base rate plus 2.75%.

    In addition to paying interest on outstanding principal under the senior bank facilities, we are required to pay a commitment fee to the lenders under the revolving facility and the delayed draw term facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum.

    The senior bank term facilities will amortize in quarterly amounts based upon the annual amounts shown below.

                                                              TRANCHE A   TRANCHE B   TRANCHE C
CALENDAR YEAR                                                 FACILITY    FACILITY    FACILITY
-------------                                                 ---------   ---------   ---------
                                                                    (DOLLARS IN MILLIONS)
2000........................................................  $     --    $     --    $     --
2001........................................................    15.000       1.625       1.750
2002........................................................    35.000       3.250       3.500
2003........................................................    45.000       3.250       3.500
2004........................................................    65.000       3.250       3.500
2005........................................................    40.000     157.625       3.500
2006........................................................        --     156.000     168.000
2007........................................................        --          --     166.250
                                                              --------    --------    --------
Total.......................................................  $200.000    $325.000    $350.000

    The obligations of Semiconductor Components under the senior bank facilities are unconditionally and irrevocably guaranteed by SCG Holding and each of its other existing and subsequently acquired or organized domestic subsidiaries. In addition, the senior bank facilities are secured by first priority or equivalent security interests in substantially all tangible and intangible assets of SCG Holding and each of its existing and subsequently acquired or organized domestic subsidiaries, including all the capital stock of, or other equity interests in Semiconductor Components and each other direct or indirect subsidiary of SCG Holding (except, in the case of voting stock of a foreign subsidiary, not more than 65% of such voting stock shall be required to be pledged).

    The senior bank facilities are subject to mandatory prepayment with, in general, (1) 100% of the proceeds of non-ordinary course assets sales, (2) 50% of SCG Holding's Excess Cash Flow (as defined in the Credit Agreement) and (3) 100% of the proceeds from the issuance of debt obligations other than debt obligations permitted under the Credit Agreement. With respect to any prepayment of the tranche B facility or the tranche C facility within two years after our recapitalization, except with respect to prepayments out of Excess Cash Flow, we will pay a premium of (1) 2% of the principal amount being prepaid of each such facility during the first year after August 4, 1999 and (2) 1% of the principal amount being prepaid of each such facility during the second year after August 4, 1999.

    The Credit Agreement contains a number of covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness, pay restricted payments and dividends, create liens on assets, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, enter into sale and leaseback transactions, or engage in various transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, under the senior bank facilities, we are required to comply with specified financial ratios and tests, including minimum fixed charge coverage and interest coverage ratios and maximum leverage ratios. The Credit Agreement also contains customary events of default.

JUNIOR SUBORDINATED NOTE

    As part of our August 1999 recapitalization, Semiconductor Components issued a junior subordinated note to Motorola in the amount of $91 million, which bears interest at a rate of 10% per annum, payable semi-annually in kind. Interest may be paid by Semiconductor Components in cash after the fifth anniversary of the issue date if, after giving effect to the payment of interest on any interest payment date, we would be in compliance with our obligations under the senior bank facilities and the indenture relating to the notes. The junior subordinated note matures on the twelfth anniversary of the issue date and ranks subordinated in right of payment to the notes and the loans under the senior bank facilities and PARI PASSU in right of payment with, among other things, unsecured trade debt.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

    Definitions of terms used in this Description of Exchange Notes may be found under "--Defined Terms." For purposes of this section, the term "SCG Holding" refers only to SCG Holding Corporation and not any of its Subsidiaries, "Semiconductor Components" refers to Semiconductor Components Industries, LLC, a Wholly Owned Subsidiary of SCG Holding, the "Issuers" refers to SCG Holding and Semiconductor Components and "we" refers to the Issuers.

    SCG Holding issued initial notes and will issue the exchange notes under an Indenture, dated as of August 4, 1999 among SCG Holding, Semiconductor Components, the Note Guarantors and State Street Bank and Trust Company, as Trustee. The Indenture contains provisions that define your rights under the exchange notes. In addition, the Indenture governs the obligations of the Issuers and of each Note Guarantor under the exchange notes. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA"). The Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available as set forth under the heading "Prospectus Summary--Where You Can Find More Information."

    This Description of Exchange Notes is meant to be only a summary of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of terms used below, and the TIA. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture as it, and not this description, will govern your rights as Holders.

OVERVIEW OF THE EXCHANGE NOTES AND THE NOTE GUARANTEES

    THE EXCHANGE NOTES

    The Exchange Notes will:

    - be general unsecured obligations of each of the Issuers;

    - be subordinated in right of payment to all existing and future Senior Indebtedness of each of the Issuers;

    - rank PARI PASSU in right of payment with all existing and future Senior Subordinated Indebtedness of each of the Issuers;

    - be senior in right of payment to all existing and future Subordinated Obligations of each of the Issuers;

    - be effectively subordinated to all existing and future Secured Indebtedness of SCG Holding, Semiconductor Components and the other Subsidiaries of SCG Holding to the extent of the value of the assets securing such Indebtedness; and

    - be effectively subordinated to all liabilities of the Foreign Subsidiaries of SCG Holding, which are not Guaranteeing the exchange notes, and any other future Subsidiaries of SCG Holding that do not Guarantee the exchange notes.

    THE NOTE GUARANTEES

    The exchange notes will be Guaranteed by each of the following Domestic Subsidiaries of SCG Holding:

    - SCG (Malaysia SMP) Holding Corporation,

    - SCG (Czech) Holding Corporation,

    - SCG (China) Holding Corporation,

    - Semiconductor Components Industries Puerto Rico, Inc. and

    - SCG International Development LLC.

    The Note Guarantees will:

    - be general unsecured obligations of each Note Guarantor;

    - be subordinated in right of payment to all existing and future Senior Indebtedness of each Note Guarantor;

    - rank PARI PASSU in right of payment with all existing and future Senior Subordinated Indebtedness of each Note Guarantor;

    - be senior in right of payment to all existing and future Subordinated Obligations of each Note Guarantor;

    - be effectively subordinated to all existing and future Secured Indebtedness of each Note Guarantor to the extent of the value of the assets securing such Indebtedness; and

    - be effectively subordinated to all liabilities of the Foreign Subsidiaries of SCG Holding, which are not Guaranteeing the exchange notes, and any other future Subsidiaries of SCG Holding that do not Guarantee the exchange notes.

    SCG Holding's existing and future Foreign Subsidiaries are not currently required to Guarantee the exchange notes. However, any existing or future Foreign Subsidiary that Guarantees other Indebtedness of SCG Holding or any of its Domestic Subsidiaries will be required to Guarantee the exchange notes if the aggregate principal amount of Indebtedness of SCG Holding and its Domestic Subsidiaries Guaranteed by all Foreign Subsidiaries exceeds $25 million.

PRINCIPAL, MATURITY AND INTEREST

    We will issue the exchange notes in an aggregate principal amount of up to $400 million. The exchange notes will mature on August 1, 2009. We will issue the exchange notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

    Each exchange note we issue will accrue interest at a rate of 12% beginning on August 4, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually in arrears to Holders of record at the close of business on the January 15 or July 15 immediately preceding the interest payment date on February 1 and August 1 of each year.

    Interest on the exchange notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

PAYING AGENT AND REGISTRAR

    We will pay the principal of, premium, if any, and interest on the exchange notes at any office of ours or any agency designated by us that is located in the Borough of Manhattan, the City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of SCG Holding in such matters. The location of the corporate trust office is 61 Broadway, New York, New York 10006. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

TRANSFER AND EXCHANGE

    Holders may exchange or transfer their exchange notes at the same location given above under "--Paying Agent and Registrar." No service charge will be made for any registration of transfer or exchange of exchange notes. We, however, may require Holders, among other things, to furnish appropriate endorsements and transfer documents and to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

    Except as provided in the Indenture, the registered Holder of any of the exchange notes will be treated as the owner thereof for all purposes under the Indenture. The Issuers will not be required to transfer or exchange any exchange note selected for redemption or to transfer or exchange any exchange note for a period of 15 days prior to a selection of exchange notes to be redeemed.

OPTIONAL REDEMPTION

    Except as set forth in the following paragraph, we may not redeem the exchange notes prior to August 1, 2004. On and after this date, we may redeem the exchange notes, in whole or in part, on one or more occasions. We must give not less than 30 nor more than 60 days' prior notice. Upon redemption, we will pay the redemption prices, plus accrued and unpaid interest and liquidated damages thereon, if any, to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. We will pay the following redemption prices, expressed as percentages of principal amount, if we redeem the exchange notes during the 12-month periods commencing on August 1 of the years set forth below:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2004........................................................    106.0%
2005........................................................    104.5%
2006........................................................    103.0%
2007........................................................    101.5%
2008 and thereafter.........................................    100.0%

    Prior to August 1, 2002, the Issuers also may (but shall not have the obligation to), on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the exchange notes with the Net Cash Proceeds of one or more Public Equity Offerings by SCG Holding, at a redemption price equal to 112% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. However, after giving effect to any such redemption:

(1) at least 65% of the aggregate principal amount of the notes and the exchange notes, taken together, must remain outstanding; and

(2) any such redemption by the Issuers must be made within 90 days of the date of the closing of the applicable Public Equity Offering and in accordance with procedures set forth in the Indenture.

SELECTION AND NOTICE OF REDEMPTION

    If we redeem less than all of the exchange notes outstanding at any time, the Trustee will select the exchange notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no exchange note of $1,000 in original principal amount or less will be redeemed in part. We will mail notices of redemption by first class mail at least 30 but not more than 60 days before the applicable redemption date to each Holder of the exchange notes to be redeemed at such Holder's registered address.

    If we redeem any exchange note in part only, the notice of redemption relating to such exchange note shall state the portion of the principal amount thereof to be redeemed. A new exchange note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancelation of the original exchange note. On and after the redemption date, interest will cease to accrue on exchange notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of such exchange notes or portions thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the applicable redemption date.

RANKING

    The exchange notes will be unsecured obligations of each of the Issuers. They will be subordinated in right of payment to all existing and future Senior Indebtedness of each of the Issuers, will rank PARI PASSU in right of payment with all existing and future Senior Subordinated Indebtedness of each of the Issuers and will be senior in right of payment to all existing and future Subordinated Obligations of each of the Issuers. The exchange notes will also be effectively subordinated to any Secured Indebtedness of SCG Holding, Semiconductor Components and the other Subsidiaries of SCG Holding to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption "--Defeasance" will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

    SCG Holding currently conducts all, and Semiconductor Components currently conducts of their operations through their Subsidiaries. The Note Guarantees will be unsecured obligations of the applicable Note Guarantor, will be subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor, will rank PARI PASSU in right of payment with all existing and future Senior Subordinated Indebtedness of such Note Guarantor will be are senior in right of payment to all existing and future Subordinated Obligations of such Note Guarantor. The Note Guarantees will also be effectively subordinated to any Secured Indebtedness of the applicable Note Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

    SCG Holding's existing and future Foreign Subsidiaries are not currently required to Guarantee the exchange notes. However, any existing or future Foreign Subsidiary that Guarantees other Indebtedness of SCG Holding or any of its Domestic Subsidiaries will be required to Guarantee the exchange notes if the aggregate principal amount of Indebtedness of SCG Holding and its Domestic Subsidiaries Guaranteed by all Foreign Subsidiaries exceeds $25 million. Creditors of such Foreign Subsidiaries, including trade creditors, and preferred stockholders (if any) of such Foreign Subsidiaries generally will have priority with respect to the assets and earnings of such Foreign Subsidiaries over the claims of our creditors, including Holders. The exchange notes, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred stockholders (if any) of SCG Holding's Foreign Subsidiaries.

    As of October 2, 1999, we had outstanding the following:

    (1) $800.5 million of Senior Indebtedness of each of SCG Holding and Semiconductor Components, all of which is Secured Indebtedness, excluding unused commitments under the Credit Agreement;

    (2) no Senior Subordinated Indebtedness of either SCG Holding or Semiconductor Components other than the initial notes;

    (3) no Indebtedness of SCG Holding and Semiconductor Components, other than $91 million under the Junior Subordinated Note, that is subordinated or junior in right of payment to the exchange notes;

    (4) no Senior Indebtedness of the Note Guarantors, excluding intercompany debt and Guarantees of Indebtedness under the Credit Agreement;

    (5) no Senior Subordinated Indebtedness of the Note Guarantors, other than the Note Guarantees and the Guarantees of the initial notes; and

    (6) no Indebtedness of the Note Guarantors that is subordinated or junior in right of payment to the Note Guarantees.

    Although the amount of additional Indebtedness we can Incur is limited, we may be able to Incur substantial amounts of additional Indebtedness. Such Indebtedness may be Senior Indebtedness. See "--Indenture Covenants--Limitation on Indebtedness" below.

    "Senior Indebtedness" of SCG Holding, Semiconductor Components or any Note Guarantor, as applicable, means

    - the principal of, premium (if any) and accrued and unpaid interest on, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of SCG Holding, Semiconductor Components or any Note Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings, and

    - fees and other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of SCG Holding, Semiconductor Components or any Note Guarantor, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the exchange notes and the initial notes or such Note Guarantor's Note Guarantee or Guarantee of the initial notes.

    Senior Indebtedness shall not include:

    (1) any obligation of SCG Holding or Semiconductor Components to any Subsidiary of SCG Holding or any obligation of such Note Guarantor to SCG Holding, Semiconductor Components or any other Subsidiary of SCG Holding;

    (2) any liability for Federal, state, local or other taxes owed or owing by SCG Holding, Semiconductor Components or such Note Guarantor;

    (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business, including Guarantees thereof or instruments evidencing such liabilities;

    (4) any Indebtedness or obligation of SCG Holding, Semiconductor Components or such Note Guarantor, and any accrued and unpaid interest in respect thereof that by its terms is subordinated or junior in right of payment to any other Indebtedness or obligation of SCG Holding, Semiconductor Components or such Note Guarantor, including any Senior Subordinated Indebtedness and any Subordinated Obligations;

    (5) any obligations with respect to any Capital Stock; or

    (6) any Indebtedness Incurred in violation of the Indenture.

    Only Indebtedness of SCG Holding or Semiconductor Components that is Senior Indebtedness will rank senior in right of payment to the exchange notes. The exchange notes will rank PARI PASSU in right of payment with all other Senior Subordinated Indebtedness of SCG Holding or of Semiconductor Components. The Issuers will not Incur, directly or indirectly, any Indebtedness that is subordinated or junior in right of payment to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated

Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior in right of payment to Secured Indebtedness merely because it is unsecured.

    We may not pay principal of, premium (if any) or interest on, the exchange notes, make any deposit pursuant to the provisions described under "--Defeasance" below, or otherwise repurchase, redeem or otherwise retire any exchange notes (collectively, "pay the exchange notes") if:

    (1) any Designated Senior Indebtedness is not paid when due, or

    (2) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

    (x) the default has been cured or waived and any such acceleration has been rescinded, or

    (y) such Designated Senior Indebtedness has been paid in full;

However, we may pay the exchange notes without regard to the foregoing if we and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

    During the continuance of any default, other than a default described in clause (1) or (2) above, with respect to any Designated Senior Indebtedness of either Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice, except such notice as may be required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the exchange notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness. Such Blockage Notice shall specify an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

    (1) by written notice to the Trustee and the Issuers from the Person or Persons who gave such Blockage Notice,

    (2) by repayment in full of such Designated Senior Indebtedness, or

    (3) because no default with respect to any Designated Senior Indebtedness is continuing).

Notwithstanding the provisions contained in the second preceding sentence but subject to the provisions contained in the second preceding sentence, the Issuers may resume payments on the exchange notes after the end of such Payment Blockage Period, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness and such Designated Senior Indebtedness has not been repaid in full.

    Not more than one Blockage Notice may be given in any period of 360 consecutive days, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

    Upon any payment or distribution of the assets of SCG Holding or Semiconductor Components to their respective creditors upon a total or partial liquidation or a total or partial dissolution of SCG Holding or Semiconductor Components or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to SCG Holding or its property or Semiconductor Components or its property:

    (1) the holders of Senior Indebtedness of SCG Holding or Semiconductor Components, as applicable, will be entitled to receive payment in full of such Senior Indebtedness before the Holders are entitled to receive any payment of principal of or interest on the exchange notes; and

    (2) until such Senior Indebtedness is paid in full, any payment or distribution to which Holders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive shares of stock and any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the exchange notes. If a distribution is made to Holders that due to the subordination provisions of the Indenture should not have been made to them, such Holders will be required to hold it in trust for the holders of Senior Indebtedness of SCG Holding or Semiconductor Components, as applicable, and pay it over to them as their interests may appear.

    If payment of the exchange notes is accelerated because of an Event of Default, the Issuers or the Trustee shall promptly notify the holders of each Issuer's Designated Senior Indebtedness or their Representative of the acceleration. Before acceleration of payment, the Trustee must receive written notice from the Issuers or a Representative identifying the Designated Senior Indebtedness for which such Representative is so designated, on which notice the Trustee shall be entitled to rely conclusively. If any such Designated Senior Indebtedness is outstanding, the Issuers may not pay the Notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the exchange notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

    By reason of the subordination provisions of the Indenture, in the event of insolvency, creditors of the Issuers who are holders of Senior Indebtedness may recover more, ratably, than the Holders, and creditors of the Issuers who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the exchange notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Senior Subordinated Indebtedness.

NOTE GUARANTEES

    SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc. and SCG International Development LLC, as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture, including obligations to the Trustee, and the exchange notes, whether for payment of principal of or interest on in respect of the exchange notes, expenses, indemnification or otherwise (all such obligations Guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"). Such Note Guarantors have agreed to pay, in addition to the amount stated above, any and all reasonable costs and expenses, including reasonable counsel fees and expenses, incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If a Note Guarantee were to be rendered voidable, it could be subordinated by a court to all other Indebtedness, including guarantees and contingent liabilities, of the applicable Note Guarantor, and, depending on the amount of such indebtedness, a Note Guarantor's liability in respect of its Note Guarantee could be reduced to zero. After the Closing Date, SCG Holding will cause (1) each Domestic Subsidiary and
(2) each Foreign Subsidiary that enters into or has outstanding a Guarantee of any other Indebtedness of SCG Holding or any Domestic Subsidiary, if the aggregate principal amount of Indebtedness of SCG Holding and its Domestic Subsidiaries Guaranteed by all Foreign Subsidiaries exceeds $25 million, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the exchange notes. See "--Indenture Covenants--Future Note Guarantors" below.

    Each Note Guarantor that makes a payment under its Note Guarantee will be entitled to a contribution from each other Note Guarantor in an amount equal to such other Note Guarantor's pro rata portion of such payment based on the respective net assets of all Note Guarantors at the time of such payment, as determined in accordance with GAAP.

    The obligations of a Note Guarantor under its Note Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Note Guarantor pursuant to its Note Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Note Guarantor. The terms of the subordination provisions described above with respect to the Issuers' obligations under the exchange notes apply equally to a Note Guarantor and the obligations of such Note Guarantor under its Note Guarantee.

    Each Note Guarantee is a continuing Guarantee and shall

    (1) remain in full force and effect until payment in full of all the Guaranteed Obligations or until released as described in the following paragraph,

    (2) be binding upon each Note Guarantor and its successors and

    (3) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns. Each Note Guarantee will be a guarantee of payment and not of collection.

    A Note Guarantee as to any Note Guarantor shall terminate and be of no further force or effect and such Note Guarantor will be deemed to be released from all obligations under its Note Guarantee upon any of the following:

    (1) the merger or consolidation of such Note Guarantor with or into any Person other than SCG Holding or a Subsidiary or Affiliate of SCG Holding where such Note Guarantor is not the surviving entity of such consolidation or merger;

    (2) the sale or transfer by SCG Holding or any Subsidiary of SCG Holding of the Capital Stock of such Note Guarantor (or by any other Person as a result of a foreclosure of any Lien on such Capital Stock securing Senior Indebtedness), where, after such sale or transfer, such Note Guarantor is no longer a Subsidiary of SCG Holding, or

    (3) the sale, conveyance or transfer of all or substantially all the assets of such Note Guarantor to another Person other than SCG Holding or a Subsidiary or Affiliate of SCG Holding; PROVIDED, HOWEVER, that each such merger, consolidation, sale, conveyance or transfer by SCG Holding or such Subsidiary shall comply with the covenants described under "--Merger and Consolidation" and "--Indenture Covenants--Limitation on Sales of Assets and Subsidiary Stock." At the request of SCG Holding, the Trustee shall execute and deliver an appropriate instrument evidencing such release (in the form provided by SCG Holding). Notwithstanding the foregoing, if the Credit Agreement so requires, any Note Guarantor that has Guaranteed Indebtedness under the Credit Agreement and is being released from its Guarantee thereunder will be simultaneously released from its Note Guarantee hereunder unless an Event of Default has occurred and is continuing.

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CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's exchange notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); PROVIDED, HOWEVER, that notwithstanding the occurrence of a Change of Control, the Issuers are not obligated to repurchase the exchange notes pursuant to this section in the event that they have exercised their right to redeem all the exchange notes and initial notes as described under "--Optional Redemption":

    (1) (A) any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of SCG Holding or Semiconductor Components, whether as a result of issuance of securities of SCG Holding or Semiconductor Components, any merger, consolidation, liquidation or dissolution of SCG Holding or Semiconductor Components, any direct or indirect transfer of securities by any Permitted Holder or otherwise, and

    (B) the Permitted Holders "beneficially own" (as defined in clause (A) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of SCG Holding or Semiconductor Components, than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of SCG Holding or Semiconductor Components, as applicable;

    (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of SCG Holding or the similar governing body of Semiconductor Components, as the case may be (together with any new directors or members of such governing body, as the case may be, whose election by such board of directors of SCG Holding or governing body of Semiconductor Components, as the case may be, or whose nomination for election by the shareholders of SCG Holding or the members of Semiconductor Components, as the case may be, was approved by a vote of a majority of the directors of SCG Holding or a majority of the members of the governing body of Semiconductor Components, as the case may be, then still in office who were either directors or members of such governing body, as the case may be, at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of SCG Holding or a majority of the members of the governing body of Semiconductor Components, as applicable, then in office;

    (3) the adoption of a plan relating to the liquidation or dissolution of SCG Holding or Semiconductor Components (other than a plan with respect to Semiconductor Components adopted solely for the purpose of reorganizing Semiconductor Components as a corporation); or

    (4) the merger or consolidation of SCG Holding or Semiconductor Components with or into another Person or the merger of another Person with or into SCG Holding or Semiconductor Components, or the sale of all or substantially all the assets of SCG Holding or Semiconductor Components to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of

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       SCG Holding or Semiconductor Components that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of SCG Holding or Semiconductor Components are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee or a Person controlling such surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee or a Person controlling such surviving Person or transferee.

    In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of exchange notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, Semiconductor Components shall:

       (1) repay in full all Bank Indebtedness or offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

       (2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the exchange notes as provided for in the immediately following paragraph.

    Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

       (1) that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such Holder's exchange notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

       (2) the circumstances and relevant facts and financial information regarding such Change of Control;

       (3) the repurchase date (which shall be no earlier than 30 days (or such shorter time period as may be permitted under applicable laws, rules and regulations) nor later than 60 days from the date such notice is mailed); and

       (4) the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its exchange notes purchased.

    The Issuers are not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

    The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture relating to Change of Control Offers, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

    The Change of Control purchase feature is a result of negotiations between the Issuers and the Initial Purchasers. The Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that they would decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into transactions, including

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acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Issuers' capital structures or credit ratings. Restrictions on the ability of the Issuers to Incur additional Indebtedness are contained in the covenants described under "--Indenture Covenants--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the exchange notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

    The occurrence of specified events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of SCG Holding may contain similar restrictions, provisions or prohibitions of events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to repurchase the exchange notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on SCG Holding. Finally, the Issuers' ability to pay cash to the Holders upon a repurchase may be limited by the Issuers' then existing financial resources. There can be no assurance that the Issuers will have sufficient assets to satisfy their repurchase obligation under the exchange notes. The provisions under the Indenture relating to the Issuers' obligation to make an offer to repurchase the exchange notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the exchange notes and the initial notes taken together.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of SCG Holding or Semiconductor Components. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Issuers to repurchase such exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of SCG Holding or Semiconductor Components taken as a whole to another Person or group may be uncertain.

INDENTURE COVENANTS

    The Indenture contains covenants including, among others, the following:

    LIMITATION ON INDEBTEDNESS. (a) SCG Holding will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; PROVIDED, HOWEVER, that SCG Holding, Semiconductor Components or any Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.25:1.

    (b) Notwithstanding the foregoing paragraph (a), SCG Holding and, to the extent specified, its Restricted Subsidiaries may Incur the following
Indebtedness:

        (1) Bank Indebtedness of SCG Holding, Semiconductor Components or any Note Guarantor and any Receivables Facility in an aggregate principal amount not to exceed $1.025 billion less the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness;

        (2) Indebtedness in respect of a Receivables Facility in an aggregate principal amount not to exceed the lesser of (A) the amount of all prepayments of principal applied to permanently reduce Indebtedness under clause (1) of this paragraph (b) and (B) $100 million;

        (3) Indebtedness of SCG Holding owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by SCG Holding or any other

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    Restricted Subsidiary; PROVIDED, HOWEVER, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to SCG Holding or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if SCG Holding or Semiconductor Components is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the exchange notes and the initial notes and (C) if a Note Guarantor is the obligor, such Indebtedness is subordinated in right of payment to the Note Guarantee and the Guarantee of the initial notes of such Note Guarantor;

        (4) Indebtedness represented by the Junior Subordinated Note, the exchange notes, the initial notes, the Note Guarantees, the Guarantees of the initial notes, and any replacement notes issued pursuant to the Indenture;

        (5) Indebtedness outstanding on the Closing Date (other than the Indebtedness described in clause (2), (3) or (4) of this paragraph (b));

        (6) Indebtedness consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in the foregoing paragraph (a) and in clauses (4), (5), (6), (7), (10) and (13) of this paragraph (b);

        (7) Indebtedness consisting of Guarantees of (A) any Indebtedness permitted under paragraph (a), so long as the Person providing the Guarantee is a Note Guarantor or (B) any Indebtedness permitted under this paragraph (b);

        (8) Indebtedness of SCG Holding or any of its Restricted Subsidiaries in respect of worker's compensation claims, self-insurance obligations, performance bonds, bankers' acceptances, letters of credit, surety, appeal or similar bonds and completion guarantees provided by SCG Holding and the Restricted Subsidiaries in the ordinary course of their business; PROVIDED, HOWEVER, that upon the drawing of letters of credit for reimbursement obligations, including with respect to workers' compensation claims, or the Incurrence of other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, such obligations are reimbursed within 30 days following such drawing or Incurrence;

        (9) Indebtedness under Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of SCG Holding in the ordinary course of business;

        (10) Purchase Money Indebtedness, mortgage financings and Capitalized Lease Obligations, in each case Incurred by SCG Holding, Semiconductor Components or any Restricted Subsidiary for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Permitted Business, and in an aggregate principal amount not in excess of $25 million at any one time outstanding.

        (11) Indebtedness of SCG Holding or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; PROVIDED, HOWEVER, that such Indebtedness is extinguished within five business days of Incurrence;

        (12) Indebtedness arising from agreements of SCG Holding or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of SCG Holding or any Restricted Subsidiary; PROVIDED that (A) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by SCG Holding and its Subsidiaries in connection with such disposition and (B) such Indebtedness is not reflected in the balance sheet of SCG Holding or any Restricted Subsidiary

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    (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (B));

        (13) Indebtedness of SCG Holding or any of its Restricted Subsidiaries that is Acquired Debt in an aggregate principal amount at any time outstanding not to exceed $25 million; or

        (14) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) of SCG Holding or any Restricted Subsidiary in an aggregate principal amount (or accreted value, as applicable) on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (14) and then outstanding, shall not exceed $50 million, of which up to $25 million may be Incurred by Restricted Subsidiaries that are not Note Guarantors.

    (c) Notwithstanding the foregoing, neither SCG Holding nor Semiconductor Components may Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations of such Person in reliance on clause (2) of paragraph (b) of the covenant described under "--Limitation on Restricted Payments" unless such Indebtedness will be subordinated to the exchange notes and the initial notes to at least the same extent as such Subordinated Obligations. Neither SCG Holding nor Semiconductor Components may Incur any Indebtedness if such Indebtedness is subordinated or junior in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, neither SCG Holding nor Semiconductor Components may Incur any Secured Indebtedness that is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the exchange notes and the initial notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the exchange notes and the initial notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. A Note Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinated or junior in right of payment ranking in any respect to any Senior Indebtedness of such Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Note Guarantor. In addition, a Note Guarantor shall not Incur any Secured Indebtedness that is not Senior Indebtedness of such Note Guarantor unless contemporaneously therewith effective provision is made to secure the Note Guarantee and the Guarantee of the initial notes of such Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien.

    (d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that SCG Holding or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with this covenant:

        (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

        (2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness,

        (3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, SCG Holding, in its sole discretion, shall classify such

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    Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses, and

        (4) the aggregate amount of any Indebtedness Guaranteed pursuant to clause (7) of paragraph (b) will be included in the calculation of Indebtedness but the corresponding amount of the Guarantee will not be so included.

    (e) Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

    (f) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; PROVIDED, that (1) the U.S. dollar-equivalent principal amount of any such Indebtedness outstanding or committed on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on August 1, 1999, and (2) if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

    (g) SCG Holding will not, and will not permit Semiconductor Components to, make any amendment to the Junior Subordinated Note which (1) makes the Junior Subordinated Note subordinated in right of payment to the exchange notes and the initial notes to a lesser extent than on the Closing Date or (2) results or could result in any cash payment of principal, premium or interest in respect of the Junior Subordinated Note becoming due at any time prior to the date such payment would have been required in accordance with the terms of the Junior Subordinated Note as in effect on the Closing Date.

    LIMITATION ON RESTRICTED PAYMENTS. (a) SCG Holding will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

        (1) declare or pay any dividend or make any distribution on or in respect of SCG Holding's or any Restricted Subsidiary's Capital Stock (including any payment in connection with any merger or consolidation involving SCG Holding) or similar payment to the direct or indirect holders of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to SCG Holding or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than SCG Holding or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

        (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of SCG Holding or any Restricted Subsidiary held by Persons other than SCG Holding or another Restricted Subsidiary, other than the making of a Permitted Investment,

        (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition),

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        (4) make any Investment (other than a Permitted Investment) in any
    Person, or

        (5) make or pay any interest or other distribution on the Junior Subordinated Note except interest or other distributions payable solely in Capital Stock (other than Disqualified Stock) or additional Junior Subordinated Notes,

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment described in and not excluded from clauses (1) through (5) being herein referred to as a "Restricted Payment"), if at the time SCG Holding or such Restricted Subsidiary makes such Restricted Payment:

           (A) a Default will have occurred and be continuing (or would result therefrom);

           (B) SCG Holding could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or

           (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum of (without duplication):

               (i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter for which internal financial statements are available ending prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

               (ii) the aggregate Qualified Proceeds received by SCG Holding from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than an issuance or sale to (x) a Subsidiary of SCG Holding or (y) an employee stock ownership plan or other trust established by SCG Holding or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to SCG Holding or any of its Subsidiaries or Indebtedness Guaranteed by SCG Holding or any of its Subsidiaries);

               (iii) 100% of the aggregate Qualified Proceeds received by SCG Holding from the issuance or sale of debt securities of SCG Holding or Disqualified Stock of SCG Holding that after the Closing Date have been converted into or exchanged for Capital Stock (other than Disqualified Stock) of SCG Holding (other than an issuance or sale to a Subsidiary of SCG Holding or an employee stock ownership plan or other trust established by SCG Holding or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to SCG Holding or any of its Subsidiaries or Indebtedness Guaranteed by SCG Holding or any of its Subsidiaries (less the amount of any cash or the Fair Market Value of any property distributed by SCG Holding or any Restricted Subsidiary upon such conversion or exchange); PROVIDED, HOWEVER, that no amount will be included in this clause (iii) to the extent it is already included in Consolidated Net Income;

               (iv) in the case of any Investment by SCG Holding or any Restricted Subsidiary (other than any Permitted Investment) made after the Closing Date, the disposition of such Investment by, or repayment of such Investment to, SCG Holding or a Restricted Subsidiary or the receipt by SCG Holding or any Restricted Subsidiary of any dividends or distributions from such Investment, an aggregate amount equal to the lesser

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           of (x) the aggregate amount of such Investment treated as a
           Restricted Payment pursuant to clause (4) above and (y) the aggregate amount in cash received by SCG Holding or any Restricted Subsidiary upon such disposition, repayment, dividend or distribution; PROVIDED, HOWEVER, that no amount will be included in this clause (iv) to the extent it is already included in Consolidated Net Income;

               (v) in the event SCG Holding or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to SCG Holding's or any Restricted Subsidiary's existing Investment in such Person that was previously treated as a Restricted Payment pursuant to clause (4) above; PROVIDED, HOWEVER, that such Person is engaged in a Permitted Business; and

               (vi) the amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of dividends, repayments of the principal of loans or advances or other transfers of assets to SCG Holding or any Restricted Subsidiary from Unrestricted Subsidiaries and (y) the portion (proportionate to SCG Holding's equity interest in such Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by SCG Holding or any Restricted Subsidiary in such Unrestricted Subsidiary and treated as a Restricted Payment pursuant to clause (4) above.

    (b) The provisions of the foregoing paragraph (a) will not prohibit:

        (1) any purchase, repurchase, redemption or other acquisition or retirement for value of Capital Stock of SCG Holding or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, other Capital Stock of SCG Holding (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of SCG Holding or an employee stock ownership plan or other trust established by SCG Holding or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to SCG Holding or any of its Subsidiaries or Indebtedness Guaranteed by SCG Holding or any of its Subsidiaries); PROVIDED, HOWEVER, that:

           (A) such Restricted Payment will be excluded from the calculation of the amount of Restricted Payments, and

           (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (C)(ii) of paragraph (a) above;

        (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of SCG Holding or any Restricted Subsidiary, other than the Junior Subordinated Note, made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under "--Limitation on Indebtedness"; PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded from the calculation of the amount of Restricted Payments;

        (3) the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of SCG Holding or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of SCG Holding or any Restricted Subsidiary that is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; PROVIDED, HOWEVER, that such repurchase, redemption or other

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    acquisition or retirement for value will be excluded from the calculation of the amount of Restricted Payments;

        (4) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock"; PROVIDED, HOWEVER, that such purchase or redemption will be excluded from the calculation of the amount of Restricted Payments;

        (5) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the exchange notes pursuant to the covenant described under "Change of Control" above (including the purchase of the exchange notes tendered), any purchase or redemption of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus any accrued and unpaid interest; PROVIDED, HOWEVER, that (A) at the time of such purchase, no Default or Event of Default shall have occurred and be continuing (or would result therefrom), (B) SCG Holding would be able to Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness" above after giving pro forma effect to such Restricted Payment and (C) such purchase or redemption will be included in the calculation of the amount of Restricted Payments;

        (6) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that such dividend will be included in the calculation of the amount of Restricted Payments (without duplication for declaration);

        (7) the repurchase, redemption or other acquisition or retirement for value of Capital Stock of SCG Holding or any of its Subsidiaries from employees, former employees, directors or former directors of SCG Holding or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; PROVIDED, HOWEVER, that the aggregate amount of such repurchases shall not exceed $2 million in any calendar year; PROVIDED FURTHER, HOWEVER, that such repurchases, redemptions and other acquisitions or retirements for value will be excluded from the calculation of the amount of Restricted Payments;

        (8) the declaration and payment of any dividend (or the making of any similar distribution or redemption) to the holders of any class or series of Disqualified Stock of SCG Holding, or Semiconductor Components or a Note Guarantor issued or Incurred after the Closing Date in accordance with the covenant described under "--Limitation on Indebtedness"; PROVIDED that no Default or Event of Default shall have occurred and be continuing immediately after making such declaration or payment; and PROVIDED, FURTHER, that such payment will be excluded from the calculation of the amount of Restricted Payments; and PROVIDED FURTHER that under no circumstances shall this clause (8) allow the payment of any dividend (or the making of any similar distribution or redemption) to the holders of any SCG Holding Preferred Stock;

        (9) cash payments in lieu of fractional shares issuable as dividends on Preferred Stock of SCG Holding or any of its Restricted Subsidiaries; PROVIDED that such cash payments shall not exceed $20,000 in the aggregate in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such cash payments; and PROVIDED, FURTHER, that such cash payments will be excluded from the calculation of the amount of Restricted Payments;

        (10) specified payments made in connection with our recapitalization and the related transactions; or

        (11) other Restricted Payments in an aggregate amount not to exceed $20 million.

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    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. SCG Holding will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

       (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to SCG Holding or any of its Restricted Subsidiaries;

       (2) make any loans or advances to SCG Holding or any of its Restricted Subsidiaries; or

       (3) transfer any of its property or assets to SCG Holding or any of its Restricted Subsidiaries, except:

           (A) any encumbrance or restriction pursuant to applicable law, regulation, order or an agreement in effect at or entered into on the Closing Date;

           (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by SCG Holding (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by SCG Holding) and outstanding on such date;

           (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); PROVIDED, HOWEVER, that the encumbrances and restrictions contained in any agreement or amendment relating to such Refinancing are no less favorable to the Holders than the encumbrances and restrictions contained in the agreements relating to the Indebtedness so Refinanced;

           (D) any encumbrance or restriction

             (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

            (ii) that is contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

           (E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

           (F) contracts for the sale of assets containing customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

           (G) agreements for the sale of assets containing customary restrictions with respect to such assets;

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           (H) restrictions relating to the common stock of Unrestricted
               Subsidiaries or Persons other than Subsidiaries;

           (I) encumbrances or restrictions existing under or by reason of provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

           (J) encumbrances or restrictions existing under or by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

           (K) any encumbrance or restriction existing under or by reason of a Receivables Facility or other contractual requirements of a Receivables Facility permitted pursuant to the covenant described under "--Limitation on Indebtedness"; PROVIDED that such restrictions apply only to such Receivables Facility.

    LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) SCG Holding will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

       (1) SCG Holding or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

       (2) at least 80% of the consideration thereof received by SCG Holding or such Restricted Subsidiary is in the form of cash, Temporary Cash Investments or other Qualified Proceeds (PROVIDED that the aggregate Fair Market Value of Qualified Proceeds (other than cash and Temporary Cash Investments) shall not exceed $10 million since the Closing Date) and

       (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by SCG Holding (or such Restricted Subsidiary, as the case may be)

           (A) FIRST, (x) to the extent SCG Holding elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of SCG Holding or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to SCG Holding or an Affiliate of SCG Holding and other than Preferred Stock) or
               (y) to the extent SCG Holding or such Restricted Subsidiary elects, to acquire Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by SCG Holding or another Restricted Subsidiary), in each case, within one year from the later of such Asset Disposition or the receipt of such Net Available Cash; PROVIDED, HOWEVER, that pending the final application of any such Net Available Cash under clause (A), SCG Holding or such Restricted Subsidiary may temporarily reduce amounts available under revolving credit facilities or invest such Net Available Cash in Temporary Cash Investments,

           (B) SECOND, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to make an Offer (as defined below) to purchase exchange notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; PROVIDED, HOWEVER, that if SCG Holding elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer

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               may be made ratably to purchase the exchange notes and other
               Senior Subordinated Indebtedness of SCG Holding, and

           (C) THIRD, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), for general corporate purposes;

       PROVIDED, HOWEVER that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (B) or (C) above, SCG Holding or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

    Notwithstanding the foregoing provisions of this covenant, SCG Holding and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $10 million.

        For the purposes of clause (2) above of this covenant only, the following are deemed to be cash:

       - the assumption of any liabilities (as shown on SCG Holding's or a Restricted Subsidiary's most recent balance sheet) of SCG Holding or any such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the exchange notes or any Note Guarantee) pursuant to a customary novation agreement that releases SCG Holding or such Restricted Subsidiary from further liability in connection with such Asset Disposition and

       - any securities or other obligations received by SCG Holding or any Restricted Subsidiary from the transferee that are converted within 90 days of receipt by SCG Holding or such Restricted Subsidiary into cash.

    (b) In the event of an Asset Disposition that requires the purchase of exchange notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(3)(C) of this covenant, SCG Holding will be required to purchase exchange notes (and other Senior Subordinated Indebtedness) tendered pursuant to an offer by SCG Holding to Holders for the exchange notes (and other Senior Subordinated Indebtedness) (the "Offer") at a purchase price of 100% of their principal amount (without premium) plus accrued and unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for pursuant to the terms thereof), to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indenture. If the aggregate purchase price of exchange notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the exchange notes (and other Senior Subordinated Indebtedness), SCG Holding will apply the remaining Net Available Cash in accordance with clause (a)(3)(C) of this covenant. SCG Holding will not be required to make an Offer for exchange notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $10 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

    (c) SCG Holding will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the

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       repurchase of exchange notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, SCG Holding will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) SCG Holding will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of SCG Holding unless such transaction is on terms:

    (1) that are no less favorable (other than in immaterial respects) to SCG Holding or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in comparable arm's-length dealings with a Person who is not such an Affiliate,

    (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5 million,

       (A) are set forth in writing, and

       (B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and,

    (3) that, in the event such Affiliate Transaction involves an amount in excess of $15 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to SCG Holding and its Restricted Subsidiaries.

       (b) The provisions of the foregoing paragraph (a) will not prohibit:

    (1) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments,"

    (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors,

    (3) the grant of stock options or similar rights to officers, employees, consultants and directors of SCG Holding pursuant to plans approved by the Board of Directors and the payment of amounts or the issuance of securities pursuant thereto,

    (4) loans or advances to employees in the ordinary course of business consistent with prudent business practice, but in any event not to exceed $5 million in the aggregate outstanding at any one time,

    (5) the payment of reasonable fees, compensation or employee benefit arrangements to and any indemnity provided for the benefit of directors, officers, consultants or employees of SCG Holding or any Restricted Subsidiary in the ordinary course of business,

    (6) any transaction between SCG Holding and a Restricted Subsidiary or between Restricted Subsidiaries (the joint venture Semiconductor Miniature Products, which is discussed in "Business--Joint Ventures," being deemed a Restricted Subsidiary solely for purposes of this clause (6) so long as SCG Holding continues to own, directly or indirectly, at least 40% of its Voting Stock),

    (7) payment of fees and expenses to Texas Pacific Group or its Affiliates in connection with our recapitalization and the related transactions on the terms described in this prospectus,

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    (8) the payment of management, consulting and advisory fees to Texas Pacific
       Group or its Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in an amount not to exceed $2 million in any calendar year and any related out-of-pocket expenses,

    (9) the agreements we entered into with Motorola and its Affiliates in connection with our recapitalization as in effect on the Closing Date and on the terms described in this prospectus or any amendment or modification thereto or replacement thereof so long as any such amendment, modification or replacement thereof is not more disadvantageous to the Holders in any material respect than the related agreement as in effect on the Closing Date,

    (10) transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture, and which are fair to SCG Holding or its Restricted Subsidiaries, as applicable, in the reasonable determination of the Board of Directors or the senior management of SCG Holding or its Restricted Subsidiaries, as applicable or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, or

    (11) any transaction effected in connection with a Receivables Facility permitted under the covenant "--Limitations on Indebtedness."

    LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. SCG Holding will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except:

    (1) to SCG Holding or another Restricted Subsidiary;

    (2) if, immediately after giving effect to such issuance, sale or other disposition, neither SCG Holding nor any of its Restricted Subsidiaries own any Capital Stock of such Restricted Subsidiary;

    (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition;

    (4) directors' qualifying shares or shares required by applicable law to be held by a Person other than SCG Holding or a Restricted Subsidiary; or

    (5) in the case of a Restricted Subsidiary other than a wholly owned Restricted Subsidiary, the issuance by that Restricted Subsidiary of Capital Stock on a PRO RATA basis to SCG Holding and its Restricted Subsidiaries, on the one hand, and minority shareholders of the Restricted Subsidiary, on the other hand (or on less than a PRO RATA basis to any minority shareholder if the minority holder does not acquire its PRO RATA amount), so long as SCG Holding or another Restricted Subsidiary owns and controls at least the same percentage of the Voting Stock of, and economic interest in, such Restricted Subsidiary as prior to such issuance.

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    The cash proceeds of any sale of Capital Stock permitted under clauses
(2) and (3) will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock."

    COMMISSION REPORTS. SCG Holding will provide the Trustee, within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following a Public Equity Offering, SCG Holding shall furnish to the Trustee, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by SCG Holding to its public shareholders generally. SCG Holding also will comply with the other provisions of Section 314(a) of the TIA.

    FUTURE NOTE GUARANTORS. SCG Holding will cause (1) each Domestic Subsidiary and (2) each Foreign Subsidiary that enters into or has outstanding a Guarantee of any other Indebtedness of SCG Holding or any Domestic Subsidiary, if the aggregate principal amount of Indebtedness of SCG Holding and its Domestic Subsidiaries Guaranteed by all Foreign Subsidiaries exceeds $25 million, to become a Note Guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Subsidiary will Guarantee payment of the exchange notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Note Guarantor, without rendering the Note Guarantee, as it relates to such Note Guarantor voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

    LIMITATION ON LINES OF BUSINESS. SCG Holding will not, and will not permit any Restricted Subsidiary (other than a Receivables Subsidiary) to, engage in any business, other than a Permitted Business.

MERGER AND CONSOLIDATION

    (a) SCG Holding and Semiconductor Components each will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

        (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation or, subject to the proviso below, a partnership or limited liability company, in each case organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not SCG Holding or Semiconductor Components, as the case may be) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of SCG Holding or Semiconductor Components, as the case may be, under the exchange notes and the Indenture; PROVIDED, HOWEVER, that at all times, at least one Issuer must be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

        (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

        (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Indenture Covenants--Limitation on Indebtedness"; and

        (4) SCG Holding shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, SCG Holding or Semiconductor Components, as the case may be, under the Indenture.

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    (b) In addition, SCG Holding will not permit any Note Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

        (1) in the case of any Note Guarantor that is a Domestic Subsidiary, the resulting, surviving or transferee Person will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee;

        (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

        (3) SCG Holding will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

    PROVIDED, HOWEVER, that the foregoing shall not apply to any such consolidation or merger with or into, or conveyance, transfer or lease to, any Person if the resulting, surviving or transferee Person will not be a Subsidiary of SCG Holding and the other terms of the Indenture, including the covenant described under "--Indenture Covenants--Limitations on Sales of Assets and Subsidiary Stock," are complied with.

    (c) Notwithstanding the foregoing:

        (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to SCG Holding or Semiconductor Components;

        (2) SCG Holding may merge with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing SCG Holding in another jurisdiction to realize tax or other benefits;

        (3) nothing in the indenture limits any conveyance, transfer or lease of assets between or among any of SCG Holding, Semiconductor Components and the Note Guarantors; and

        (4) the foregoing clause 3 of paragraph (a) above does not prohibit
    (A) a merger between SCG Holding and a Person that owns all of the Capital Stock of SCG Holding created solely for the purpose of holding the Capital Stock of SCG Holding or (B) a merger between Semiconductor Components and a Person that owns all of the Capital Stock of Semiconductor Components created solely for the purpose of holding the Capital Stock of Semiconductor Components; PROVIDED, HOWEVER, that the other terms of paragraph (a) above are complied with.

DEFAULTS

    Each of the following is an Event of Default:

        (1) a default in any payment of interest on any exchange note or initial note or in any payment of liquidated damages with respect thereto, whether or not prohibited by the provisions described under "--Ranking" above, continued for 30 days,

        (2) a default in the payment of principal of any exchange note or initial note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "--Ranking" above,

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        (3) the failure by SCG Holding, Semiconductor Components or any Note
    Guarantor to comply with its obligations under the covenant described under "--Merger and Consolidation" above,

        (4) the failure by SCG Holding, Semiconductor Components or any Note Guarantor to comply for 30 days after notice with any of their obligations under the covenants described under "--Change of Control" or "--Indenture Covenants" above (in each case, other than a failure to purchase Notes),

        (5) the failure by SCG Holding, Semiconductor Components or any Note Guarantor to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,

        (6) the failure by SCG Holding or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $25 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice specified in the Indenture,

        (7) events of bankruptcy, insolvency or reorganization of SCG Holding, Semiconductor Components or any other Significant Subsidiary (the "bankruptcy provisions"),

        (8) with respect to any judgment or decree for the payment of money in excess of $25 million or its foreign currency equivalent against SCG Holding or any Restricted Subsidiary:

           (A) the commencement of an enforcement proceeding thereon by any creditor if such judgment or decree is final and nonappealable and the failure by SCG Holding or such Restricted Subsidiary, as applicable, to stay such proceeding within 10 days thereafter or

           (B) the failure by SCG Holding or such Restricted Subsidiary, as applicable, to pay such judgment or decree, which judgment or decree has remained outstanding for a period of 60 days following such judgment or decree without being paid, discharged, waived or stayed (the "judgment default provision");

        (9) any Note Guarantee or Guarantee of any initial note of any Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Significant Subsidiary that is a Note Guarantor, Guarantor of an initial note or Person acting by or on behalf of such Significant Subsidiary denies or disaffirms such Significant Subsidiary's obligations under the Indenture, any Note Guarantee or any Guarantee of any initial note and such Default continues for 10 days after receipt of the notice specified in the Indenture.

    The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

    However, a default under clauses (4), (5), (6) or (9) will not constitute an Event of Default until the Trustee notifies the Issuers or the Holders of at least 25% in principal amount of the outstanding exchange notes and initial notes taken together notify the Issuers and the Trustee of the default and the Issuers, the relevant Note Guarantor or Guarantee of any initial note, as applicable, do not cure such default within the time specified after receipt of such notice.

    The Holders of a majority in aggregate principal amount of the exchange notes and initial notes taken together and then outstanding by notice to the Trustee may on behalf of the Holders of all of

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the exchange notes and initial notes waive any existing Default or Event of
Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the exchange notes or the initial notes.

    If an Event of Default (other than an Event of Default relating to events of bankruptcy, insolvency or reorganization of SCG Holding or Semiconductor Components) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding exchange notes and initial notes taken together by notice to the Issuers may declare the principal of and accrued but unpaid interest on all the exchange notes and initial notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to events of bankruptcy, insolvency or reorganization of SCG Holding or Semiconductor Components occurs, the principal of and interest on all the exchange notes and initial notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under specified circumstances, the Holders of a majority in principal amount of the outstanding exchange notes and initial notes may rescind any such acceleration with respect to the exchange notes and initial notes and its consequences.

    In the event of a declaration of acceleration of the exchange notes and initial notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the fourth preceding paragraph, the declaration of acceleration of the exchange notes and initial notes shall be automatically annulled if the holders of any such Indebtedness have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such acceleration and if
(1) the annulment of the acceleration of the exchange notes and initial notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal or interest on the exchange notes or initial notes that became due solely because of the acceleration of the exchange notes and initial notes, have been cured or waived.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the exchange notes unless:

        (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

        (2) Holders of at least 25% in principal amount of the outstanding exchange notes and initial notes taken together have requested the Trustee in writing to pursue the remedy,

        (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

        (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

        (5) the Holders of a majority in principal amount of the outstanding exchange notes and initial notes taken together have not given the Trustee a direction inconsistent with such request within such 60-day period.

    Subject to specified restrictions, the Holders of a majority in principal amount of the outstanding exchange notes and initial notes taken together will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising

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any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any exchange note or initial note (including payments pursuant to the redemption provisions of such exchange note or initial note, as applicable), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuers will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute Events of Default, their status and what action the Issuers are taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to specified exceptions, the Indenture or the exchange notes may be amended with the written consent of the Holders of a majority in principal amount of the exchange notes and the initial notes taken together and then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the exchange notes and the initial notes taken together and then outstanding. However, without the consent of each Holder of an outstanding exchange note affected, no amendment may, among other things:

        (1) reduce the amount of exchange notes and initial notes whose Holders must consent to an amendment,

        (2) reduce the rate of or extend the time for payment of interest on any exchange note,

        (3) reduce the principal of or extend the Stated Maturity of any exchange note,

        (4) reduce the premium payable upon the redemption of any exchange note or change the time at which any exchange note may be redeemed as described under "--Optional Redemption" above,

        (5) make any exchange note payable in money other than that stated in the exchange note,

        (6) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder,

        (7) impair the right of any Holder to receive payment of principal of, and interest or any liquidated damages on, such Holder's exchange notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's exchange notes,

        (8) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions, or

        (9) modify the Note Guarantees in any manner adverse to the Holders.

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    Without the consent of any Holder, SCG Holding and Trustee may amend the
Indenture to:

    - cure any ambiguity, omission, defect or inconsistency,

    - provide for the assumption by a successor corporation of the obligations of either Issuer under the Indenture,

    - provide for uncertificated exchange notes in addition to or in place of certificated exchange notes; PROVIDED, HOWEVER, that the uncertificated exchange notes are issued in registered form for purposes of
      Section 163(f) of the Code, or in a manner such that the uncertificated exchange notes are described in Section 163(f)(2)(B) of the Code,

    - make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Issuers (or any Representative thereof) under such subordination provisions,

    - add additional Guarantees with respect to the exchange notes,

    - secure the exchange notes,

    - add to the covenants of the Issuers for the benefit of the Holders or to surrender any right or power conferred upon SCG Holding,

    - make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture,

    - provide for the issuance of the exchange notes or

    - comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA.

    However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of either Issuer then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

    The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

    After an amendment becomes effective, the Issuers are required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, stockholder, member or incorporator of SCG Holding, Semiconductor Components or the Note Guarantors, as such, shall have any liability for any obligations of the Issuers or the Note Guarantors under the exchange notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

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DEFEASANCE

    The Issuers may at any time terminate all their obligations under the exchange notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the exchange notes, to replace mutilated, destroyed, lost or stolen exchange notes and to maintain a registrar and paying agent in respect of the exchange notes. In addition, the Issuers may at any time terminate:

        (1) their obligations under the covenants described under "--Indenture Covenants", and

        (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clause (3) under paragraph (a) of the covenant described under "--Merger and Consolidation" above ("covenant defeasance").

    In the event that the Issuers exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all of their obligations with respect to its Note Guarantee.

    The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default specified in clause (4), (6),
(7) (with respect only to Significant Subsidiaries), (8) (with respect only to Significant Subsidiaries) or (9) under "--Defaults" above or because of the failure of SCG Holding to comply with clause (3) under paragraph (a) of the covenant described under "--Merger and Consolidation" above.

    In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal, premium (if any) and interest on the exchange notes to redemption or maturity, as the case may be, including interest thereon to maturity or such redemption date, and must comply with other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

    State Street Bank and Trust Company is the Trustee under the Indenture and has been appointed by SCG Holding as Registrar, Paying Agent and Exchange Agent with regard to the exchange notes.

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

    The Indenture and the provisions of the TIA contain limitations on the rights of the Trustee, should it become a creditor of SCG Holding, to obtain payments of claims or to realize on property

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received in respect of any such claim as security or otherwise. Subject to the
TIA, the Trustee will be permitted to engage in other transactions; PROVIDED that, if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

GOVERNING LAW

    The Indenture and the exchange notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

DEFINED TERMS

    "Acquired Debt" means, with respect to any specified Person,
(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person) and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "Additional Assets" means:

    (1) any property or assets (other than Indebtedness and Capital Stock) to be used by SCG Holding or a Restricted Subsidiary in a Permitted Business;

    (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by SCG Holding or another Restricted Subsidiary; or

    (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that:

any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

    "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Indenture Covenants--Limitation on Transactions with Affiliates" and "--Indenture Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing more than 10% of the total voting power of the Voting Stock (on a fully diluted basis) of SCG Holding or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "Asset Disposition" means any sale, lease (other than an operating lease), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by SCG Holding or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

    (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than SCG Holding or a Restricted Subsidiary) that have a Fair Market Value in excess of $5 million,

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    (2) all or substantially all the assets of any division or line of business of SCG Holding or any Restricted Subsidiary or

    (3) any other assets of SCG Holding or any Restricted Subsidiary outside of the ordinary course of business of SCG Holding or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

       (A) disposition by SCG Holding to a Restricted Subsidiary or by a Restricted Subsidiary to SCG Holding or to another Restricted Subsidiary;

       (B) an issuance of Capital Stock by a Subsidiary to SCG Holding or to a Restricted Subsidiary;

       (C) for purposes of the covenants described under "--Indenture Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Indenture Covenants--Limitation on Restricted Payments";

       (D) a disposition of assets with a Fair Market Value of less than $5 million;

       (E) a Sale/Leaseback Transaction with respect to any assets within 90 days of the acquisition of such assets;

       (F) a disposition of Temporary Cash Investments, the proceeds of which are used within five business days to make another Permitted Investment;

       (G) a disposition of obsolete, uneconomical, negligible, worn out or surplus property or equipment in the ordinary course of business and the periodic clearance of aged inventory;

       (H) any exchange of like-kind property of the type described in
           Section 1031 of the Code for use in a Permitted Business;

       (I) the sale or disposition of any assets or property received as a result of a foreclosure by SCG Holding or any of its Restricted Subsidiaries of any secured Investment or any other transfer of title with respect to any secured Investment in default;

       (J) the licensing of intellectual property in the ordinary course of business or in accordance with industry practice;

       (K) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; and

       (L) a sale of accounts receivable and related assets pursuant to a Receivables Facility.

    Notwithstanding the foregoing, the sale, lease, conveyance or other disposition of all or substantially all of the assets of SCG Holding and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "Merger and Consolidation" and not by the provisions of the covenant described under the caption "--Indenture Covenants--Limitation of Sales of Assets and Subsidiary Stock."

    "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended or may be, at the option of the lessor, extended).

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    "Average Life" means, as of the date of determination, with respect to any
Indebtedness or Preferred Stock, the number of years obtained by dividing:

    (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

    (2) the then outstanding sum of all such payments.

    "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to SCG Holding or Semiconductor Components whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

    "Board of Directors" means the Board of Directors of SCG Holding or any committee thereof duly authorized to act on behalf of the Board of Directors of SCG Holding.

    "Business Day" means each day which is not a Legal Holiday.

    "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

    "Capital Stock" of any Person means any and all shares, partnership, membership or other interests, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock (but excluding any debt securities convertible into such equity) and any rights to purchase, warrants, options or similar interests with respect to the foregoing.

    "Closing Date" means the date of the Indenture.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Commission" means the Securities and Exchange Commission.

    "Consolidated Coverage Ratio" as of any date of determination means the ratio of:

    (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to

    (2) Consolidated Interest Expense for such four fiscal quarters;

    PROVIDED, HOWEVER, that:

       (A) if SCG Holding or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such

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           period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (in each case other than Indebtedness Incurred under any revolving credit facility, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

       (B) if SCG Holding or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case, if such Indebtedness has been permanently repaid and has not been replaced, other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness is permanently reduced, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if SCG Holding or such Restricted Subsidiary has not earned any interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

       (C) if since the beginning of such period SCG Holding or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of SCG Holding or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to SCG Holding and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent SCG Holding and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

       (D) if since the beginning of such period SCG Holding or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

       (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into SCG Holding or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or

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           any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by SCG Holding or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

    For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of SCG Holding. Any such pro forma calculations shall reflect any pro forma expense and cost reductions attributable to such acquisitions, to the extent such expense and cost reduction would be permitted by the Commission to be reflected in pro forma financial statements included in a registration statement filed with the Commission.

    If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

    "Consolidated Interest Expense" means, for any period, the total interest expense of SCG Holding and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by SCG Holding or its Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

    (1) interest expense attributable to Capitalized Lease Obligations and the imputed interest with respect to Attributable Debt,

    (2) amortization of debt discount,

    (3) amortization of debt issuance costs (other than any such costs associated with the Bank Indebtedness, the initial notes, the exchange notes, the Junior Subordinated Note or otherwise associated with our recapitalization),

    (4) capitalized interest,

    (5) noncash interest expense other than any noncash interest expense in connection with the Junior Subordinated Note,

    (6) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

    (7) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by SCG Holding or any Restricted Subsidiary,

    (8) net costs associated with Hedging Obligations (including amortization of fees) (other than any such costs associated with the Bank Indebtedness, the exchange notes, the Junior Subordinated Note or otherwise associated with the Transactions),

    (9) dividends in respect of all Disqualified Stock of SCG Holding and all Preferred Stock of any of the Restricted Subsidiaries of SCG Holding, to the extent held by Persons other than SCG Holding or another Restricted Subsidiary, other than accumulated but unpaid dividends on the SCG Holding Preferred Stock,

    (10) interest Incurred in connection with investments in discontinued operations and

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    (11) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than SCG Holding) in connection with Indebtedness Incurred by such plan or trust.

    Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction (including, without limitation, in connection with a Receivables Facility) pursuant to which SCG Holding or any Subsidiary of SCG Holding may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets as contemplated by the definition of "Receivables Facility" shall be included in Consolidated Interest Expense.

    "Consolidated Net Income" means, for any period, the net income of SCG Holding and its Consolidated Subsidiaries for such period determined in accordance with GAAP; PROVIDED, HOWEVER, that:

    (1) any net income of any Person (other than SCG Holding) if such Person is not a Restricted Subsidiary, shall be excluded from such Consolidated Net Income, except that:

       (A) subject to the limitations contained in clause (4) below, SCG Holding's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to SCG Holding or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

       (B) SCG Holding's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

    (2) any net income (or loss) of any Person acquired by SCG Holding or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded from such Consolidated Net Income;

    (3) any net income (or loss) of any Restricted Subsidiary, to the extent that the declaration of dividends or similar distributions by such Restricted Subsidiary of that income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or is, directly or indirectly, restricted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders or other holders of its equity, shall be excluded from such Consolidated Net Income except that:

       (A) subject to the limitations contained in clause (4) below, SCG Holding's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to SCG Holding or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

       (B) SCG Holding's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

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    (4) any gain (or loss) realized upon the sale or other disposition of any asset of SCG Holding or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded from such Consolidated Net Income (without regard to abandonments or reserves relating thereto);

    (5) any extraordinary gain or loss shall be excluded from such Consolidated Net Income;

    (6) the cumulative effect of a change in accounting principles shall be excluded from such Consolidated Net Income;

    (7) gains or losses due solely to fluctuations in currency values and the related tax effects according to GAAP shall be excluded from such Consolidated Net Income;

    (8) only for the purposes of the definition of EBITDA, one-time cash charges recorded in accordance with GAAP resulting from any merger, recapitalization or acquisition transaction shall be excluded from such Consolidated Net Income; and

    (9) the amortization of any premiums, fees or expenses incurred in connection with our recapitalization and the related transactions or any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including noncash write-ups and noncash charges relating to inventory and fixed assets, in each case arising in connection with the Transactions) and 17 (including noncash charges relating to intangibles and goodwill arising in connection with our recapitalization), in each case in connection with our recapitalization and the related transactions, shall be excluded from such Consolidated Net Income.

    "Consolidation" means the consolidation of the amounts of each of the Restricted Subsidiaries with those of SCG Holding in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of SCG Holding or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

    "Credit Agreement" means the credit agreement to be dated as of August 4, 1999 among Semiconductor Components, SCG Holding and the Subsidiaries of SCG Holding named therein, the lenders named therein and The Chase Manhattan Bank, as administrative agent, collateral agent and syndication agent, DLJ Capital Funding, Inc., as co-documentation agent, and Lehman Commercial Paper Inc., as co-documentation agent, including any collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof (except to the extent that any such amendment, supplement, modification, extension, renewal, restatement or refunding would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of exchange notes and the initial notes taken together and at the time outstanding) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

    "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Designated Senior Indebtedness" of SCG Holding means

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    (1) the Bank Indebtedness and

    (2) any other Senior Indebtedness of SCG Holding that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25 million and is specifically designated by SCG Holding in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

    "Designated Senior Indebtedness" of Semiconductor Components and of a Note Guarantor has a correlative meaning.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

    (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

    (2) is convertible or exchangeable for Indebtedness or Disqualified Stock or

    (3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of clauses (1), (2) and (3), on or prior to 90 days after the Stated Maturity of the exchange notes; PROVIDED, HOWEVER, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to the Stated Maturity of the exchange notes shall be deemed Disqualified Stock; provided further, however, that (x) any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to 90 days after the Stated Maturity of the exchange notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "--Change of Control" and "--Indenture Covenants--Limitation on Sale of Assets and Subsidiary Stock", (y) a class of Capital Stock shall not be Disqualified Stock hereunder solely as a result of any maturity or redemption that is conditioned upon, and subject to, compliance with the covenant described above under "--Indenture Covenants--Limitation on Restricted Payments" and (z) Capital Stock issued to any plan for the benefit of employees shall not constitute Disqualified Stock solely because it may be required to be repurchased by SCG Holding in order to satisfy applicable statutory or regulatory obligations.

    "Domestic Subsidiary" means any Restricted Subsidiary of SCG Holding other than a Foreign Subsidiary.

    "EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

    (1) provision for taxes based on income or profits of SCG Holding and its Consolidated Restricted Subsidiaries;

    (2) Consolidated Interest Expense;

    (3) depreciation expense of SCG Holding and its Consolidated Restricted Subsidiaries;

    (4) amortization expense (including amortization of goodwill and other intangibles) of SCG Holding and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

    (5) all other noncash expenses or losses of SCG Holding and its Consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP

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       (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period);

    (6) any non-recurring fees, expenses or charges realized by SCG Holding and its Restricted Subsidiaries for such period related to any offering of Capital Stock or Incurrence of Indebtedness permitted to be Incurred under the Indenture;

    (7) Recapitalization Related Special Charges of SCG Holding and its Restricted Subsidiaries incurred on or prior to December 31, 2001 and in the aggregate not exceeding $50 million;

    (8) noncash dividends on SCG Holding Preferred Stock;

and MINUS all noncash items increasing Consolidated Net Income of such Person for such Period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

    Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of SCG Holding shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or similarly distributed to SCG Holding by such Restricted Subsidiary without prior governmental approval (that has not been obtained) or is not, directly or indirectly, restricted by operation of the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders or other holders of its equity.

    "Exchange Act" means the Securities Exchange Act of 1934.

    "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For all purposes of the Indenture, Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors.

    "Foreign Subsidiary" means any Restricted Subsidiary of SCG Holding that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

    (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

    (2) statements and pronouncements of the Financial Accounting Standards
       Board,

    (3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

    (4) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

    All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

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    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

    (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

    PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any Indebtedness.

    "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

    "Holder" means the Person in whose name and exchange note or initial note, as applicable, is registered on the Registrar's books.

    "Incur" means, with respect to any Indebtedness or other obligation of any Person, to issue, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing immediately after the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication) the following items if and to the extent that any of them (other than items specified under clauses (3), (8), (9) and (10) below) would appear as a liability or, in the case of clause (6) only, Preferred Stock on the balance sheet of such Person, prepared in accordance with GAAP, on such date:

    (1) the principal amount of and premium (if any) in respect of indebtedness of such Person for borrowed money;

    (2) the principal amount of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

    (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto but excluding obligations in respect of letters of credit issued in respect of Trade Payables);

    (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than twelve months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

    (5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

    (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

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    (7) all Indebtedness of other Persons secured by a Lien on any asset of such
       Person, whether or not such Indebtedness is assumed by such Person; PROVIDED, HOWEVER, that the amount of Indebtedness of such Person shall be the lesser of:

       (A) the Fair Market Value of such asset at such date of determination and

       (B) the amount of such Indebtedness of such other Persons;

    (8) Hedging Obligations of such Person;

    (9) all obligations of such Person in respect of a Receivables Facility; and

    (10) all obligations of the type referred to in clauses (1) through (9) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

    The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above, at such date; PROVIDED, HOWEVER, that the amount outstanding at any time of any Indebtedness issued with original issue discount will be deemed to be the face amount of such Indebtedness less the remaining unaccreted portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP.

    "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party.

    "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement but excluding commission, travel and similar advances to officers, consultants and employees made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

    For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Indenture Covenants--Limitation on Restricted Payments,"

    (1) "Investment" shall include the portion (proportionate to SCG Holding's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of SCG Holding at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, SCG Holding shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

       (A) SCG Holding's "Investment" in such Subsidiary at the time of such redesignation less

       (B) the portion (proportionate to SCG Holding's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

    (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

    "Junior Subordinated Note" means the junior subordinated note of Semiconductor Components issued as part of the of our recapitalization and related transactions in the principal amount of $91 million, which will be subordinated to the Notes.

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    "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Motorola" means Motorola, Inc., a Delaware corporation.

    "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

    (1) all direct costs relating to such Asset Disposition, including all legal, title, accounting and investment banking fees, and recording tax expenses, sales and other commissions and other fees and relocation expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP;

    (2) all payments made on any Indebtedness that (x) is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or (y) must, by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

    (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

    (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by SCG Holding or any Restricted Subsidiary after such Asset Disposition.

    "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Note Guarantee" means each Guarantee of the obligations with respect to the exchange notes issued by a Subsidiary of SCG Holding pursuant to the terms of the Indenture.

    "Note Guarantor" means any Subsidiary that has issued a Note Guarantee.

    "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of SCG Holding. "Officer" of Semiconductor Components and of a Note Guarantor has a correlative meaning.

    "Officers' Certificate" means a certificate signed by two Officers of each Person issuing such certificate. For the avoidance of doubt, any Officers' Certificate to be delivered by the Issuers pursuant to the Indenture shall be signed by two Officers of each Issuer.

    "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to SCG Holding, Semiconductor Components, a Note Guarantor or the Trustee.

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    "Permitted Business" means any business engaged in by the Issuers or any
Restricted Subsidiary on the Closing Date and any Related Business.

    "Permitted Holders" means TPG Partners II, L.P. and its Affiliates and any Person acting in the capacity of an underwriter in connection with a public or private offering of SCG Holding or Semiconductor Components Capital Stock.

    "Permitted Investment" means an Investment by SCG Holding or any Restricted
Subsidiary:

    (1) in SCG Holding, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Permitted Business;

    (2) in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, SCG Holding or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Permitted Business;

    (3) in Temporary Cash Investments;

    (4) in receivables owing to SCG Holding or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as SCG Holding or any such Restricted Subsidiary deems reasonable under the circumstances;

    (5) in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6) in loans or advances to employees made in the ordinary course of business consistent with prudent business practice and not exceeding $5 million in the aggregate outstanding at any one time;

    (7) in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to SCG Holding or any Restricted Subsidiary or in satisfaction of judgments;

    (8) in any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "--Indenture Covenants--Limitation on Sale of Assets and Subsidiary Stock" or a transaction not constituting an Asset Disposition by reason of the $1 million threshold contained in the definition thereof;

    (9) that constitutes a Hedging Obligation or commodity hedging arrangement entered into for bona fide hedging purposes of SCG Holding in the ordinary course of business and otherwise in accordance with the Indenture;

    (10) in securities of any trade creditor or customer received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor or customer;

    (11) acquired as a result of a foreclosure by SCG Holding or such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

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    (12) existing as of the Closing Date or an Investment consisting of any extension, modification or renewal of any Investment existing as of the Closing Date (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Closing Date, of the original Investment so extended, modified or renewed);

    (13) consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and otherwise in accordance with the Indenture;

    (14) in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Facility permitted under the covenant "--Indenture Covenants--Limitation on Indebtedness"; PROVIDED that, in the good faith determination of the Board of Directors, such Investment is necessary or advisable to effect such Receivables Facility;

    (15) consisting of intercompany Indebtedness permitted under the covenant "--Indenture Covenants--Limitation on Indebtedness";

    (16) the consideration for which consists solely of shares of common stock of SCG Holding; and

    (17) so long as no Default shall have occurred and be continuing (or result therefrom), in any Person engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding (and measured on the date made and without giving effect to subsequent changes in value), not to exceed $15 million.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

    "Public Equity Offering" means an underwritten primary public offering of common stock of SCG Holding pursuant to an effective registration statement under the Securities Act, other than public offerings with respect to SCG Holding's common stock registered on Form S-8.

    "Purchase Money Indebtedness" means Indebtedness:

    (1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

    (2) Incurred to finance the acquisition by SCG Holding or a Restricted Subsidiary of all or a portion of such asset, including additions and improvements;

PROVIDED, HOWEVER, that such Indebtedness is Incurred within 180 days after the acquisition by SCG Holding or such Restricted Subsidiary of such asset or the relevant addition or improvement.

    "Qualified Proceeds" means any of the following or any combination of the following: (1) cash, (2) Temporary Cash Investments, (3) the Fair Market Value of assets that are used or useful in the

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Permitted Business and (4) the Fair Market Value of the Capital Stock of any
Person engaged primarily in a Permitted Business if, in connection with the receipt by SCG Holding or any Restricted Subsidiary of SCG Holding of such Capital Stock, (a) such Person becomes a Restricted Subsidiary or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, SCG Holding or any Restricted Subsidiary.

    "Recapitalization Related Special Charges" means separately delineated costs on the income statement of SCG Holding that are characterized as non-recurring expenses and are associated with the recapitalization of SCG Holding consisting of costs related to (1) branding and marketing, (2) consulting and information technology, (3) recruiting and employee retention bonuses and (4) facility or office relocations.

    "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which SCG Holding and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary pursuant to arrangements customary in the industry.

    "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of SCG Holding or any Restricted Subsidiary (including Indebtedness of SCG Holding that Refinances Refinancing Indebtedness); PROVIDED, HOWEVER, that:

    (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

    (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

    (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced and

    (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include:

       (A) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of SCG Holding or

       (B) Indebtedness of SCG Holding or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

    "Related Business" means any business related, ancillary or complementary to any of the businesses of SCG Holding and the Restricted Subsidiaries on the Closing Date.

    "Representative" means the trustee, agent or representative, if any, for an issue of Senior Indebtedness.

    "Restricted Subsidiary" means any Subsidiary of SCG Holding, including Semiconductor Components, other than an Unrestricted Subsidiary.

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    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by SCG Holding or a Restricted Subsidiary whereby SCG Holding or a Restricted Subsidiary transfers such property to a Person and SCG Holding or such Restricted Subsidiary leases it from such Person, other than leases between SCG Holding and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

    "Secured Indebtedness" means any Indebtedness of SCG Holding secured by a Lien. "Secured Indebtedness" of a Note Guarantor has a correlative meaning.

    "Senior Subordinated Indebtedness" of SCG Holding means the exchange notes, the initial notes and any other Indebtedness of SCG Holding that specifically provides that such Indebtedness is to rank PARI PASSU with the exchange notes and the initial notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of SCG Holding which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of a Note Guarantor has a correlative meaning.

    "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of SCG Holding within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

    "Subordinated Obligation" means any Indebtedness of SCG Holding, whether outstanding on the Closing Date or thereafter Incurred, that is subordinate or junior in right of payment to the exchange notes and the initial notes pursuant to a written agreement. "Subordinated Obligation" of a Note Guarantor has a correlative meaning.

    "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total Voting Stock is at the time owned or controlled, directly or indirectly, by:

    (1) such Person,

    (2) such Person and one or more Subsidiaries of such Person or

    (3) one or more Subsidiaries of such Person.

    Notwithstanding the foregoing, with respect to SCG Holding, the term "Subsidiary" also includes the following Persons: Tesla Sezam, a.s., Terosil, a.s. and Leshan-Phoenix Semiconductor Co. Ltd, so long as SCG Holding directly or indirectly owns more than 50% of the Voting Stock or economic interests of such Person.

    "Temporary Cash Investments" means any of the following:

    (1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

    (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing not more than one year from the date of acquisition thereof, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with a bank or trust company that is organized under the laws of the United States of America, any state thereof (including any foreign branch of any of the foregoing) or any foreign country recognized by the United States of America having capital, surplus and

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       undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof),

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above or clause (5) below entered into with a bank meeting the qualifications described in clause (2) above,

    (4) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of SCG Holding) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America having at the time as of which any investment therein is made one of the two highest ratings obtainable from either Moody's Investors Service, Inc. ("Moody's") or Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"),

    (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, or by any foreign government or any state, commonwealth or territory or by any political subdivision or taxing authority thereof, and, in each case, having one of the two highest ratings obtainable from either S&P or Moody's; and

    (6) investments in funds investing exclusively in investments of the types described in clauses (1) and (5) above.

    "TIA" means the Trust Indenture Act of 1939 (15 U.S.C.
SectionSection77aaa-77bbbb) as in effect on the Closing Date.

    "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

    "Trust Officer" means any vice president, assistant vice president or trust officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

    "Unrestricted Subsidiary" means:

    (1) any Subsidiary of SCG Holding that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

    (2) any Subsidiary of an Unrestricted Subsidiary.

    The Board of Directors may designate any Subsidiary of SCG Holding, including any newly acquired or newly formed Subsidiary of SCG Holding, to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, SCG Holding or any other Subsidiary of SCG Holding that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either:

       (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

       (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "--Indenture Covenants--Limitation on Restricted Payments."

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    The Board of Directors may designate any Unrestricted Subsidiary to be a
Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation:

    (x) SCG Holding could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Indenture
       Covenants--Limitation on Indebtedness" and

    (y) no Default shall have occurred and be continuing.

    Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "U.S. Government Obligations" means direct obligations, or certificates representing an ownership interest in such obligations, of the United States of America, including any agency or instrumentality thereof, for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "Voting Stock" of a Person means all classes of Capital Stock or other interests, including partnership interests, of such Person then outstanding and normally entitled at the time to vote in the election of directors, managers or trustees thereof.

    "Wholly Owned Subsidiary" means a Restricted Subsidiary of SCG Holding all the Capital Stock of which, other than directors' qualifying shares, is owned by SCG Holding or another Wholly Owned Subsidiary.

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                EXCHANGE OFFER AND REGISTRATION RIGHTS AGREEMENT

    The issuers, the initial purchasers and the guarantors of the initial notes entered into an Exchange Offer and Registration Rights Agreement concurrently with the issuance of the initial notes. Pursuant to the Exchange Offer and Registration Rights Agreement, the Issuers and the guarantors of the initial notes are required

    - to file with the Commission on or prior to 120 days after the date of issuance of the initial notes a registration statement on Form S-1 or Form S-4, if the use of such form is then available, relating to a registered exchange offer for the initial notes under the Securities Act and

    - to use their reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the date of issuance of the initial notes.

    The Exchange Offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Exchange Offer and Registration Rights Agreement.

    In the event that:

    (1) because of any change in law or applicable interpretations thereof by the staff of the SEC, the Issuers are not permitted to effect the exchange offer.

    (2) any initial notes validly tendered pursuant to the exchange offer are not exchanged for exchange notes within 210 days after the date of issuance of the initial notes,

    (3) the initial purchasers so request with respect to initial notes not eligible to be exchanged for exchange notes in the exchange offer,

    (4) any applicable law or interpretations do not permit any holder of initial notes to participate in the exchange offer,

    (5) any holder of initial notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered initial notes, or

    (6) the issuers so elect,

    then the issuers and the guarantors of the initial notes will file as promptly as practical following the occurrence of any of the foregoing events listed under (1) through (6), but in no event more than 60 days after so required or requested, with the SEC a shelf registration statement to cover resales of Transfer Restricted Securities (as defined below) by such holders who satisfy the conditions relating to the provision of information in connection with the shelf registration statement. For purposes of the foregoing, "Transfer Restricted Securities" means each initial note until

    - the date on which such initial note has been exchanged for a freely transferable exchange note in the exchange offer,

    - the date on which such initial note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or

    - the date on which such initial note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

    If applicable, the Issuers and the guarantors of the initial notes will use their reasonable best efforts to have the shelf registration statement declared effective by the SEC as promptly as practicable after the filing thereof and to keep the shelf registration statement effective for a period of two years after the date of issuance of the initial notes.

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    In the event that:

    (1) the applicable registration statement is not filed with the SEC on or prior to 120 days after the date of issuance of the initial notes;

    (2) the exchange offer registration statement or the shelf registration statement, as the case may be, is not declared effective within 180 days after the date of issuance of the initial notes;

    (3) the exchange offer is not consummated within 210 days after the date of issuance of the initial notes; or

    (4) the shelf registration statement is filed and declared effective within 180 days after the date of issuance of the initial notes, or, in the case of a shelf registration statement to be filed in response to any change in law or applicable interpretations thereof, within 60 days after the publication of the change in law or interpretation, but shall thereafter cease to be effective at any time that the issuers and the guarantors of the initial notes are obligated to maintain the effectiveness thereof without being succeeded within 30 days by an additional registration statement filed and declared effective (each such event referred to in clauses (a) through (d), a "Registration Default"), the issuers and the guarantors of the initial notes will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of the Transfer Restricted Securities held by such holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

    The Exchange Offer and Registration Rights Agreement also provides that the issuers and the guarantors of the initial notes

    - make available for a period of 180 days after the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes and

    - pay all expenses incident to the exchange offer, including the expense of one counsel to the holders of the exchange notes and the initial notes taken together, and jointly and severally indemnify holders of the initial notes, including any broker-dealer, against liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to some of the civil liability provisions under the Securities Act and will be bound by the provisions of the Exchange Offer and Registration Rights Agreement, including indemnification rights and obligations.

    Each holder of initial notes who wishes to exchange such initial notes for exchange notes in the Exchange Offer is required to make representations, including representations that

    (1) any exchange notes to be received by it have been acquired in the ordinary course of its business,

    (2) it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and

    (3) it is not an "affiliate" as defined in Rule 405 under the Securities Act of SCG Holding, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    If the holder is not a broker-dealer, it is required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer

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that receives exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, it is required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

    Holders of the initial notes are required to make representations to the Issuers (as described above) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement in order to have their initial notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells initial notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange Offer and Registration Rights Agreement which are applicable to such a holder (including indemnification obligations).

    The foregoing description of the Exchange Offer and Registration Rights Agreement is a summary only, and is qualified in its entirety by reference to all provisions of the Exchange Offer and Registration Rights Agreement.

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                         BOOK-ENTRY, DELIVERY AND FORM

    The exchange notes will be issued in the form of a one or more global notes (collectively, the "Global Note"). The Global Note will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the global note may be transferred in whole and not in part, only to DTC or other nominees of DTC. Investors may hold their beneficial interests for the Global Note directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.

    Exchange notes that are issued as described below under "--Certificated Exchange Notes" will be issued in definitive form. Upon the transfer of an Exchange Note in definitive form, such Exchange Note will, unless the Global Note has previously been exchanged for exchange notes in definitive form, be exchanged for an interest in the Global Note representing the principal amount of exchange notes being transferred.

BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTE

    The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither of the Issuers nor any of the Initial Purchasers takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

    DTC has advised the Issuers that it is

    - a limited purpose trust company organized under the laws of the State of New York,

    - a "banking organization" within the meaning of the New York Banking Law,

    - a member of the Federal Reserve System,

    - a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

    - a "clearing agency" registered pursuant to Section 17A of the Exchange
      Act.

    DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

    The Issuers expect that pursuant to procedures established by DTC

    - upon deposit of the Global Note, DTC will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and

    - ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

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    The laws of some jurisdictions may require that purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in exchange notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

    So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have exchange notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of exchange notes under the Indenture or such Global Note. The Issuers understand that under existing industry practice, in the event that the Issuers request any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Issuers nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such exchange notes.

    Payments with respect to the principal of, and premium, if any, and interest on, any exchange notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such exchange notes under the Indenture. Under the terms of the Indenture, SCG Holding and the Trustee may treat the persons in whose names the exchange notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither SCG Holding nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

    Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the exchange notes, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the

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transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

    Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day, which must be a business day for Euroclear and Cedel, immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a Global Security by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

    Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuers nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

    If any of the following occur:

    - the Issuers notify the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

    - the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of exchange notes in definitive form under the Indenture or

    - other events as provided in the Indenture,

then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the exchange notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons, or the nominee of any thereof, and cause the same to be delivered thereto.

    Neither the Issuers nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following is a discussion of material United States federal income tax consequences and other tax consequences of the acquisition, ownership and disposition of the initial notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the initial notes and who hold such notes as capital assets ("Holders"). This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase the initial notes by any particular investor and does not address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, persons that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold initial notes as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion does not address U.S. federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenues Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

    INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM, AS A RESULT OF THEIR INDIVIDUAL CIRCUMSTANCES, OF THE EXCHANGE OF THE INITIAL NOTES FOR THE EXCHANGE NOTES AND OF THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES RECEIVED IN THE EXCHANGE OFFER, INCLUDING THE APPLICATION OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

    The following discussion is limited to the U.S. federal income tax consequences relevant to a Holder that is a citizen or individual resident of the United States, a U.S. domestic corporation or any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in the initial notes (a "U.S. Holder").

PAYMENTS OF INTEREST

    Interest on a note will generally be includible in the income of a U.S. Holder in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

DISPOSITION OF NOTES

    Upon the sale, exchange, redemption, retirement at maturity or other disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (1) the sum of cash plus the fair market value of all other property received on such disposition, except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income, and (2) such beneficial owner's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in an initial note generally will equal the cost of the initial note to such Holder, less any principal payments received by such Holder.

    Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the note is more than 12 months. The maximum federal long-term capital gain rate is 20% for noncorporate U.S. Holders and 35% for corporate U.S. Holders. The deductibility of capital losses by U.S. Holders is subject to limitations.

U.S. FEDERAL INCOME TAXATION OF EXCHANGE OFFER

    The exchange pursuant to the exchange offer contemplated herein will not be a taxable event for U.S. federal income tax purposes. As a result, a Holder of an initial note whose initial note is accepted in the exchange offer will not recognize gain or loss on the Exchange. A tendering Holder's tax basis in the exchange notes will be the same as such Holder's tax basis in the initial notes for which they are exchanged. A tendering Holder's holding period for the notes received pursuant to the exchange offer will include its holding period for the initial notes surrendered therefor.

U.S. FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

PAYMENTS OF INTEREST

    Subject to the discussion of backup withholding below, payments of principal and interest on the notes by us or any of our agents to a holder of the notes that is, with respect to the United States, a foreign corporation or non-resident alien individual (a"Non-U.S. Holder") will not be subject to withholding of United States federal income tax, provided that, with respect to payments of interest, (i) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of SCG Holding and is not a controlled foreign corporation related to SCG Holding through stock ownership and (ii) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a Non-U.S. Holder in compliance with applicable requirements (or, with respect to payments made after December 31, 2000, satisfies documentary evidence requirements ("New Regulations") for establishing that it is a Non-U.S. Holder).

DISPOSITION OF NOTES

    No withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or disposition of a Note.

    A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of a note unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and other conditions are met, or (b) such gain or income is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

    EACH NON-U.S. HOLDER IS URGED TO CONSULT THE HOLDER'S TAX ADVISOR AS TO THE APPLICATION OF THE NEW REGULATIONS AND THE PROCEDURES FOR ESTABLISHING AN EXEMPTION FROM WITHHOLDING TAX.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    We are required to file information returns with the Internal Revenues Service with respect to payments made to some U.S. Holders of notes. In addition, some U.S. Holders may be subject to a 31 percent backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to us. Non-U.S. Holders of Notes may be required to comply with applicable certification procedures to establish that they are not U.S. holders in order to avoid the application of such information reporting requirements and backup withholding tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the person's U.S. federal income tax liability provided that required information is furnished to the Internal Revenue Service.

    EACH NON-U.S. HOLDER IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE APPLICATION OF THE NEW REGULATIONS AND THE PROCEDURES FOR ESTABLISHING AN EXEMPTION FROM BACKUP WITHHOLDING.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days after the expiration date, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until August 28, 2000, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

    The issuers will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the expiration date, the Issuers will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Issuers have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the initial notes, other than commissions or concessions of any broker-dealers and will indemnify the holders of the initial notes, including any broker-dealers, against liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the exchange notes, will be passed upon for us by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

    The combined balance sheets as of December 31, 1997 and 1998 and the combined statements of revenues less direct and allocated expenses before taxes for each of the years in the three-year period ended December 31, 1998 of the Semiconductor Components Group of Motorola, Inc. have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP, Motorola's independent accountants, will audit the combined financial statements of Motorola's Semiconductor Components Group for the period January 1, 1999 through August 3, 1999, which was prior to our recapitalization. PricewaterhouseCoopers LLP has been engaged to serve as our independent accountants and will audit the consolidated financial statements of SCG Holding and its subsidiaries for the period from August 4, 1999 through December 31, 1999.

                                    GLOSSARY

Analog Product...............................  Products that operate on non-digital signals.

BiCMOS.......................................  A hybrid of CMOS and bipolar technologies.

Bipolar......................................  A manufacturing process that uses two opposite electrical poles to build
                                               semiconductors.

CMOS.........................................  Complementary Metal Oxide Semiconductor.

Die..........................................  A piece of a semiconductor wafer containing the circuitry of a single chip.

Digital Products.............................  Products that operate on digital signals, where electronic signals are treated as
                                               either "one" or "zero."

Diode........................................  An electronic device that allows current to flow in only one direction.

Discrete Product.............................  Individual diodes or transistors that perform basic signal conditioning and switching
                                               functions in electronic circuits.

Fab..........................................  The facility that fabricates wafers.

IGBT.........................................  Insulated Gate Bipolar Transistor.

Lead Frames..................................  A conductive frame that brings the electrical signals to and from the die.

MOS..........................................  Metal Oxide Semiconductor.

Package......................................  A protective case that surrounds the die, consisting of a plastic housing and a lead
                                               frame.

Semiconductor................................  A material with electrical conducting properties in between those of metals and
                                               insulators. (Metals always conduct and
                                               insulators never conduct, but semiconductors
                                               sometimes conduct.) This is the building
                                               block of all integrated circuits and diode
                                               devices.

Standard Analog Products.....................  Simple analog semiconductors (as opposed to more complex products, such as mixed-signal
                                               devices or customized analog products) that
                                               are used for both interface, power control
                                               and power protection functions in electronic
                                               systems.

Standard Logic Products......................  Simple logic semiconductors (as opposed to more complex products, such as
                                               microprocessors or application-specific
                                               integrated circuits) that are used primarily
                                               for interfacing functions, such as
                                               interconnecting and routing electronic
                                               signals within an electronic system.

Transistor...................................  An individual circuit that can amplify or switch electric current.

Wafer........................................  Round, flat piece of silicon that is the base material in the semiconductor manufacturing
                                               process.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
SEMICONDUCTOR COMPONENTS GROUP OF MOTOROLA, INC. FINANCIAL
  STATEMENTS:

  Independent Auditors' Report..............................     F-2

  Combined Balance Sheets as of December 31, 1997 and
    December 31, 1998.......................................     F-3

  Combined Statements of Revenues Less Direct and Allocated
    Expenses Before Taxes for each of the years in the
    three-year period ended December 31, 1998, the nine
    months ended September 26, 1998 (unaudited) and the
    period from January 1, 1999 through August 3, 1999
    (unaudited).............................................     F-4

  Notes to Combined Financial Statements....................     F-5

SCG HOLDING CORPORATION AND SUBSIDIARIES FINANCIAL
  STATEMENTS:

  Consolidated Balance Sheet as of October 2, 1999
    (unaudited).............................................    F-21

  Consolidated Statement of Operations and Comprehensive
    Income (Loss), August 4, 1999 through October 2, 1999
    (unaudited).............................................    F-22

  Consolidated Statement of Stockholders' Equity (Deficit),
    August 4, 1999 through October 2, 1999 (unaudited)......    F-23

  Condensed Consolidated Statement of Cash Flows, August 4,
    1999 through October 2, 1999 (unaudited)................    F-24

  Notes to Financial Statements.............................    F-25

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Motorola, Inc.:

    We have audited the accompanying combined balance sheets of the Semiconductor Components Group of Motorola, Inc. ("the Company" or "the Business") as of December 31, 1997 and 1998 and the accompanying combined statements of revenues less direct and allocated expenses before taxes for each of the years in the three-year period ended December 31, 1998. These combined statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying combined statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission and on the basis of presentation as described in Note 1. The accompanying combined statements present the combined assets, liabilities and business equity and the related combined revenues less direct and allocated expenses before taxes of the Business, and are not intended to be a complete presentation of the Business' financial position, results of operations or cash flows. The results of operations before taxes are not necessarily indicative of the results of operations before taxes that would be recorded by the Company on a stand-alone basis.

    In our opinion, the accompanying combined statements present fairly, in all material respects, the combined assets, liabilities and business equity of the Business as of December 31, 1997 and 1998 and its combined revenues less direct and allocated expenses before taxes for each of the years in the three-year period ended December 31, 1998, on the basis described in Note 1, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Phoenix, Arizona
January 18, 1999, except as to Note 12
which is as of May 11, 1999

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

                            COMBINED BALANCE SHEETS

                                 (IN MILLIONS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                           ASSETS
Current assets:
  Inventories...............................................   $239.9      209.5
  Other.....................................................     18.6       23.0
                                                               ------     ------
        Total current assets................................    258.5      232.5

Property, plant and equipment, net..........................    636.8      568.9

Other assets................................................     40.0       39.3
                                                               ------     ------
        Total assets........................................   $935.3      840.7
                                                               ======     ======

              LIABILITIES AND BUSINESS EQUITY
Current liabilities:
  Accounts payable..........................................   $  9.3       12.5
  Accrued expenses..........................................     17.7       98.9
                                                               ------     ------
        Total current liabilities...........................     27.0      111.4

Non-current liabilities.....................................     41.9       48.3

Commitments and contingencies

Business equity.............................................    866.4      681.0
                                                               ------     ------
        Total liabilities and business equity...............   $935.3      840.7
                                                               ======     ======

See accompanying notes to combined financial statements.

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

                COMBINED STATEMENTS OF REVENUES LESS DIRECT AND

                        ALLOCATED EXPENSES BEFORE TAXES

                                 (IN MILLIONS)

                                                                                      PERIOD FROM
                                  YEARS ENDED DECEMBER 31,      NINE MONTHS ENDED   JANUARY 1, 1999
                               ------------------------------     SEPTEMBER 26,         THROUGH
                                 1996       1997       1998           1998          AUGUST 3, 1999
                               --------   --------   --------   -----------------   ---------------
                                                                            (UNAUDITED)
Revenues:
  Net sales--trade...........  $1,748.0    1,815.3    1,495.3        1,134.8             895.4
                               --------   --------   --------        -------             -----
Direct and allocated costs
and expenses:
  Cost of sales..............   1,128.8    1,112.3    1,060.0          803.8             620.3
  Research and development...      71.7       65.7       67.5           53.1              34.3
  Selling and marketing......      94.4      110.7       92.4           70.8              39.0
  General and
    administrative...........     150.8      243.1      205.7          160.4              89.4
  Restructuring and other
    charges..................        --         --      189.8          189.8                --
                               --------   --------   --------        -------             -----
    Operating costs and
      expenses...............   1,445.7    1,531.8    1,615.4        1,277.9             783.0
                               --------   --------   --------        -------             -----
                                  302.3      283.5     (120.1)        (143.1)            112.4
                               --------   --------   --------        -------             -----
Other income (expenses):
  Equity in earnings from
    joint ventures...........       2.4       (0.3)       5.7            1.2               2.4
  Interest expense...........     (15.0)     (11.7)     (19.8)         (12.4)             (9.1)
  Minority interest in
    earnings of consolidated
    entities.................        --       (1.5)      (2.1)          (2.5)             (0.9)
                               --------   --------   --------        -------             -----
    Other expenses, net......     (12.6)     (13.5)     (16.2)         (13.7)             (7.6)
                               --------   --------   --------        -------             -----
    Revenues less direct and
      allocated expenses
      before taxes...........  $  289.7      270.0     (136.3)        (156.8)            104.8
                               ========   ========   ========        =======             =====

            See accompanying notes to combined financial statements.

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

        ALL INFORMATION AS OF AUGUST 3, 1999, FOR THE NINE MONTHS ENDED
           SEPTEMBER 26, 1998 AND FOR THE PERIOD FROM JANUARY 1, 1999
                      THROUGH AUGUST 3, 1999 IS UNAUDITED

(1) BASIS OF PRESENTATION

    The Semiconductor Components Group ("SCG" or "the Business") is defined as the discrete and integrated circuits standard products of the Semiconductor Products Sector ("SPS") of Motorola, Inc. ("Motorola"), including Power BiPolar, Rectifiers, Thyristors, Zeners, TMOS, Analog, ECL, Small Signal and Logic Products. Manufacturing operations for the Business are primarily conducted in plants in Guadalajara, Mexico, Carmona, Philippines, Seremban, Malaysia (2 Plants), Phoenix, Arizona, United States and Aizu, Japan (collectively referred to as "SCG plants"). Certain manufacturing operations related to SCG products are also performed at other SPS plants. Similarly, certain SCG plants perform manufacturing operations related to other SPS product lines. SCG also has investments in various joint ventures which are accounted for on the equity method.

    The accompanying combined balance sheets do not include Motorola's or SPS's sector assets or liabilities not specifically identifiable to SCG. Motorola performs cash management on a centralized basis and SPS processes receivables and certain payables, payroll and other activity for SCG. Most of these systems are not designed to track receivables, liabilities and cash receipts and payments on a business specific basis. Accordingly, it is not practical to determine certain assets and liabilities associated with the business; therefore, such assets and liabilities cannot be included in the accompanying combined balance sheets. Given these constraints, certain supplemental cash flow information is presented in lieu of a statement of cash flows. (See Note 8.) Assets and liabilities not specifically identifiable to the Business include:

    (A) Cash, cash equivalents and investments. Activity in SCG cash balances is recorded through the business equity account.

    (B) Trade accounts receivable and related allowances for bad debts and product returns. Trade receivable balances are maintained by customer, not by the Business. Estimated allowances for product returns are reflected in SCG net sales. Accounts receivable related to SCG are allocated through the business equity account.

    (C) Accounts payable related to trade purchases that are made centrally by SPS in the United States. Such purchases related to SCG are allocated to SCG through the business equity account.

    (D) Certain accrued liabilities for allocated corporate costs and environmental and pension costs which are allocated to SCG through the business equity account.

    The combined statements of revenues less direct and allocated expenses before taxes includes all revenues and costs attributable to the Business including an allocation of the costs of shared facilities and overhead of Motorola and SPS. In addition, certain costs incurred at SCG plants for the benefit of other SPS product lines are allocated from SCG to the other SPS divisions.

    All of the allocations and estimates in the combined statements of revenues less direct and allocated expenses before taxes are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand-alone basis.

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

        ALL INFORMATION AS OF AUGUST 3, 1999, FOR THE NINE MONTHS ENDED
           SEPTEMBER 26, 1998 AND FOR THE PERIOD FROM JANUARY 1, 1999
                      THROUGH AUGUST 3, 1999 IS UNAUDITED

(1) BASIS OF PRESENTATION (CONTINUED)

    Transactions between the Business and other Motorola and SPS operations have been identified in the combined statements as transactions between related parties to the extent practicable (See Note 2).

    The accompanying unaudited combined financial statements of the Business have been prepared in accordance with generally accepted accounting principles for interim financial information and on the same basis of presentation as the audited combined financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for financial statements. In the opinion of the Business, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) BASIS OF COMBINATION

    All significant intercompany balances and transactions within the Business have been eliminated. SCG's investment in majority-owned entities in the Czech Republic have been consolidated and the other owners' interest is presented as minority interest in earnings of consolidated entities in the combined financial statements.

    (B) REVENUE RECOGNITION

    Revenues from the sale of SCG semiconductor products is generally recognized when shipped, with a provision for estimated returns and allowances recorded at the time of shipment.

    (C) RELATED PARTY TRANSACTIONS

    SCG manufactures products for other sectors of Motorola. Sales of these products are treated as external sales and are reflected in the accompanying combined statements of revenues less direct and allocated expenses before taxes with the related cost of sales. These sales totaled $131.5 million, $126.9 million and $105.7 million for the years ended December 31, 1996, 1997 and 1998, respectively. These sales totaled $77.6 million and $76.1 million for the nine months ended September 26, 1998 and for the period from January 1, 1999 through August 3, 1999, respectively.

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

        ALL INFORMATION AS OF AUGUST 3, 1999, FOR THE NINE MONTHS ENDED
           SEPTEMBER 26, 1998 AND FOR THE PERIOD FROM JANUARY 1, 1999
                      THROUGH AUGUST 3, 1999 IS UNAUDITED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    SCG also manufactures products, at cost, for other SPS divisions and these other divisions also manufacture products for SCG. The gross amounts charged to/from SCG for these products are summarized as follows:

                                                               NINE MONTHS     JANUARY 1,
                                YEARS ENDED DECEMBER 31,          ENDED       1999 THROUGH
                             ------------------------------   SEPTEMBER 26,    AUGUST 3,
                               1996       1997       1998         1998            1999
                             --------   --------   --------   -------------   ------------
                                     (IN MILLIONS)                    (UNAUDITED)
Manufacturing services
  performed by other SPS
  divisions on behalf of
  SCG......................   $322.7     310.5      266.8         212.6          125.5
                              ======     =====      =====         =====          =====
Manufacturing services
  performed by SCG and
  transferred at actual
  production costs to other
  SPS divisions............   $159.5     177.4      162.3         126.3           91.0
                              ======     =====      =====         =====          =====

    A portion of manufacturing costs transferred from other SPS divisions to SCG are capitalized into inventory at worldwide standard cost and are recorded as cost of sales as related product sales are recognized. Variations between worldwide standard cost and the actual costs transferred from other SPS divisions are considered period costs and are immediately charged to operations.

    Where it is possible to specifically identify other operating costs with the activities of SCG or other SPS product lines, these amounts have been charged or credited directly to SCG or SPS product lines without allocation or apportionment. Although a number of different approaches are used to allocate shared or common costs, there is usually a predominant basis for each expense category. Accordingly, research and development costs have been allocated from SPS based predominately on dedicated spending. Research and development from Motorola is first allocated to SPS and then allocated 20% to SCG as SCG is one of five divisions within SPS. Selling and marketing expenses from SPS have been allocated 20% to SCG and general and administrative expenses from Motorola and SPS have been allocated 20% to SCG. Prior to changing to this allocation structure in July, 1997, allocations to SCG for research and development, selling and marketing, and general and administrative expenses were based on budgeted sales volume. This change had an insignificant impact on the amount of the allocated costs.

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

        ALL INFORMATION AS OF AUGUST 3, 1999, FOR THE NINE MONTHS ENDED
           SEPTEMBER 26, 1998 AND FOR THE PERIOD FROM JANUARY 1, 1999
                      THROUGH AUGUST 3, 1999 IS UNAUDITED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Total amounts allocated to SCG for research and development, selling and marketing, and general and administrative expenses were as follows:

                                                                    NINE MONTHS        JANUARY 1,
                               YEARS ENDED DECEMBER 31,                ENDED          1999 THROUGH
                         ------------------------------------      SEPTEMBER 26,       AUGUST 3,
                           1996          1997          1998            1998               1999
                         --------      --------      --------      -------------      ------------
                                    (IN MILLIONS)                            (UNAUDITED)
Research and
  development..........   $34.8          34.6          33.1             26.7              13.3
                          =====         =====         =====            =====             =====
Selling and
  marketing............   $39.5           4.3           3.7              2.9               2.2
                          =====         =====         =====            =====             =====
General and
  administrative.......   $87.2         117.0         115.2             94.4              50.0
                          =====         =====         =====            =====             =====

    These cost allocations are included in the accompanying combined statements of revenues less direct and allocated expenses before taxes but are not necessarily indicative of the costs that would be incurred by the Business on a stand-alone basis.

    (D) INVENTORIES

    Inventories are stated at the lower of worldwide standard cost, which approximates actual cost on a first-in, first-out basis, or market. The main components of inventories are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997       1998
                                                               ------     -----
                                                                 (IN MILLIONS)
Raw materials...............................................   $ 21.5      20.0
Work in process.............................................    117.9     110.9
Finished goods..............................................    100.5      78.6
                                                               ------     -----
    Total Inventories.......................................   $239.9     209.5
                                                               ======     =====

    (E) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Many of these assets are directly related to SCG and are included without apportionment. SCG also shares certain property, plant, and equipment with other SPS product lines. These shared assets have been allocated to SCG based on sales volume for buildings, land, and other general assets and units of production for machinery and equipment.

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

        ALL INFORMATION AS OF AUGUST 3, 1999, FOR THE NINE MONTHS ENDED
           SEPTEMBER 26, 1998 AND FOR THE PERIOD FROM JANUARY 1, 1999
                      THROUGH AUGUST 3, 1999 IS UNAUDITED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Depreciation is computed over the following estimated useful lives predominately on the straightline method:

Buildings...................................................  30-40 years
Machinery and equipment.....................................    3-8 years

    SCG has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires recognition of impairment of long-lived assets whenever events or changes in circumstances indicate the carrying value of such assets exceeds the future undiscounted cash flows attributable to such assets. During 1998, SCG incurred restructuring and other charges which included impairment writedowns of $53.9 million related to machinery and equipment (see Note 9).

                                                              DECEMBER 31,
                                                           -------------------
                                                             1997      1998
                                                           --------   -------
                                                              (IN MILLIONS)
Land.....................................................  $    9.8      13.0
Buildings................................................     439.0     440.5
Machinery and equipment..................................   1,207.4   1,220.8
                                                           --------   -------
    Total property, plant and equipment..................   1,656.2   1,674.3
Less accumulated depreciation............................   1,019.4   1,105.4
                                                           --------   -------
                                                           $  636.8     568.9
                                                           ========   =======

    (F) INTEREST EXPENSE

    Motorola had net interest expense on a consolidated basis for all periods presented. These amounts have been allocated to SPS and in turn to SCG in the amount of approximately $15.0 million, $11.0 million and $18.0 million for the years ended December 31, 1996, 1997 and 1998, respectively, and $11.4 million and $7.5 million for the nine months ended September 26, 1998 and for the period from January 1, 1999 through August 3, 1999, respectively, primarily on the basis of net assets. SCG management believes this allocation is reasonable, but it is not necessarily indicative of the cost that would have been incurred if the Business had been operated on a stand-alone basis.

    (G) CURRENCIES AND FOREIGN CURRENCY INSTRUMENTS

    SCG's functional currency for all foreign operations is the U.S. dollar, except for Japan and Europe which is the local currency. Accordingly, the net effect of gains and losses from translation of foreign currency financial statements into U.S. dollars is included in current operations. The net

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

        ALL INFORMATION AS OF AUGUST 3, 1999, FOR THE NINE MONTHS ENDED
           SEPTEMBER 26, 1998 AND FOR THE PERIOD FROM JANUARY 1, 1999
                      THROUGH AUGUST 3, 1999 IS UNAUDITED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

translation gains and losses for Japan and Europe are not significant and are included as a component of business equity. Gains and losses resulting from foreign currency transactions are included in current operations and were not significant for 1996, 1997 or 1998.

    (H) USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) ACCRUED EXPENSES

    The components of accrued expenses are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997       1998
                                                               -----       ----
                                                                 (IN MILLIONS)
Payroll and employee related accruals.......................   $ 6.7        7.7
Restructuring charges.......................................      --       68.0
Other accruals..............................................    11.0       23.2
                                                               -----       ----
    Total accrued expenses..................................   $17.7       98.9
                                                               =====       ====

(4) EMPLOYEE BENEFIT PLANS

    Employees of SCG participate in several Motorola retirement, employee benefit, and incentive plans. These include (1) a profit sharing plan, (2) a stock bonus plan, (3) a salary deferral 401(k) plan and (4) pension and healthcare benefit plans. Motorola also has a stock option plan under which key employees of SCG may be granted nonqualified or incentive stock options to purchase shares of Motorola common stock. Certain key employees and certain management of SCG also participate in various incentive arrangements based on individual performance and Motorola/SPS/SCG profitability. The costs of these programs were allocated from Motorola to SPS and then to SCG on the basis of payroll costs and headcount and are not necessarily indicative of the costs that would be incurred on a stand-alone basis.

    SCG employees in foreign countries participate in a retirement plan within the country. In each case, the plan meets local and legal requirements of that particular country and is based on defined years of service. Each country's plan is unfunded and is accrued for in the accompanying combined balance sheets based on actuarially determined amounts.

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

        ALL INFORMATION AS OF AUGUST 3, 1999, FOR THE NINE MONTHS ENDED
           SEPTEMBER 26, 1998 AND FOR THE PERIOD FROM JANUARY 1, 1999
                      THROUGH AUGUST 3, 1999 IS UNAUDITED

(5) CONTINGENCIES

    Motorola is currently a defendant in certain legal actions relating to SCG. In the opinion of management, the outcome of such litigation will not have a material adverse effect on the business equity, operations or liquidity of SCG.

    Motorola is also involved in certain administrative and judicial proceedings related to certain environmental matters at SCG locations. Based on information currently available, management believes that the costs of these matters are not likely to have a material adverse effect on business equity, operations or liquidity of SCG.

(6) BUSINESS EQUITY

    Business equity represents Motorola's ownership interest in the recorded net assets of SCG. All cash transactions, accounts receivable, accounts payable in the United States, other allocations and intercompany transactions are reflected in this amount. A summary of activity is as follows:

                                                                                NINE MONTHS      JANUARY 1,
                                              YEARS ENDED DECEMBER 31,             ENDED        1999 THROUGH
                                        ------------------------------------   SEPTEMBER 26,     AUGUST 3,
                                          1996          1997          1998          1998            1999
                                        --------      --------      --------   --------------   ------------
                                                   (IN MILLIONS)                        (UNAUDITED)
Balance at beginning of period........  $ 689.7         746.1         866.4         866.4          681.0
Revenues less direct and allocated
  expenses
  before taxes........................    289.7         270.0        (136.3)       (156.8)         104.8
Net intercompany activity.............   (233.3)       (149.7)        (49.1)        (32.3)         (83.9)
                                        -------        ------        ------        ------          -----
Balance at end of period..............  $ 746.1         866.4         681.0         677.3          701.9
                                        =======        ======        ======        ======          =====

(7) INDUSTRY AND GEOGRAPHIC INFORMATION

    The Business operates in one industry segment and is engaged in the design, development, manufacture and marketing of a wide variety of semiconductor products for the semiconductor industry and original equipment manufacturers. SCG operates in various geographic locations. In the information that follows, sales include local sales and exports made by operations within each area. To control costs, a substantial portion of SCG's products are transported between various SCG and SPS facilities in the process of being manufactured and sold. Accordingly, it is not meaningful to present interlocation transfers between SCG facilities on a stand alone basis. Sales to unaffiliated customers have little correlation with the location of manufacture. It is, therefore, not meaningful to present operating profit by geographical location.

    SCG conducts a substantial portion of its operations outside of the United States and is subject to risks associated with non-U.S. operations, such as political risks, currency controls and fluctuations, tariffs, import controls and air transportation.

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

        ALL INFORMATION AS OF AUGUST 3, 1999, FOR THE NINE MONTHS ENDED
           SEPTEMBER 26, 1998 AND FOR THE PERIOD FROM JANUARY 1, 1999
                      THROUGH AUGUST 3, 1999 IS UNAUDITED

(7) INDUSTRY AND GEOGRAPHIC INFORMATION (CONTINUED)

    Property, plant and equipment by geographic location is summarized as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997       1998
                                                               ------     -----
                                                                 (IN MILLIONS)
United States...............................................   $283.2     210.4
Malaysia....................................................     97.2     102.7
Czech Republic..............................................     22.6      48.1
Philippines.................................................     42.8      40.1
Japan.......................................................     30.5      31.3
Mexico......................................................     28.6      30.3
Other foreign countries.....................................    131.9     106.0
                                                               ------     -----
Total.......................................................   $636.8     568.9
                                                               ======     =====

    Sales to unaffiliated customers by geographic location is summarized as follows:

                                                          NINE MONTHS     JANUARY 1,
                           YEARS ENDED DECEMBER 31,          ENDED       1999 THROUGH
                        ------------------------------   SEPTEMBER 26,    AUGUST 3,
                          1996       1997       1998         1998            1999
                        --------   --------   --------   -------------   ------------
                                (IN MILLIONS)                    (UNAUDITED)
United States.........  $  766.1     804.4      636.4         493.2         374.0
Germany...............     106.1     107.7      108.0          84.1          61.2
Hong Kong.............     112.5     117.1      107.4          80.4          78.0
Japan.................     182.7     188.7      127.4          97.5          76.7
Singapore.............     115.8     137.6       98.2          70.0          75.1
Taiwan................      80.1      81.9       71.0          53.1          33.9
Other foreign
  countries...........     384.7     377.9      346.9         256.5         196.5
                        --------   -------    -------       -------         -----
Total.................  $1,748.0   1,815.3    1,495.3       1,134.8         895.4
                        ========   =======    =======       =======         =====

    As discussed in note 2, sales to other sectors of Motorola are treated as sales to unaffiliated customers.

(8) SUPPLEMENTAL CASH FLOW INFORMATION

    As described in note 1, Motorola's cash management system is not designed to track centralized cash and related financing transactions to the specific cash requirements of the Business. In addition, SPS's transaction systems are not designed to track receivables and certain liabilities and

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

        ALL INFORMATION AS OF AUGUST 3, 1999, FOR THE NINE MONTHS ENDED
           SEPTEMBER 26, 1998 AND FOR THE PERIOD FROM JANUARY 1, 1999
                      THROUGH AUGUST 3, 1999 IS UNAUDITED

(8) SUPPLEMENTAL CASH FLOW INFORMATION (CONTINUED)

cash receipts and payments on a business specific basis. Given these constraints, the following data are presented to facilitate analysis of key components of cash flow activity:

                                                                             NINE MONTHS     JANUARY 1,
                                              YEARS ENDED DECEMBER 31,          ENDED       1999 THROUGH
                                           ------------------------------   SEPTEMBER 26,    AUGUST 3,
                                             1996       1997       1998         1998            1999
                                           --------   --------   --------   -------------   ------------
                                                   (IN MILLIONS)
Operating activities:
  Revenues less direct and allocated
    expenses before taxes................  $ 289.7      270.0     (136.3)      (156.8)          104.8
  Depreciation...........................    130.6      134.7      133.9         95.9            77.4
  Impairment write down on property,
    plant and equipment..................       --         --       53.9         53.9              --
  (Increase) decrease in inventories.....     12.0      (95.6)      30.4         17.2           (27.5)
  (Increase) decrease in other current
    assets...............................       .9       (3.7)      (4.4)          --             2.2
  Decrease (increase) in other assets....     (7.6)     (19.9)       0.7          1.0           (12.2)
  Increase (decrease) in accounts payable
    and accrued expenses.................     (3.0)      12.5       84.4        115.0           (23.6)
  Increase (decrease) in non-current
    liabilities..........................      1.4       33.6        6.4          6.7             2.4
                                           -------     ------     ------       ------          ------
Cash flow from operating activities,
  excluding Motorola financing and
  taxes..................................    424.0      331.6      169.0        132.9           123.5
Investing activities:
  Capital expenditures, net of
    transfers............................   (190.7)    (181.9)    (119.9)      (100.6)          (39.6)
                                           -------     ------     ------       ------          ------
  Net financing provided to Motorola*....  $ 233.3      149.7       49.1         32.3            83.9
                                           =======     ======     ======       ======          ======

* The difference between cash flow from operating activities and investing activities does not necessarily represent the cash flows of the Business, or the timing of such cash flows, had it operated on a stand-alone basis.

(9) RESTRUCTURING AND OTHER CHARGES

   In June 1998, Motorola recorded a charge to cover restructuring costs related to the consolidation of manufacturing operations, the exit of non-strategic or poorly performing businesses and a reduction in worldwide employment by 20,000 employees. Asset impairment and other charges were also recorded for the writedown of assets which had become impaired as a result of current business conditions or business portfolio decisions. Motorola recorded its charge in the following restructuring categories:

    CONSOLIDATION OF MANUFACTURING OPERATIONS

    Consolidation of manufacturing operations relates to the closing of production and distribution facilities and selling or disposing of the machinery and equipment that was no longer needed and, in some cases, scrapping excess assets that had no net realizable value. The buildings associated with these production facilities, in many cases were sold to outside parties. Also included in this

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

        ALL INFORMATION AS OF AUGUST 3, 1999, FOR THE NINE MONTHS ENDED
           SEPTEMBER 26, 1998 AND FOR THE PERIOD FROM JANUARY 1, 1999
                      THROUGH AUGUST 3, 1999 IS UNAUDITED

(9) RESTRUCTURING AND OTHER CHARGES (CONTINUED)

restructuring category were costs related to shutting down or reducing the capacity of certain production lines. In most cases, older facilities with older technologies or non-strategic products were closed. Machinery and equipment write downs related to equipment that would no longer be utilized comprised the majority of these costs. These assets have been deemed to be held for use until such time as they are removed from service and, therefore, no longer utilized in manufacturing products. An assessment was made as to whether or not there was an asset impairment related to the valuation of these assets in determining what the amount of the write down included in the restructuring charge should be for this machinery and equipment. This assessment utilized the anticipated future undiscounted cash flows generated by the equipment as well as its ultimate value upon disposition.

    The charges in this restructuring category do not include any costs related to the abandonment or sub-lease of facilities, moving expenses, inventory disposals or write downs, or litigation or environmental obligations.

    As part of the consolidation of manufacturing operations, certain SPS facilities in North Carolina, California, Arizona and the Philippines are being closed as planned. SPS is consolidating its production facilities into fewer integrated factories to achieve economies of scale and improved efficiencies and to capitalize on new technologies that should reduce operating costs.

    BUSINESS EXITS

    Business exit costs include costs associated with shutting down businesses that did not fit with Motorola's new strategy. In many cases, these businesses used older technologies that produced non-strategic products. The long-term growth and margins associated with these businesses were not in line with Motorola's expectations given the level of investment and returns. Included in these business exit costs were the costs of terminating technology agreements and selling or liquidating interests in joint ventures that did not fit with the new strategy of Motorola. Similar to consolidation of manufacturing operations, the charges in this restructuring category did not include any costs related to the abandonment or sublease of facilities, moving expenses, inventory disposals or write downs, or litigation or environmental obligations.

    EMPLOYEE SEPARATIONS

    Employee separation costs represent the costs of involuntary severance benefits for the 20,000 positions identified as subject to severance under the restructuring plan and special voluntary termination benefits offered beginning in the third quarter of 1998. The special voluntary termination benefits provided for one week of pay for each year of service between years 1-10, two weeks of pay for each year of service between years 11-19, and three weeks of pay for each year of service for year 20 and greater. The majority of employees who accepted special voluntary termination benefits did so by the end of the year, although severance payments were not completed by that

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

        ALL INFORMATION AS OF AUGUST 3, 1999, FOR THE NINE MONTHS ENDED
           SEPTEMBER 26, 1998 AND FOR THE PERIOD FROM JANUARY 1, 1999
                      THROUGH AUGUST 3, 1999 IS UNAUDITED

(9) RESTRUCTURING AND OTHER CHARGES (CONTINUED)

time. The majority of the special voluntary termination benefits expired at the end of the fourth quarter of 1998.

    As of December 31, 1998, approximately 13,800 employees have separated from Motorola through a combination of voluntary and involuntary severance programs. Of the 13,800 separated employees, approximately 8,200 were direct employees and 5,600 were indirect employees. Direct employees are primarily non-supervisory production employees, and indirect employees are primarily non-production employees and production managers.

    ASSET IMPAIRMENTS AND OTHER CHARGES

    As a result of current and projected business conditions, Motorola wrote down operating assets that became impaired. The majority of the assets written down were used manufacturing equipment and machinery.

    The amount of impairment charge for the assets written down was based upon an estimate of the future cash flows expected from the use of the assets, as well as upon their eventual disposition. These undiscounted cash flows were then compared to the net book value of the equipment, and impairment was determined based on that comparison. Cash flows were determined at the facility level for certain production facilities based upon anticipated sales value of the products to be produced and the costs of producing the products at those facilities. In cases in which sufficient cash flows were not going to be generated by the equipment at those facilities, the assets were written down to their estimated fair value. These estimated fair values were based upon what the assets could be sold for in a transaction with an unrelated third party. Since the majority of these assets were machinery and equipment, Motorola was able to utilize current market prices for comparable equipment in the marketplace in assessing what would be the fair value upon sale of the equipment.

    Building writedowns were based on marketability factors of the building in the particular location.

    Assets held for use continue to be depreciated based on an evaluation of their remaining useful lives and their ultimate values upon disposition. There were no assets held for sale at December 31, 1998 nor were any impaired assets disposed of prior to that date.

    SCG'S RESTRUCTURING CHARGE

    SCG's charges related to these actions were $189.8 million of which $53.9 million represented asset impairments charged directly against machinery and equipment. SCG's employment reductions will total approximately 3,900 of which approximately 2,500 (1,600 direct employees and 900 indirect employees) had separated from SCG as of December 31, 1998. Approximately 3,000 (1,800 direct employees and 1,200 indirect employees) had separated from SCG as of August 3, 1999.

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

        ALL INFORMATION AS OF AUGUST 3, 1999, FOR THE NINE MONTHS ENDED
           SEPTEMBER 26, 1998 AND FOR THE PERIOD FROM JANUARY 1, 1999
                      THROUGH AUGUST 3, 1999 IS UNAUDITED

(9) RESTRUCTURING AND OTHER CHARGES (CONTINUED)

    At December 31, 1998, $68.0 million of restructuring accruals remain outstanding. The following table displays a rollforward to December 31, 1998 of the accruals established during the second quarter of 1998:

                                                                                     ACCRUALS AT
                                                              INITIAL    AMOUNTS    DECEMBER 31,
                                                              CHARGES      USED         1998
                                                              --------   --------   -------------
                                                                         (IN MILLIONS)
Consolidation of manufacturing operations...................   $ 13.2         --         13.2
Business exits..............................................     20.7        9.4         11.3
Employee separations........................................    102.0       58.5         43.5
                                                               ------     ------        -----
  Total restructuring.......................................    135.9       67.9         68.0
                                                               ------     ------        -----
Asset impairments and other charges.........................     53.9       53.9           --
                                                               ------     ------        -----
  Total.....................................................   $189.8      121.8         68.0
                                                               ======     ======        =====

    SCG's remaining accrual at December 31, 1998 of $13.2 million for the consolidation of manufacturing operations represents the finalization of the plant closings in Arizona and the Philippines. Within the business exits category, the remaining accrual of $11.3 million at December 31, 1998 relates to costs of exiting two unprofitable product lines. SCG's remaining accrual of $43.5 million at December 31, 1998 for employee separations relates to the completion of severance payments in Japan, Asia, the U.K. and Arizona.

    SCG's total amount used of $121.8 million through December 31, 1998 reflects approximately $63.6 million in cash payments and $58.2 million in write-offs. The remaining $68.0 million accrual balance at December 31, 1998 is expected to be liquidated via cash payments.

    At August 3, 1999, $43.1 million of restructuring accruals remain outstanding. The following table displays a rollforward from December 31, 1998 to August 3, 1999, of the accruals established during the second quarter of 1998:

                                                          ACCRUALS AT      1999
                                                          DECEMBER 31,   AMOUNTS     ACCRUALS AT
                                                              1998         USED     AUGUST 3, 1999
                                                          ------------   --------   --------------
                                                                       (IN MILLIONS)
Consolidation of manufacturing operations...............     $13.2          3.8           9.4
Business exits..........................................      11.3          6.4           4.9
Employee separations....................................      43.5         14.7          28.8
                                                             -----         ----          ----
    Total restructuring.................................      68.0         24.9          43.1
                                                             -----         ----          ----
Asset impairments and other charges.....................        --           --            --
                                                             -----         ----          ----
    Total...............................................     $68.0         24.9          43.1
                                                             =====         ====          ====

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

        ALL INFORMATION AS OF AUGUST 3, 1999, FOR THE NINE MONTHS ENDED
           SEPTEMBER 26, 1998 AND FOR THE PERIOD FROM JANUARY 1, 1999
                      THROUGH AUGUST 3, 1999 IS UNAUDITED

(9) RESTRUCTURING AND OTHER CHARGES (CONTINUED)

    SCG's remaining accrual at August 3, 1999 of $9.4 million for the consolidation of manufacturing operations represents the finalization of the plant closings in Arizona and the Philippines. Within the business exits category, the remaining accrual of $4.9 million at August 3, 1999 relates to costs of exiting two unprofitable product lines. SCG's remaining accrual of $28.8 million at August 3, 1999 for employee separations relates to the completion of severance payments in Japan, Asia, the U.K. and Arizona. SCG's total 1999 amount used of $24.9 million through August 3, 1999 reflects cash payments. The remaining $43.1 million accrual balance at August 3, 1999 is expected to be liquidated via cash payments.

    Motorola retained the employee separation accrual of $28.8 million as of August 3, 1999, to cover approximately 900 employees who will remain employees of, and be released by Motorola.

(10) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," requires that the Business disclose estimated fair values for its financial instruments. The carrying amount of accounts payable and accrued liabilities is assumed to be the fair value because of the short-term maturity of these instruments.

(11) INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES

    SCG participates in joint ventures in China and Malaysia. The joint ventures have been accounted for using the equity method. The investment in each joint venture approximates the underlying equity interest of such joint venture. Investments in these joint ventures totaled $23.9 million and $30.3 million at December 31, 1997 and 1998, respectively, and are included in other assets in the accompanying combined balance sheets. Earnings (losses) from these joint ventures totaled $2.4 million, $(0.3) million, and $5.7 million for the years ended December 31, 1996, 1997, and 1998, respectively.

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

        ALL INFORMATION AS OF AUGUST 3, 1999, FOR THE NINE MONTHS ENDED
           SEPTEMBER 26, 1998 AND FOR THE PERIOD FROM JANUARY 1, 1999
                      THROUGH AUGUST 3, 1999 IS UNAUDITED

(11) INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES (CONTINUED)

                                                           LESHAN-      SEMICONDUCTOR
                                                           PHOENIX        MINIATURE
                                                        SEMICONDUCTOR     PRODUCTS
                    JOINT VENTURE                           LTD.          MALAYSIA       TOTAL
                    -------------                       -------------   -------------   --------
Country Location......................................    China          Malaysia
SCG Ownership %(Direct)...............................       55.0%            50.0%

As of and for the year ended December 31, 1998
------------------------------------------------------
Current assets........................................     $ 5,354           7,791       13,145
Noncurrent assets.....................................      45,935          84,299      130,234
                                                           -------        --------      -------
Total assets..........................................     $51,289          92,090      143,379
                                                           =======        ========      =======
Current liabilities...................................     $ 1,996           4,328        6,324
                                                           =======        ========      =======
Noncurrent liabilities................................     $24,548          54,442       78,990
                                                           =======        ========      =======
Venture's equity......................................     $24,745          33,320       58,065
                                                           =======        ========      =======
Net sales.............................................     $21,534          56,655       78,189
                                                           =======        ========      =======
Gross profit..........................................     $ 6,452          20,288       26,740
                                                           =======        ========      =======
Income from continuing operations.....................     $ 5,631           5,578       11,209
                                                           =======        ========      =======
Net income............................................     $ 5,631           5,245       10,876
                                                           =======        ========      =======

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

        ALL INFORMATION AS OF AUGUST 3, 1999, FOR THE NINE MONTHS ENDED
           SEPTEMBER 26, 1998 AND FOR THE PERIOD FROM JANUARY 1, 1999
                      THROUGH AUGUST 3, 1999 IS UNAUDITED

(11) INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES (CONTINUED)

                                                           LESHAN-      SEMICONDUCTOR
                                                           PHOENIX        MINIATURE
                                                        SEMICONDUCTOR     PRODUCTS
                    JOINT VENTURE                           LTD.          MALAYSIA       TOTAL
                    -------------                       -------------   -------------   --------
As of and for the year ended December 31, 1997
------------------------------------------------------
Current assets........................................     $12,425          10,752       23,177
Noncurrent assets.....................................      32,516          67,157       99,673
                                                           -------        --------      -------
Total assets..........................................     $44,941          77,909      122,850
                                                           =======        ========      =======
Current liabilities...................................     $ 7,996          17,579       25,575
                                                           =======        ========      =======
Noncurrent liabilities................................     $18,181          33,180       51,361
                                                           =======        ========      =======
Venture's equity......................................     $18,764          27,150       45,914
                                                           =======        ========      =======
Net sales.............................................     $18,508          57,661       76,169
                                                           =======        ========      =======
Gross profit..........................................     $ 4,633           8,879       13,512
                                                           =======        ========      =======
Income (loss) from continuing operations..............     $   710          (1,650)        (940)
                                                           =======        ========      =======
Net income (loss).....................................     $   710          (1,350)        (640)
                                                           =======        ========      =======

Year ended December 31, 1996
------------------------------------------------------
Net sales.............................................     $ 4,341          29,412       33,753
                                                           =======        ========      =======
Gross profit..........................................     $   537          (1,731)      (1,194)
                                                           =======        ========      =======
Income (loss) from continuing operations..............     $(1,279)          6,590        5,311
                                                           =======        ========      =======
Net income (loss).....................................     $(1,279)          6,590        5,311
                                                           =======        ========      =======

12. BUSINESS TRANSACTION

    On May 11, 1999, affiliates of the Texas Pacific Group entered into an agreement with Motorola, providing for a recapitalization of the Business and certain related transactions, after which affiliates of Texas Pacific Group will own approximately 91% and Motorola will own approximately 9% of the outstanding voting stock of the Business. In addition, as part of these transactions, Texas Pacific Group will receive 1,500 shares and Motorola will receive 590 shares of mandatorily redeemable preferred stock of SCG Holding ("SCG Holding Preferred Stock") and Motorola will receive $91 million of junior subordinated notes of SCI LLC (the "Junior Subordinated Notes"). Cash payments to Motorola will be financed through equity investments by affiliates of Texas Pacific Group, borrowings under senior secured bank loan facilities and the issuance of senior subordinated notes due 2009.

                       SEMICONDUCTOR COMPONENTS GROUP OF

                                 MOTOROLA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

        ALL INFORMATION AS OF AUGUST 3, 1999, FOR THE NINE MONTHS ENDED
           SEPTEMBER 26, 1998 AND FOR THE PERIOD FROM JANUARY 1, 1999
                      THROUGH AUGUST 3, 1999 IS UNAUDITED

12. BUSINESS TRANSACTION (CONTINUED)

    In connection with the recapitalization and related transactions, it is anticipated that certain wholly-owned domestic subsidiaries will be established to serve as guarantors of the senior subordinated notes due 2009. Each guarantor will jointly and severally, irrevocably and unconditionally guarantee the obligations of the issuers under the notes. The net assets to be contributed to these guarantor subsidiaries are expected to consist of SCG's equity interests in its joint ventures in China, Malaysia and Eastern Europe, nominal interests in certain foreign subsidiaries and a nominal amount of cash. The joint ventures and foreign subsidiaries themselves are not expected to be guarantors of the notes. The net assets to be contributed to the guarantor subsidiaries approximated $31.3 million and $46.8 million at December 31, 1997 and 1998, respectively, and generated related earnings of $2.4 million, $1.6 million and $8.4 million for the years ended December 31, 1996, 1997 and 1998, respectively.

                    SCG HOLDING CORPORATION AND SUBSIDIARIES
                            (D/B/A ON SEMICONDUCTOR)

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

(DOLLARS IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)

                                                              OCTOBER 2, 1999
                                                              ---------------
ASSETS
  Cash and cash equivalents.................................      $  102.9
  Receivables, less allowance for doubtful accounts.........         205.1
  Inventories...............................................         209.8
  Other current assets......................................          26.1
                                                                  --------
    Total Current Assets....................................         543.9
  Property, plant and equipment, net........................         553.4
  Deferred income taxes.....................................         280.2
  Investments in joint ventures.............................          40.0
  Other assets..............................................          80.1
                                                                  --------
    Total Assets............................................      $1,497.6
                                                                  ========
LIABILITIES, MINORITY INTERESTS, REDEEMABLE PREFERRED STOCK
  AND STOCKHOLDERS' EQUITY (DEFICIT)
  Accounts payable..........................................      $  100.1
  Accrued expenses..........................................         144.5
                                                                  --------
    Total Current Liabilities...............................         244.6
  Long term debt............................................       1,293.0
  Other long term liabilities...............................          17.2
                                                                  --------
    Total Liabilities.......................................       1,554.8
                                                                  --------
  Commitments and contingencies.............................            --
                                                                  --------
  Minority interests in consolidated subsidiaries...........          14.5
                                                                  --------
  Redeemable preferred stock ($0.01 par value, 100,000
    shares authorized, 2,090 shares issued and outstanding;
    12% annual dividend rate; liquidation value - $100,000
    per share plus $4.2 accrued dividends)..................         213.2
                                                                  --------
  Common stock ($0.01 par value, 300,000,000 shares
    authorized, 205,000,000 shares issued and
    outstanding)............................................           2.1
  Additional paid-in capital................................         202.9
  Accumulated other comprehensive income (loss).............          (3.2)
  Accumulated deficit.......................................        (486.7)
                                                                  --------
    Total Stockholders' Equity (Deficit)....................        (284.9)
                                                                  --------
    Total Liabilities, Minority Interests, Redeemable
    Preferred Stock and Stockholders' Equity (Deficit)......      $1,497.6
                                                                  ========

                See accompanying notes to financial statements.

                    SCG HOLDING CORPORATION AND SUBSIDIARIES

                            (D/B/A ON SEMICONDUCTOR)

      CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                  (UNAUDITED)

                                                                AUGUST 4, 1999
                                                              THROUGH OCTOBER 2,
                                                                     1999
(DOLLARS IN MILLIONS)                                         ------------------

REVENUES:
  Net product sales.........................................        $301.0
  Foundry sales.............................................          28.0
                                                                    ------
    Total Revenues..........................................         329.0
                                                                    ------

OPERATING COSTS AND EXPENSES:
  Costs of sales............................................         241.6
  Research and development..................................           6.9
  Selling and marketing.....................................           8.8
  General and administrative................................          25.6
  Restructuring and other charges...........................           6.4
                                                                    ------
    Total Operating Costs and Expenses......................         289.3
                                                                    ------

OPERATING INCOME                                                      39.7
                                                                    ------

OTHER INCOME (EXPENSES):
  Interest expense..........................................         (22.6)
  Equity in earnings of joint ventures......................           0.7
                                                                    ------
    Other expenses, net.....................................         (21.9)
                                                                    ------

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS...........          17.8

PROVISION FOR INCOME TAXES..................................         (14.9)

MINORITY INTERESTS..........................................          (0.4)
                                                                    ------

NET INCOME..................................................           2.5

OTHER COMPREHENSIVE INCOME (LOSS)
  Foreign Currency Translation Adjustment...................          (3.2)
                                                                    ------

COMPREHENSIVE INCOME (LOSS).................................        $ (0.7)
                                                                    ======

                See accompanying notes to financial statements.

                    SCG HOLDING CORPORATION AND SUBSIDIARIES
                            (D/B/A ON SEMICONDUCTOR)

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                  (UNAUDITED)

(DOLLARS IN MILLIONS)

                                                                             ACCUMULATED
                                                                                OTHER
                            COMMON STOCK      COMMON     ADDITIONAL PAID    COMPREHENSIVE     ACCUMULATED
                              (SHARES)         STOCK       IN CAPITAL       INCOME (LOSS)       DEFICIT       TOTAL
                           ---------------   ---------   ---------------   ---------------   -------------   --------
Shares issued in
  connection with
  Recapitalization (See
  Note 2)................        100,000       $ --          $205.0                             $(485.0)     $(280.0)
2,049-for-1 stock split
  effected in the form of
  a stock dividend.......    204,900,000        2.1            (2.1)                                              --
Redeemable preferred
  stock dividends........                                                                          (4.2)        (4.2)
Comprehensive Income
  (Loss):
  Net income.............                                                                           2.5          2.5
  Foreign Currency
    Translation
    Adjustment...........                                                       $(3.2)                          (3.2)
                                                                                                             -------
    Comprehensive Income
      (Loss).............                                                                                       (0.7)
                                                                                                             -------
Balances at October 2,
                             -----------       ----          ------             -----           -------      -------
  1999...................    205,000,000       $2.1          $202.9             $(3.2)          $(486.7)     $(284.9)
                             ===========       ====          ======             =====           =======      =======

                See accompanying notes to financial statements.

                    SCG HOLDING CORPORATION AND SUBSIDIARIES
                            (D/B/A ON SEMICONDUCTOR)

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                               AUGUST 4,
                                                              1999 THROUGH
                                                               OCTOBER 2,
                                                                  1999
(DOLLARS IN MILLIONS)                                         ------------

Net cash used in operating activities.......................   $    (3.3)
                                                               ---------
Cash Flows from Investing Activities:
  Purchase of property, plant and equipment.................       (13.4)
                                                               ---------
    Net cash used in investing activities...................       (13.4)
                                                               ---------
Cash Flows from Financing Activities (See Note 2):
  Proceeds from issuance of common stock to Texas Pacific
    Group...................................................       187.5
  Proceeds from issuance of redeemable preferred stock to
    Texas Pacific Group.....................................       150.0
  Payment of transaction costs charged to accumulated
    deficit.................................................       (29.0)
  Proceeds from borrowings under senior credit facilities...       800.5
  Proceeds from issuance of senior subordinated notes.......       400.0
  Payment of debt issuance costs............................       (52.6)
  Repayment of joint venture debt...........................       (73.0)
  Net cash payments to Motorola in connection with
    Recapitalization........................................    (1,263.8)
                                                               ---------
    Net cash provided by financing activities...............       119.6
                                                               ---------
Net increase in cash and cash equivalents...................       102.9
Cash and cash equivalents, beginning of period..............          --
                                                               ---------
Cash and cash equivalents, end of period....................   $   102.9
                                                               =========
Supplemental schedule of noncash financing activities (See
  Note 2):
  Issuance of common stock to Motorola......................   $    17.5
  Issuance of redeemable preferred stock to Motorola........   $    59.0
  Issuance of junior subordinated note to Motorola..........   $    91.0

                See accompanying notes to financial statements.

                    SCG HOLDING CORPORATION AND SUBSIDIARIES
                            (D/B/A ON SEMICONDUCTOR)

                         NOTES TO FINANCIAL STATEMENTS

         ALL INFORMATION AS OF OCTOBER 2, 1999 AND FOR THE PERIOD FROM
                 AUGUST 4, 1999 TO OCTOBER 2, 1999 IS UNAUDITED

NOTE 1: BASIS OF PRESENTATION

    The accompanying consolidated financial statements as of October 2, 1999 and for the period from August 4, 1999 (the date of the Recapitalization described in Note 2) through October 2, 1999 include the accounts of SCG Holding Corporation and the majority-owned subsidiaries that it controls (collectively, the Company.) Investments in majority-owned subsidiaries that the Company does not control as well as investments in 50%-owned joint ventures are accounted for on the equity method.

    The accompanying financial information reflects all adjustments, consisting only of normal recurring adjustments, that are, in the opinion of management, necessary for a fair statement of the results for the interim period presented. Such financial information should be read in conjunction with the combined financial statements of the Semiconductor Components Group (SCG) of Motorola, Inc. (Motorola) for the year ended December 31, 1998.

    The Company utilizes a calendar year as its fiscal year. However, for quarterly reporting purposes, the Company's reporting periods end on the Saturday closest to the calendar quarter end. The results of operations for the period presented in the accompanying financial information are not necessarily indicative of the results to be expected for an entire fiscal year or for any future period.

NOTE 2: THE RECAPITALIZATION

    On August 4, 1999, SCG Holding Corporation was recapitalized and certain related transactions were effected (the Recapitalization) pursuant to an agreement among SCG Holding Corporation, its subsidiary, Semiconductor Components Industries, LLC, Motorola and affiliates of Texas Pacific Group. As a result of the Recapitalization, an affiliate of Texas Pacific Group holds approximately 91% and Motorola holds approximately 9% of the outstanding voting stock of SCG Holding Corporation. In addition, as part of these transactions, Texas Pacific Group received 1,500 shares and Motorola received 590 shares of the Company's mandatorily redeemable preferred stock with a liquidation value of $209 million plus accrued and unpaid dividends. Motorola also received $91 million of junior subordinated notes issued by Semiconductor Components Industries, LLC. Cash payments to Motorola in connection with the Recapitalization were financed through equity investments by affiliates of Texas Pacific Group totaling $337.5 million, borrowings totaling $740.5 million under the Company's $875 million senior secured bank loan facilities and the issuance of $400 million of 12% senior subordinated notes due August 2009. Because Texas Pacific Group acquired less than substantially all of the Company's common stock, the basis of the Company's assets and liabilities for financial accounting purposes was not impacted by the Recapitalization.

                    SCG HOLDING CORPORATION AND SUBSIDIARIES
                            (D/B/A ON SEMICONDUCTOR)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         ALL INFORMATION AS OF OCTOBER 2, 1999 AND FOR THE PERIOD FROM
                 AUGUST 4, 1999 TO OCTOBER 2, 1999 IS UNAUDITED

NOTE 3: LONG TERM DEBT

    Long term debt consists of the following (dollars in millions):

                                                                        BALANCE
                                                                           AT
                                                         INTEREST      OCTOBER 2,
                                             AMOUNT        RATE           1999
                                            --------   -------------   ----------
Senior Bank Facilities:
  Tranche A...............................   $200.0    LIBOR + 3.00%    $  125.5
  Tranche B...............................   $325.0    LIBOR + 3.50%       325.0
  Tranche C...............................   $350.0    LIBOR + 3.75%       350.0
  Revolving Facility......................   $375.0    LIBOR + 3.00%         0.0
                                                                        --------
                                                                           800.5
Senior Subordinated Notes due 2009                               12%       400.0
Junior Subordinated Note due 2011
  (including accrued interest of $1.5)....                       10%        92.5
                                                                        --------
                                                                        --------
  Total...................................                              $1,293.0
                                                                        ========

    Borrowings under Tranche A, B and C amortize within six, seven and eight years, respectively. The Tranche A facility includes a delayed-draw facility of $134.5 million of which $60.0 million had been borrowed as of October 2, 1999. The remaining $74.5 million of the delayed-draw facility will remain outstanding until February 4, 2000. The senior bank facilities as well as the senior subordinated notes contain various covenants and restrictions. Although no amounts are outstanding under the Company's revolving bank facility as of October 2, 1999, the amount available has been reduced by $14.7 million for letters of credit issued on behalf of the Company.

    The Company and one of its domestic subsidiaries (collectively the Issuers) issued the senior subordinated notes due 2009. The Company's other domestic subsidiaries (collectively the Guarantor Subsidiaries) have jointly and severally, irrevocably and unconditionally guaranteed the Issuers' obligations under the senior subordinated notes. The Guarantor Subsidiaries are holding companies whose net assets consist primarily of investments in the Company's foreign joint ventures in China, Malaysia and the Czech Republic as well as nominal equity interests in certain of the Company's foreign subsidiaries. The foreign joint ventures and foreign subsidiaries (collectively, the Non-Guarantor Subsidiaries) themselves are not guarantors of the senior subordinated notes.

                    SCG HOLDING CORPORATION AND SUBSIDIARIES
                            (D/B/A ON SEMICONDUCTOR)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         ALL INFORMATION AS OF OCTOBER 2, 1999 AND FOR THE PERIOD FROM
                 AUGUST 4, 1999 TO OCTOBER 2, 1999 IS UNAUDITED

NOTE 3: LONG TERM DEBT (CONTINUED)

    Condensed consolidating financial information for Issuers, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries as of October 2, 1999 and for the period from August 4, 1999 through October 2, 1999 is as follows:

                                                            GUARANTOR     NON-GUARANTOR
                                                ISSUERS    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS    TOTAL
                                                --------   ------------   -------------   ------------   --------
Revenues......................................  $  328.5                     $  9.7         $  (9.2)     $  329.0
                                                --------      -----          ------         -------      --------
Cost of sales.................................     242.7                        8.1            (9.2)        241.6
General and administrative....................      25.4                        0.2                          25.6
Other operating expenses......................      22.1                                                     22.1
                                                --------      -----          ------         -------      --------
  Total operating costs and expenses..........     290.2                        8.3            (9.2)        289.3
                                                --------      -----          ------         -------      --------
Operating income..............................      38.3                        1.4             0.0          39.7
Interest expense..............................      21.9                        0.7                          22.6
Equity earnings...............................       1.0        0.9                            (1.2)          0.7
                                                --------      -----          ------         -------      --------
Income before taxes and minority interests....      17.4        0.9             0.7            (1.2)         17.8
Provision for income taxes....................     (14.9)                                                   (14.9)
Minority interests............................                                                 (0.4)         (0.4)
                                                --------      -----          ------         -------      --------
  Net income..................................  $    2.5      $ 0.9          $  0.7         $  (1.6)     $    2.5
                                                ========      =====          ======         =======      ========

Receivables...................................  $  202.4                     $  5.7         $  (3.0)     $  205.1
Inventories...................................     202.7                        7.1                         209.8
Other current assets..........................     125.9                        9.3            (6.2)        129.0
                                                --------      -----          ------         -------      --------
  Total current assets........................     531.0                       22.1            (9.2)        543.9
Property, plant and equipment, net............     498.0                       55.4                         553.4
Deferred income taxes.........................     280.2                                                    280.2
Investments and other assets..................     170.2       45.2             1.9           (97.2)        120.1
                                                --------      -----          ------         -------      --------
  Total assets................................  $1,479.4      $45.2          $ 79.4         $(106.4)     $1,497.6
                                                ========      =====          ======         =======      ========
Accounts payable..............................  $   99.5                     $  4.4         $  (3.8)     $  100.1
Accrued expenses..............................     139.7                        4.8                         144.5
                                                --------      -----          ------         -------      --------
  Total current liabilities...................     239.2                        9.2            (3.8)        244.6
Long term debt and other......................   1,309.9                       51.4           (51.1)      1,310.2
                                                --------      -----          ------         -------      --------
  Total liabilities...........................   1,549.1                       60.6           (54.9)      1,554.8
                                                --------      -----          ------         -------      --------

Minority interests............................                                                 14.5          14.5
                                                --------      -----          ------         -------      --------

Redeemable preferred stock....................     213.2                                                    213.2
                                                --------      -----          ------         -------      --------
Stockholders' equity (deficit)................    (282.9)      45.2            18.8           (66.0)       (284.9)
                                                --------      -----          ------         -------      --------

Liabilities, minority interests, redeemable
  preferred stock and stockholders' equity
  (deficit)...................................  $1,479.4      $45.2          $ 79.4         $(106.4)     $1,497.6
                                                ========      =====          ======         =======      ========

                    SCG HOLDING CORPORATION AND SUBSIDIARIES
                            (D/B/A ON SEMICONDUCTOR)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         ALL INFORMATION AS OF OCTOBER 2, 1999 AND FOR THE PERIOD FROM
                 AUGUST 4, 1999 TO OCTOBER 2, 1999 IS UNAUDITED

NOTE 4: RESTRUCTURING AND OTHER CHARGES

    Subsequent to the Recapitalization, the Company incurred $6.4 million of one-time costs primarily relating to the worldwide launch of its new trade name, ON Semiconductor-TM-. Such costs have been separately identified as restructuring and other charges within operating costs and expenses in the accompanying consolidated statement of operations and comprehensive income
(loss).

    In June 1998, Motorola recorded a charge to cover restructuring costs related to the consolidation of manufacturing operations, the exit of non-strategic or poorly performing businesses and a reduction in worldwide employment by 20,000. Asset impairment and other charges were also recorded for the write-down of assets which became impaired as a result of current business conditions or business portfolio decisions. The Company's charges related to these actions were $189.8 million of which $53.9 million represented asset impairments charged directly against property, plant and equipment.

    As part of our recapitalization, Motorola agreed to retain, and subsequently release, approximately 900 employees whom the Semiconductor Components Group had planned to release as part of its restructuring program.

    At October 2, 1999, $13.6 million of related restructuring accruals remained outstanding. The following table summarizes movements in the restructuring accruals from August 4, 1999, the date of the Recapitalization, through October 2, 1999:

                                                AUGUST 4,              OCTOBER 2,
                                                  1999      PAYMENTS      1999
                                                ---------   --------   ----------
Consolidation of manufacturing operations.....    $ 9.4      $(0.7)      $ 8.7
Business exits................................      4.9         --         4.9
                                                  -----      -----       -----
                                                  $14.3      $(0.7)      $13.6
                                                  =====      =====       =====

    The Company's remaining accrual at October 2, 1999 for the consolidation of manufacturing operations represents the finalization of plant closings in the United States while the remaining accrual within the business exits category relates to the costs of exiting two unprofitable product lines. The Company expects to liquidate the remaining accruals via cash payments.

NOTE 5: CONTINGENCIES

    The Company is currently involved in a variety of legal matters that arose in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters will have a material adverse effect on our financial condition, results of operations or cash flows.

                    SCG HOLDING CORPORATION AND SUBSIDIARIES
                            (D/B/A ON SEMICONDUCTOR)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         ALL INFORMATION AS OF OCTOBER 2, 1999 AND FOR THE PERIOD FROM
                 AUGUST 4, 1999 TO OCTOBER 2, 1999 IS UNAUDITED

NOTE 6: SEGMENT INFORMATION

    The Company operates in one industry segment and is engaged in the design, development, manufacture and marketing of a wide variety of semiconductor products for the semiconductor industry and original equipment manufacturers. The Company operates in various geographic locations. Sales to unaffiliated customers have little correlation with the location of manufacture. It is, therefore, not meaningful to present operating profit by geographic location. The Company conducts a substantial portion of its operations outside of the United States and is subject to risks associated with non-U.S. operations, such as political risks, currency controls and fluctuations, tariffs, import controls and air transportation. Net product sales to unaffiliated customers by geographic location, including local sales and exports made by operations within each area, for the period from August 4, 1999 to October 2, 1999 approximated $154.3 million, $79.0 million, $56.9 million and $38.8 million in the Americas, Asia/Pacific, Europe and Japan, respectively.

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NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR
TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL ARE AN OFFER TO SELL OR TO BUY ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE ACCOMPANYING LETTER OF TRANSMITTAL ARE CURRENT ONLY AS OF THEIR RESPECTIVE DATES.

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                                     [LOGO]

THROUGH AND INCLUDING MAY 1, 2000 (THE 90TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                        ,

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